Exhibit 10.1

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of May 28, 2026

among

TRINSEO LUXCO S.À R.L.,

as Holdings and as Debtor and Debtor-in-Possession,

TRINSEO HOLDING S.À R.L.,

as the Lead Borrower and as a Debtor and Debtor-in-Possession,

TRINSEO MATERIALS FINANCE, INC.,

as the Co-Borrower and as a Debtor and Debtor-in-Possession,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,

as Debtors and Debtors-in-Possession

THE LENDERS PARTY HERETO FROM TIME TO TIME

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent and Collateral Agent

(i)

(ii)

(iii)

(iv)

SCHEDULES

Schedule 1.01A	--	Commitments
Schedule 1.01B	--	Existing Letters of Credit
Schedule 1.01D	--	Loan Parties
Schedule 1.01E	--	Existing Investments
Schedule 1.01F(a)	--	[Reserved]
Schedule 1.01F(b)	--	[Reserved]
Schedule 1.01G	--	Milestones
Schedule 2.14	--	[Reserved]
Schedule 4.01(b)	--	[Reserved]
Schedule 5.07	--	Ownership of Property
Schedule 5.08(a)	--	Environmental Matters
Schedule 5.11	--	Subsidiaries; Equity Interests
Schedule 6.18	--	Post-Closing Actions
Schedule 7.01(b)	--	Existing Liens
Schedule 7.03(b)	--	Existing Indebtedness
Schedule 7.08	--	Transactions with Affiliates
Schedule 7.09	--	Certain Contractual Obligations
Schedule 10.02	--	Notices and Other Communications

EXHIBITS

Form of

Exhibit A	--	Committed Loan Notice
Exhibit B	--	[Reserved]
Exhibit C-1	--	Term Note
Exhibit D	--	[Reserved]
Exhibit E	--	Assignment and Assumption
Exhibit F	--	Pledge and Security Agreement
Exhibit G	--	[Reserved]
Exhibit H	--	Guarantor Joinder

Annex I	Initial Budget

(v)

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT is entered into as of May 28, 2026, (as amended, supplemented and/or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), among TRINSEO HOLDING S.À R.L., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 130, Boulevard de la Pétrusse, L-2330 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (“RCS”) under number B 153582 (“Trinseo SARL” or the “Lead Borrower”), as a debtor and debtor-in possession in the Chapter 11 Cases (as defined below), TRINSEO LUXCO S.À R.L., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 130, Boulevard de la Pétrusse, L-2330 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B153577 (“Holdings”), as a debtor and debtor-in possession in the Chapter 11 Cases (as defined below), TRINSEO MATERIALS FINANCE, INC., a Delaware corporation, as a debtor and debtor-in possession in the Chapter 11 Cases (as defined below) (the “Co-Borrower”, together with the Lead Borrower, the “Borrowers” and each, a “Borrower”), the Guarantors party hereto from time to time, as a debtor and debtor-in possession in the Chapter 11 Cases (as defined below), the Lenders party hereto from time to time (collectively, the “Lenders” and individually, a “Lender”) and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent.

PRELIMINARY STATEMENTS

On May 26, 2026 (the “Petition Date”), Holdings and certain of its Affiliates, in their capacities as debtors and debtors in possession (Holdings and such Affiliates, each as set forth under the heading “OpCo Debtors” on Schedule 1.01D, collectively, the “OpCo Debtors”, and, each, an “OpCo Debtor”) filed voluntary petitions with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) initiating their respective jointly administered cases under Chapter 11 of the Bankruptcy Code (Case No. 26-90545) (collectively, the “Chapter 11 Cases”), and each OpCo Debtor has continued and is continuing in the possession of its assets and management of its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

The Borrowers have requested that Lenders provide the Borrowers with a senior secured super-priority priming term loan debtor-in-possession credit facility (the “DIP Facility”), consisting of (a) (i) New Money Commitments funded by the Lenders on the Closing Date and (ii) the New Money Commitments funded by the Lenders after the Closing Date in accordance with the terms and conditions of this Agreement and the DIP Orders, and (b) Prepetition Superpriority Secured Obligations that will be deemed “rolled up” as term loans hereunder at a ratio of two dollars of Roll-Up Term Loans for every one dollar of New Money Commitments funded by the Lenders, in each case, pursuant to the terms, and subject to the conditions set forth, in this Agreement and the DIP Orders.

The Lenders are willing to make term loans to the Borrowers, subject to the terms and conditions set forth in this Agreement and the DIP Orders; and

The Obligations of the Borrowers are guaranteed by the Guarantors and, secured by Liens on the Collateral, in each case, as set forth in, and subject to, the Loan Documents and the DIP Orders.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

(1)

Article I

Definitions and Accounting Terms

Section 1.01      Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore.

“Ad Hoc Group” means that certain ad hoc group of Prepetition Superpriority Lenders represented by Paul Hastings LLP and PJT Partners LP.

“Ad Hoc Group’s Advisors” means, collectively, (i) Paul Hastings, LLP, as counsel to the Ad Hoc Group, (ii) PJT Partners LP, as financial advisor to the Ad Hoc Group, in accordance with the terms of that certain fee letter effective as of April 20, 2026, and (iii) subject to prior written consent of the Lead Borrower (such consent not to be unreasonably withheld, conditioned or delayed), such other attorneys, financial advisors or professionals retained by or on behalf of the Ad Hoc Group (including the retention of any such professionals made by Paul Hastings).

“Adequate Protection Provisions” means the provisions in the Interim DIP Order or, once entered, in the Final DIP Order, granting adequate protection to the Prepetition OpCo Secured Parties and Prepetition Superpriority Secured Parties.

“Adjusted Term SOFR” means, the rate per annum equal to (a) Term SOFR for such calculation plus (b) solely with respect to the Roll-Up Term Loans, the Term SOFR Adjustment; provided that, in no event shall the Adjusted Term SOFR be less than the applicable Floor.

“Administrative Agent” means DBNY, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” has the meaning set forth in Section 11.19.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agent Fee Letter” means that certain fee letter, dated as of May 28, 2026, by and between the Borrowers and the Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Agents (if any).

“Aggregate Commitments” means the New Money Commitments of all the Lenders.

(2)

“Agreement” means this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Altuglas” means Altuglas LLC, a Delaware limited liability company.

“AML Laws” means the Bank Secrecy Act, as amended by the USA Patriot Act, and all laws, rules, and regulations of any jurisdiction in which any Loan Party or any Subsidiary is located or is doing business from time to time concerning or relating to anti-money laundering and ensuring that all sources of funding are lawful and identifiable.

“Annual Financial Statements” means the audited consolidated balance sheets and related statements of comprehensive income, shareholders’ equity and cash flows of Parent and its Subsidiaries for the fiscal years ended December 31, 2025.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption applicable to Holdings or its Subsidiaries by virtue of such Person being organized or operating in such jurisdiction.

“Applicable Margin” means a percentage per annum equal to:

(a) with respect to the New Money Term Loans maintained as: (i) Base Rate Loans, 8.00% and (ii) SOFR Rate Loans, 9.00%; and

(b) with respect to Roll-Up Term Loans (2026 Bridge) maintained as: (i) Base Rate Loans, 8.00% and (ii) SOFR Rate Loans, 9.00%; and

(c) with respect to Roll-Up Term Loans (Rev) maintained as: (i) Base Rate Loans, 1.25% and (ii) SOFR Rate Loans and Letter of Credit fees, 2.25%.

“Applicable Period” means, (i) with respect to any Variance Report Deadline occurring on a Variance Covenant Test Date, the two-week period consisting of the calendar week ending on the Sunday immediately preceding such Variance Report Deadline and (ii) otherwise, the calendar week immediately preceding such week, in each case, as set forth in the then-current Approved Budget.

“Appropriate Lender” means (a) at any time with respect to Loans of any Class, the Lenders of such Class, and (b) with respect to Letters of Credit, the relevant L/C Issuers.

“Approved Bank” has the meaning set forth in clause (c) of the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Aristech” means Aristech Surfaces LLC, a Kentucky limited liability company.

“Aristech and Altuglas IP” means any IP Rights necessary to operate the businesses of Aristech and Altuglas as set forth on Schedule 5.15 of the Prepetition Superpriority Credit Agreement.

“Aristech and Altuglas License Agreements” means (a) the Amended and Restated Technology License Agreement, dated January 1, 2022, entered into between Trinseo Europe, as licensor, and Altuglas, as licensee, with respect to the use of IP Rights that are necessary to operate the businesses of Altuglas, and (b) the Technology License Agreement, dated September 1, 2021, entered into between Trinseo Europe, as licensor, and Aristech, as licensee, with respect to the use of IP Rights that are necessary to operate the businesses of Aristech.

(3)

“ASIC” means the Australian Securities and Investments Commission.

“Assignees” has the meaning set forth in Section 10.07(b).

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.07), in the form of Exhibit E or any other form approved by the Administrative Agent and the Lead Borrower.

“Associate” means (i) any Person of which the Lead Borrower or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding voting Equity Interests and (ii) any joint venture entered into by the Lead Borrower or any Restricted Subsidiary of the Lead Borrower.

“Attorney Costs” means and includes all reasonable, documented fees, expenses and disbursements of any law firm or other external legal counsel required to be reimbursed by any Loan Party pursuant to the terms of any Loan Document.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auditors” means a firm of recognized international auditors.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by DBNY as its “prime rate” and (c) the applicable Benchmark Rate for an Interest Period of one month commencing on such day plus 1.00% per annum. The “prime rate” is a rate set by DBNY based upon various factors including DBNY costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark Rate” means Adjusted Term SOFR.

“Benchmark Rate Loan” means a Loan that bears interest at a rate based on the Benchmark Rate whether denominated in Dollars.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” has the meaning set forth in Section 1.03(c).

(4)

“Board of Directors” means, for any Person, the board of directors, the general partner or other governing body of such Person or, if such Person does not have such a board of directors, general partner or other governing body and is owned or managed by a single entity, the Board of Directors or board of managers (conseil de gérance) of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Lead Borrower.

“Borrower” has the meaning provided in the introductory paragraph hereof.

“Borrower Retained Prepayment Amounts” has the meaning set forth in Section 2.05(b)(vii).

“Borrowing” means a Term Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Luxembourg or the State where the Administrative Agent’s Office with respect to Loans denominated in Dollars is located.

“Calculation Date” shall mean (a) the first Business Day of each calendar month and (b) if an Event of Default has occurred and is continuing, any Business Day as determined by the Administrative Agent in its sole discretion.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Lead Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Lead Borrower and its Restricted Subsidiaries.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Captive Insurance Subsidiary” means any Subsidiary of the Lead Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Carve-Out” has the meaning assigned to such term in the Interim DIP Order (with respect to the period prior to the entry of the Final DIP Order) or the Final DIP Order (from and after the date on which the Final DIP Order is entered).

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a blocked account at DBNY (or another commercial bank selected in compliance with Section 9.09) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments:

(a)           (i) Dollars, Pounds Sterling, Canadian Dollars or Euros; or (ii) any other currency held by the Lead Borrower and its Restricted Subsidiaries from time to time in the ordinary course of business;

(5)

(b)           readily marketable obligations issued or directly and fully Guaranteed or insured by the United States or Canadian governments or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than 24 months from the date of acquisition;

(c)           certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances issued by any (i) Lender or (ii) (a) commercial bank or trust company bank that is organized under the Laws of the United States, any state thereof or the District of Columbia or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof or the District of Columbia and is a member of the Federal Reserve System, and (b) has combined capital and surplus in excess of $100,000,000 (any such Persons referenced in the foregoing clauses (i) and (ii) being an “Approved Bank”), in each case with maturities not exceeding 24 months from the date of acquisition thereof;

(d)           repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any Approved Bank;

(e)           commercial paper and variable or fixed rate notes rated at the time of acquisition thereof at least “A-2” (or the equivalent thereof by S&P) or “P-2” (or the equivalent thereof by Moody’s) or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization (if both of the two named rating agencies cease publishing ratings of investments) or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within 24 months after the date of acquisition thereof;

(f)            readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America, any province of Canada or any other foreign government or any political subdivision or taxing authority thereof, in each case, having an investment grade rating from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than 24 months from the date of acquisition;

(g)           bills of exchange issued in the United States or Canada eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(h)           Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA– (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i)            for purposes of Section 7.05(f), the marketable securities portfolio owned by the Lead Borrower and its Subsidiaries on the Closing Date;

(j)            Investments, classified in accordance with GAAP as current assets, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $100,000,000, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (a) through (h) of this definition;

(k)           instruments equivalent to those referred to in clauses (a) through (h) above and clause (j) above denominated in Euros or any other currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(6)

(l)            any interest in any investment funds investing at least 90% of their assets in instruments of the type specified in clauses (a) through (h) above and clauses (j) and (k) above.

“Cash Management Obligations” means obligations owed by the Lead Borrower or any Restricted Subsidiary to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Cash Management Practices” means (a) the ordinary course cash management practices of the Lead Borrower and its Subsidiaries as in effect prior to the Closing Date, including with respect to the ordinary course cash management practices related to the funding, sweeping or transferring of cash in accordance with that certain Amended and Restated Cash Pooling Agreement, dated as of May 22, 2023 and effective as of December 31, 2022 and (b) capital contributions made by or to the Lead Borrower and its Subsidiaries to satisfy minimum capitalization or solvency requirements under local law; provided that such contribution must be made for legitimate business purposes and not made for the purposes of adversely affecting the credit position of the Lenders.

“Casualty Event” means any event that gives rise to the receipt by the Lead Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Chapter 11 Plan” means any plan of reorganization or liquidation (as the case may be).

“Chapter 11 Plan Effective Date” means, with respect to any Chapter 11 Plan, the effective date of such Chapter 11 Plan, which has been confirmed by an order entered by the Bankruptcy Court.

“Class” (a) when used with respect to Commitments or Loans, refers to those of such Commitments or Loans that have the same terms and conditions (without regard to differences in the Type of Loan, Interest Period, upfront fees, OID or similar fees paid or payable in connection with such Commitments or Loan, or differences in tax treatment (e.g. “fungibility”)); provided that such Commitments or Loans may be designated in writing by the Lead Borrower and Lenders holding such Commitments or Loans as a separate Class from other Commitments or Loans that have the same terms and conditions and (ii) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class.

“Closing Date” means May 28, 2026.

“Closing Date Guarantors” means Holdings and each Subsidiary of Holdings (other than the Borrowers) listed on Schedule 1.01D that is party to this Agreement on the Closing Date.

“Co-Borrower” has the meaning provided in the introductory paragraph hereof.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations related thereto.

“Collateral” means the “Collateral” as defined in the Pledge and Security Agreement, the “OpCo DIP Collateral” as defined in the DIP Orders, and all the “Collateral” or “Pledged Assets” as defined in any other Collateral Document and any other assets pledged pursuant to any Collateral Document and the DIP Orders provided that in no event shall any Excluded Asset constitute Collateral.

“Collateral Agent” means DBNY, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(7)

(a)           on the Closing Date, the Administrative Agent shall have received each Collateral Document to the extent required to be delivered on the Closing Date pursuant to Section 4.01, subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party thereto; and

(b)           after the Closing Date, each Subsidiary of Parent listed on Schedule 1.01D (other than any Excluded Subsidiary) shall become a Guarantor and signatory to this Agreement pursuant to a Guarantor Joinder in accordance with Section 6.11 or 6.18 and a party to the respective Collateral Documents in accordance with Section 6.11 or 6.18.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(i)            The foregoing definition shall not require and the Loan Documents shall not contain any requirements as to the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to, Excluded Assets;

(ii)           [reserved]; and

(iii)          Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the DIP Orders, each of the local law security and pledge agreements entered into by Foreign Guarantors from time to time, collateral assignments, security agreement, pledge agreements, or other similar agreements delivered to the Administrative Agent pursuant to Sections 4.01, 6.11 or 6.14, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent and/or the Collateral Agent (as relevant), in each case for the benefit of the Secured Parties.

“Commitment” means, with respect to each Lender, such Lender’s New Money Commitments and L/C Commitment.

“Commitment Letter” means that certain Commitment Letter – OpCo Debtor-in-Possession Facility, dated as of May 13, 2026, by and among Holdings, the Borrowers and the Commitment Parties (as defined therein) party thereto, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans denominated in Dollars from one Type to the other, or (c) a continuation of Benchmark Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Conforming Changes” means with respect to the use or administration of Term SOFR, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of Term SOFR and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of Term SOFR exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

(8)

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“DBNY” means Deutsche Bank AG New York Branch, in its individual capacity, and any successor thereto by merger, consolidation or otherwise.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, winding up, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning set forth in Section 2.05(b)(vii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin, if any, applicable to Base Rate Loans plus (c) 2.00% per annum; provided that, with respect to a Benchmark Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.20(b), any Lender that, as reasonably determined by the Administrative Agent (a) has refused (which refusal may be given verbally or in writing and has not been retracted) or failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of L/C Obligations, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, (b) has notified the Lead Borrower or Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Lead Borrower), or (d) has, or has a direct or indirect parent company that has, after the date of this Agreement, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) become the subject of a Bail-In Action or (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon delivery of written notice of such determination to the Lead Borrower, L/C Issuer and each Lender.

(9)

“Delayed Draw New Money Closing Date” means the date of any Borrowing of Delayed Draw New Money Term Loans in accordance with Sections 2.01(a) and 4.03.

“Delayed Draw New Money Term Loans” has the meaning set forth in Section 2.01(a).

“Designated Lenders” means, collectively, (a) certain funds and accounts managed by Angelo, Gordon & Co. or one or more entities owned by such funds or accounts, (b) certain funds or accounts managed by Oaktree Capital Management, L.P. or one or more entities owned by such funds or accounts and (c) certain funds or accounts managed by Apollo Capital Management, L.P. or one or more entities owned by such funds or accounts.

“Designated Real Property” means any real property owned or leased by any Loan Party as of the Closing Date that is located in the Federal Republic of Germany or Switzerland.

“DIP Orders” means, collectively, the Interim DIP Order and the Final Order and separately, the Interim DIP Order or the Final DIP Order, as the context requires.

“DIP Superpriority Claims” means the superpriority administrative expense claims under section 364(c) of the Bankruptcy Code against each of the OpCo Debtors, on a joint and several basis, which claims, subject to the Carve-Out, shall have priority over any and all other administrative expense claims against the OpCo Debtors and their estates, now existing or hereafter arising, including, without limitation, administrative expenses of the kind specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 552(b), 726, 1113 and 1114 of the Bankruptcy Code or otherwise, with recourse against all Collateral.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the issuance of Equity Interests by Holdings shall not constitute a Disposition by Holdings.

“Disbursements Variance” has the meaning set forth in Section 6.22(ii).

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests or solely at the direction of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Lead Borrower (or any Parent) or any of its Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Lead Borrower or if its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

(10)

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time:

(a)           with respect to any Loan denominated in Dollars, the principal amount thereof then outstanding (or in which such participation is held);

(b)           with respect to any Loan denominated in Euros, the Dollar Equivalent of the principal amount thereof then outstanding in Euros; and

(c)           with respect to any L/C Obligation (or any risk participation therein), (A) if denominated in Dollars, the amount thereof and (B) if denominated in an Alternative Currency, the Dollar Equivalent of the amount thereof.

“Dollar Equivalent” means, on any date of determination, with respect to any amount in a currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.12 using the Exchange Rate with respect to such currency at the time in effect in accordance with the provisions of Section 1.12.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” has the meaning set forth in Section 10.07(a).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law, including common law, relating to the prevention of pollution or the protection of the environment and natural resources, or to the protection of human health and safety as it relates to the environment.

(11)

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) violation of any Environmental Law or any Environmental Permit, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required by any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party or any Restricted Subsidiary within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan, the insolvency under Title IV of ERISA of any Multiemployer Plan, or the receipt of any Loan Party, Restricted Subsidiary or any ERISA Affiliate, of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (d) the filing of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the failure to make a required contribution to any Pension Plan that would result in the imposition of a lien or other encumbrance on a Loan Party or Restricted Subsidiary or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA by a Loan Party or Restricted Subsidiary, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived, the failure to satisfy the minimum funding standard of Section 412 of the Code, whether or not waived, or a determination that any Pension Plan is, or is reasonably expected to be, in at-risk status under Title IV of ERISA; (g) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to a Pension Plan which could reasonably be expected to result in liability to a Loan Party or any Restricted Subsidiary; or (h) the incurring of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euros” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning specified in Section 8.01.

(12)

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” shall mean on any day, for purposes of determining the Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars as set forth at approximately 11:00 a.m., London time, on such day on the Reuters ECB page 37 for such currency. In the event that such rate does not appear on the Reuters ECB page 37, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Lead Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. in such market on such date for the purchase of Dollars for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Asset” means (i) any security deposits in respect of non-residential real property leases of the Loan Parties, (ii) governmental licenses or state or local franchises, charters and authorizations and any other property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under applicable laws (including, without limitation, rules and regulations of any governmental authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than (A) to the extent such limitation is rendered ineffective under the UCC, other applicable law, including the Bankruptcy Code, or the DIP Order, notwithstanding such limitation, (B) with respect to any OpCo Debtor, to the extent such limitation is rendered ineffective as a result of the commencement of the Chapter 11 Cases or pursuant to the DIP Order notwithstanding such limitation, and (C) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC, other applicable law, including the Bankruptcy Code, or the DIP Order, notwithstanding such limitation, (iii) any particular asset or right under contract, if the pledge thereof or the security interest therein is prohibited or restricted by applicable law, rule or regulation (including any requirement thereunder to obtain the consent of any governmental or regulatory authority), or third party (i.e., other than Parent, the Borrowers or any of their respective Subsidiaries), so long as any agreement with such third party that provides for such prohibition or restriction was not entered into in contemplation of the acquisition of such assets or entering into of such contract or for the purpose of creating such prohibition or restriction, other than (A) to the extent such prohibition or restriction is rendered ineffective under the UCC, other applicable law, including the Bankruptcy Code, or the DIP Order, notwithstanding such prohibition or restriction and (B) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC, other applicable law, including the Bankruptcy Code, or the DIP Order, notwithstanding such prohibition or restriction, (iv) (A) margin stock, (B) [reserved], and (C) Equity Interests in any non-wholly owned Restricted Subsidiaries and any entities which do not constitute Subsidiaries, other than to the extent such prohibition or restriction is rendered ineffective under the UCC or, other applicable law, including the Bankruptcy Code, or the DIP Order but only to the extent that (x) the organizational documents or other agreements with other equity holders of such non-wholly owned Restricted Subsidiary or other entity do not permit or restrict the pledge of such Equity Interests (to the extent such restriction exists on the Closing Date or on the date of acquisition of such non-wholly owned Restricted Subsidiary or the Equity Interests in such entity so long as such restriction was not entered into in contemplation of the acquisition of such Equity Interests), or (y) the pledge of such Equity Interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other adverse consequence to any of the Loan Parties or such non-wholly owned Restricted Subsidiary or other entity, (v) any lease, license or agreement or any property subject to a purchase money security interest, capital lease obligations or similar arrangement, in each case, to the extent the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than Parent, any Loan Party or any Subsidiary of a Loan Party), other than (A) to the extent such provision is rendered ineffective under the UCC, other applicable law, including the Bankruptcy Code, or the DIP Order, notwithstanding such provision, (B) with respect to any OpCo Debtor, to the extent such provision is rendered ineffective as a result of the commencement of the Chapter 11 Cases or pursuant to the DIP Order notwithstanding such provision, and (C) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC, other applicable law, including the Bankruptcy Code, or the DIP Order, notwithstanding such provisions, (vi) any property or assets for which the creation or perfection of pledges of, or security interests in such property or assets pursuant to the Loan Documents would result in material adverse tax consequences to the Parent, the Lead Borrower or any of their Subsidiaries, as reasonably determined by the Lead Borrower and the Required Lenders, (vii) [reserved], (viii) any funds held in (A) the Reserve Account (as defined in the DIP Orders) or (B) the Adequate Assurance Account (as defined in the DIP Orders) (the accounts in subclauses (A) and (B), collectively, the “Excluded Accounts”); provided that any reversionary interests in any funds held in the Excluded Accounts shall constitute Collateral, (ix) for any Loan Party that is not an OpCo Debtor, all assets of such Loan Party that would not constitute “Collateral” as defined in the Prepetition OpCo Loan Documents, (x) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (xi) assets in circumstances where the cost, consequences or burden of obtaining a security interest in such assets, including, without limitation, the cost of title insurance, surveys or flood insurance (if necessary) would outweigh the practical benefit to the Lenders afforded thereby as reasonably determined by the Lead Borrower and the Required Lenders, (xii) any particular assets if it would result in a significant risk to the officers of the relevant grantor of Collateral of contravention with their fiduciary duties and/or of civil or criminal liability (unless there is customary limitation language agreed between the Lead Borrower and the Administrative Agent) for, inter alia, (x) the Swedish Guarantors or the (y) the Finnish Guarantors, and (xiii) the Securitization Assets, including, for the avoidance of doubt, any bank accounts pledged pursuant to a Permitted Securitization; provided, that all proceeds and products of Excluded Assets shall not constitute Excluded Assets and shall constitute Collateral unless such proceeds are specifically excluded as one of the foregoing items.

(13)

“Excluded Subsidiary” means any Subsidiary where the Required Lenders and the Lead Borrower agree that the cost of obtaining a Guarantee by such Subsidiary would be excessive in light of the practical benefit to the Lenders afforded thereby.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

(14)

“Excluded Taxes” has the meaning set forth in Section 3.01(a).

“Existing Letters of Credit” means any letters of credit outstanding on the Closing Date and described on Schedule 1.01B.

“Facility” means a given Class of Term Loans, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, and any agreement pursuant to the implementation of the above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority in the United States, including the Agreement between the Government of the United States of America and the Government of the Grand Duchy of Luxembourg to Improve International Tax Compliance and with respect to The United States information reporting provisions commonly known as the Foreign Account Tax Compliance Act, and any rules, regulations or guidance enacted thereunder or official interpretations thereof.

“fair market value” means (a) except as otherwise provided in clause (b) below, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Lead Borrower in good faith and (b) with respect to Securitization Assets, the current value that would be attributed to such Securitization Assets by an independent and unaffiliated third party purchasing the Securitization Assets in an arms-length sale transaction, as determined in good faith by the board of managers (conseil de gérance) of the Lead Borrower.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to DBNY on such day on such transactions as determined by the Administrative Agent and (c) if such rate per annum as otherwise determined in accordance with the provisions above is less than zero, then the Federal Funds Rate shall be deemed to be zero.

“Final DIP Order” means an order of the Bankruptcy Court in the Chapter 11 Cases, which order (a) shall be in form and substance, and on terms and conditions, reasonably satisfactory to the Loan Parties, Required Lenders and, with respect to those provisions thereof that affect the rights, obligations, liabilities and duties of the Administrative Agent, to the Administrative Agent, and (b) shall, subject to the foregoing, authorize and approve, on a final basis, among other matters, (i) the Loan Parties’ entry into the Loan Documents, (ii) the making of the Loans, (iii) the granting of the DIP Superpriority Claims against the OpCo Debtors and the granting of Liens on the Collateral in accordance with the Loan Documents, (iv) the use of OpCo Cash Collateral (as defined in the Final DIP Order), and (v) the granting of adequate protection to the Prepetition OpCo Secured Parties.

“Final Roll-Up Term Loans” has the meaning set forth in Section 2.01(b).

“Finnish Collateral” has the meaning set forth in Section 1.16.

“Finnish Companies Act” has the meaning set forth in Section 11.20.

(15)

“Finnish Party” has the meaning set forth in Section 1.16.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Day Orders” shall mean all material orders entered by the Bankruptcy Court pursuant to motions filed on or about the Petition Date by the Debtors. The First Day Orders must be reasonably acceptable to the Required Lenders.

“Flood Laws” means collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means (i) with respect to the Term Loans, a rate of interest equal to 3.00% and (ii) with respect to the Roll-Up Loan (Rev), a rate of interest equal to 0.00%.

“Foreign Pension Plan” means any occupational pension plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to or maintained outside the United States on a voluntary basis by any Loan Party (other than a Luxembourg Loan Party) or any Restricted Subsidiary, as a single employer or as part of a group of employers, primarily for the benefit of employees of any Loan Party or any Restricted Subsidiary residing outside the United States, which plan, fund or other similar program provides, retirement income, and which plan is not subject to ERISA or the Code.

“Foreign Guarantors” means each Guarantor that is not a Domestic Loan Party.

“Foreign Loan Party” means any Loan Party that is not a Domestic Loan Party.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Four Party Intercreditor Agreement”means that certain Intercreditor Agreement, dated as of the January 17, 2025, by and among (i) Deutsche Bank AG New York Branch, as the administrative agent and collateral agent for the lenders under the Prepetition Superpriority Revolving Credit Agreement, (ii) Deutsche Bank AG New York Branch, as administrative agent and collateral agent for the lenders under the Prepetition OpCo Credit Agreement, (ii) Alter Domus (US) LLC, as collateral agent under the Prepetition Super Holdco Credit Agreement, as amended, amended and restated, modified or supplemented from time to time, and (iv) Alter Domus (US) LLC, as collateral agent under the Prepetition Second Lien Notes Indenture, as amended, amended and restated, modified or supplemented from time to time.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share or other applicable share provided under this Agreement of the Outstanding Amount of L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Lead Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

(16)

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Lead Borrower notifies the Administrative Agent that the Lead Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“German Guarantor” means a Guarantor incorporated under the laws of Germany as a GmbH.

“German Insolvency Event” means (i) that an entity organized in the Federal Republic of Germany is unable to pay its debts as they fall due within the meaning of Section 17 (“Zahlungsunfähigkeit”) of the German Insolvency Code (Insolvenzordnung), or (ii) an entity organized in the Federal Republic of Germany is overindebted within the meaning of Section 19 (“Überschuldung”) of the German Insolvency Code (Insolvenzordnung). In addition, “German Insolvency Event” will include, for any German Loan Party, a petition for insolvency proceedings in respect of the assets (Antrag auf Eröffnung eines Insolvenzverfahrens) of the respective German Loan Party is filed and has not been rejected on the grounds of inadmissibility, unless such filing is frivolous or without any merit.

“German Loan Party” means any Loan Party organized under German Law.

“German Security” has the meaning set forth in Section 9.01(d).

“GmbH” means a German limited liability company (Gesellschaft mit beschränkter Haftung).

“GmbHG” means the German Limited Liabilities Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).

“Governmental Authority” means any nation or government, the European Union, any state, provincial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (and shall include the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(j).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business or consistent with past practice, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

(17)

“Guaranteed Obligations” has the meaning specified in Section 11.01.

“Guarantor Joinder” means a joinder agreement substantially in the form of Exhibit H hereto.

“Guarantors” means each Closing Date Guarantor, those Subsidiaries of Holdings that have issued a Guarantee after the Closing Date pursuant to Section 6.18 and those Subsidiaries that have issued a Guarantee of the Obligations after the Closing Date pursuant to Section 6.11.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, wastes or any other substances, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, electromagnetic radio frequency or microwave emissions, that are listed, classified or regulated as hazardous or toxic, or any similar term, pursuant to any Environmental Law.

“Holdco” means Holdings and any Intermediate Holding Company.

“Holdings” has the meaning set forth in the introductory paragraph to this Agreement.

“Hong Kong” means Hong Kong Special Administrative Region of the People's Republic of China.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid within thirty (30) days after becoming due and payable and (iii) liabilities accrued in the ordinary course);

(18)

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness;

(g)           all obligations of such Person in respect of Disqualified Equity Interests to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

(h)           to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall, in the case of the Lead Borrower and its Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” has the meaning set forth in Section 3.01(a).

“Indemnitees” has the meaning set forth in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Lead Borrower, qualified to perform the task for which it has been engaged and that is independent of the Lead Borrower and its Affiliates.

“Information” has the meaning set forth in Section 10.08.

“Initial Budget” means the budget attached to the Interim DIP Order as Annex I.

“Initial New Money Term Loans” has the meaning set forth in Section 2.01(a).

“Insolvency Regulation” means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) as amended by Regulation (EU) 2021/2260 of the European Parliament and of the Council of 15 December 2021.

“Interest Payment Date” means, (a) as to any Benchmark Rate Loan, the last day of each Interest Period applicable to such Loan, any day on which such Loan is converted into a Base Rate Loan, any day on which payment of principal in respect of such Benchmark Rate Loan is made (whether as optional or mandatory prepayment or as repayment) and the Maturity Date (whether by acceleration or otherwise) of the Facility under which such Loan was made; and (b) as to any Base Rate Loan, the last Business Day of each month, any day on which payment of principal in respect of such Base Rate Loan is made (whether as optional or mandatory prepayment or as repayment) and the Maturity Date (whether by acceleration or otherwise) of the Facility under which such Loan was made.

(19)

“Interest Period” means, as to each Benchmark Rate Loan, the period commencing on the date such Benchmark Rate Loan is disbursed or converted to or continued as a Benchmark Rate Loan and ending on the date one (1) month thereafter or, to the extent agreed by each Lender of such Benchmark Rate Loan or twelve (12) months thereafter, as selected by the Lead Borrower in its Committed Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)           no Interest Period shall extend beyond the Maturity Date; and

(d)           at the election of the Lead Borrower, the initial Interest Period for any Delayed Draw New Money Term Loan may be shorter than a month (a “Stub Period”) so that such Interest Period ends on the last day of the then-current Interest Period applicable to the outstanding Initial New Money Term Loans, and thereafter such Delayed Draw New Money Term Loans shall have Interest Periods that are coterminous with the Interest Periods applicable to the Initial New Money Term Loans.

“Interim DIP Order” means an order of the Bankruptcy Court in the Chapter 11 Cases, which order (a) shall be in form and substance, and on terms and conditions, reasonably satisfactory to the Loan Parties, Required Lenders and, with respect to those provisions thereof that affect the rights, obligations, liabilities and duties of the Administrative Agent, to the Administrative Agent, and (b) shall, subject to the foregoing, authorize and approve, on an interim basis, among other matters, (i) the Loan Parties’ entry into the Loan Documents, (ii) the making of the Loans, (iii) the granting of the DIP Superpriority Claims against the OpCo Debtors and the granting of Liens on the Collateral in accordance with the Loan Documents, (iv) the use of Super Holdco Cash Collateral (as defined in the Interim DIP Order), and (v) the granting of adequate protection to the Prepetition OpCo Secured Parties.

“Interim Roll-Up Term Loans” has the meaning set forth in Section 2.01(b).

“Intermediate Holding Company” means any wholly-owned Subsidiary of Holdings that (a) does not own assets other than issued and outstanding Equity Interests of the Lead Borrower or a parent (other than Parent) and (b) is a Guarantor.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP (but excluding, in the case of the Lead Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business); provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment. If the Lead Borrower or any Restricted Subsidiary issues, sells or otherwise disposes of any Equity Interests of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Lead Borrower or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

(20)

The amount of any Investment outstanding at any time shall be the original cost of such Investment (with the fair market value of such Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value) as reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount (including in respect of dispositions) received in cash or Cash Equivalents by a Lead Borrower or a Restricted Subsidiary in respect of such Investment; provided that the aggregate amount of such dividend, distribution, interest payment, return of capital, repayment or other amount shall not exceed the original amount of such Investment.

“Investment Grade Securities” means:

(a)           securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)           debt securities or debt instruments with a rating of “A–” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Lead Borrower and its Subsidiaries; and

(c)           investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) above, which fund may also hold cash and Cash Equivalents pending investment or distribution.

“IP Rights” has the meaning set forth in Section 5.15.

“Irish Guarantor” has the meaning set forth in Section 11.13.

“Irish Mobility Regulations” means the European Union (Cross-Border Conversions, Mergers and Divisions) Regulations 2023 (as amended).

“Irish Subsidiary” means any subsidiary of the Lead Borrower incorporated under the laws of Ireland.

“Irish Transaction Security” means the security and Liens created or expressed to be created under any Collateral Documents governed by Irish law.

“Junior Financing” has the meaning set forth in Section 7.13(a). For the avoidance of doubt, the Prepetition Senior Notes shall not constitute a Junior Financing.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Latest Maturity Date” means, at any date of determination and with respect to the specified Loans or Commitments (or in the absence of any such specification, all outstanding Loans and Commitments hereunder), the latest Maturity Date applicable to any such Loans or Commitments hereunder at such time.

(21)

“Laws” means, collectively, all international, foreign, federal, state, regional, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each L/C Lender, such Lender’s funding of its reimbursement of any drawn Letter of Credit in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or otherwise reimbursed in accordance with Section 2.03(c).

“L/C Commitment” shall mean the amount in U.S. Dollars set opposite each Lender’s name under the heading “L/C Commitment” in Schedule 1.01A or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed or reduced from time to time pursuant to the terms hereof. The aggregate amount of the L/C Commitments on the Closing Date is $34,129,086.23.

“L/C Lender” means any Lender who has an L/C Commitment or is deemed to hold a Roll-Up Loan (Rev) pursuant to Section 2.03.

“L/C Issuer” means DBNY.

“L/C Obligations” means as at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate undrawn amount of all Letters of Credit denominated in Alternative Currencies outstanding at such time, and (c) the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings.

“Lead Borrower” has the meaning provided in the introductory paragraph hereof.

“Letters of Credit” means any letter of credit issued hereunder, including the Existing Letters of Credit, and any extensions, renewals or replacements thereof.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lending Office” means, as to any Lender, such office or offices as such Lender may from time to time notify the Lead Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, as of any date of determination, the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties.

“Liquidity Report Deadline” has the meaning set forth in Section 6.20.

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Term Loan.

(22)

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Agent Fee Letter, (e) any other document or instrument designated by the Lead Borrower and the Administrative Agent as a “Loan Document” and (f) any other amendment or joinder to this Agreement.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“LuxCo Finance” means Trinseo LuxCo Finance SPV S.à r.l., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 130, Boulevard de la Pétrusse, L-2330 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B279526

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Guarantor” means a Guarantor incorporated in Luxembourg or having its centre of main interests (as this term is used in Article 3(1) of the Insolvency Regulation) in Luxembourg; provided that for purposes of Section 11.12, it shall mean any Guarantor incorporated in Luxembourg that is a Subsidiary of the Lead Borrower.

“Luxembourg Insolvency Event” means, in relation to any entity incorporated and located in Luxembourg or any of its assets, any corporate action, legal proceedings or other procedure or step in relation to bankruptcy (faillite), insolvency, liquidation, administrative dissolution without liquidation (dissolution administrative sans liquidation), moratorium or reprieve from payment (sursis de paiement), fraudulent conveyance (actio pauliana), general settlement with creditors, out-of-court mutual agreement (réorganisation extra-judiciaire par accord amiable), judicial reorganisation (réorganisation judiciaire), judicial reorganisation in the form of a stay to enter into a mutual agreement (réorganisation par sursis accord amiable), judicial reorganisation by collective agreement (réorganisation judiciaire par accord collectif), judicial reorganisation by transfer of assets or activities (réorganisation judiciaire par transfert sous autorité de justice), conciliation (conciliation) or protective measures (mesures en vue de préserver les entreprises), reorganization or similar laws affecting the rights of creditors generally.

“Luxembourg Insolvency Register” means the Luxembourg Insolvency Register (Registre de l’insolvabilité) held and maintained by the RCS.

“Luxembourg Loan Party” means a Loan Party incorporated in Luxembourg or having its centre of main interests (as this term is used in Article 3(1) of the Insolvency Regulation) in Luxembourg.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Holdco, the Borrowers or any Restricted Subsidiary:

(a)           (a) in respect of travel, entertainment or moving-related expenses or other similar expenses or payroll advances incurred in the ordinary course of business or consistent with past practice or (b) for purposes of funding any such person’s purchase of Equity Interests (or similar obligations) of the Holdcos (or any Parent) or any Restricted Subsidiary of the Lead Borrower;

(b)           in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility or office; or

(c)           not exceeding $1,000,000 in the aggregate outstanding at any time.

“Management Stockholders” means the members of management of any Holdco (or any Parent), the Lead Borrower or any Restricted Subsidiary who are investors in Holdings or any Parent.

(23)

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the FRB.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Lead Borrower and its Restricted Subsidiaries, taken as a whole; (b) material adverse effect on the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under any Loan Document to which the Lead Borrower or any of the Loan Parties is a party; or (c) material adverse effect on the rights and remedies available to the Lenders or the Collateral Agent under any Loan Document or on the ability of the Loan Parties, taken as a whole, to perform their payment obligations to the Lenders, in each case, under the Loan Documents, in each case, other than the commencement of the Chapter 11 Cases, the events that lead to the commencement of the Chapter 11 Cases, events that customarily and reasonably result from the commencement of the Chapter 11 Cases and the consummation of the transactions contemplated by the First Day Orders and the Restructuring Support Agreement.

“Maturity Date” means the earliest to occur of (a) May 28, 2027, (b) 11:59 p.m. New York City Time on the date that is four (4) calendar days after the Petition Date if the Interim DIP Order, in form and substance acceptable in all respects to the Required Lenders, has not been entered by the Bankruptcy Court prior to such date and time, (c) 11:59 p.m. New York City Time on the date that is thirty-five (35) calendar days after the Petition Date (or if such thirty-fifth day is not a Business Day, the first succeeding Business Day thereafter), if the Final DIP Order, in form and substance acceptable in all respects to the Required Lenders, has not been entered by the Bankruptcy Court prior to such date and time, (d) Chapter 11 Plan Effective Date, (e) dismissal of any of the Chapter 11 Cases or conversion of any of the Chapter 11 Cases into a case under Chapter 7 of the Bankruptcy Code without the prior written consent of the Required Lenders, (f) the acceleration of the outstanding Term Loans and the termination of the commitments of each Lender to make Term Loans under the this Agreement, in each case, pursuant to Section 8.02, and (g) the closing of a sale of all or substantially all assets or equity of the Loan Parties (other than to another Loan Party).

“Maximum Rate” has the meaning specified in Section 10.10.

“Maximum Securitization Facility Size” means, at any time, with respect to a Permitted Securitization, the aggregate amount of the revolving commitments (or equivalent commitments) that the lenders or purchasers under such Permitted Securitization are committed to fund (whether or not any conditions to funding have been satisfied) for the maximum possible amount of funding committed to be provided under such Permitted Securitization by such lenders or purchasers.

“MNPI” means, with respect to any Person, information and documentation that is (a) (x) not publicly available if such Person and its Subsidiaries are public reporting companies or (y) of a type that would not be publicly available (and could not be derived from publicly available information) if such Person and its Subsidiaries were public reporting companies and (b) material with respect to such Person, its Subsidiaries or the respective securities of such Person and its Subsidiaries for purposes of United States Federal and state securities laws, in each case, assuming such laws were applicable to such Person and its Subsidiaries.

“Milestones” has the meaning set forth in Schedule 1.01B.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

(24)

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Assets” means net assets of the relevant German Guarantor calculated (on the date on which the relevant German Guarantor becomes a party to this Agreement) in accordance with the principle of orderly bookkeeping (Grundsätze ordnungsmäßiger Buchführung) applying the same accounting principles (Bilanzierungsgrundsätze) which have been consistently applied by the relevant German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss) (Section 42 GmbHG, Sections 242, 264 German Commercial Code (Handelsgesetzbuch)) in the previous years, save that the following balance sheet items shall be adjusted as follows: (i) as far as the registered share capital was not paid in full, the amount not paid in shall be deducted from the amount of the registered share capital of that German Guarantor; (ii) loans provided to the relevant German Guarantor by a member of the Group shall be disregarded, if and to the extent that such loans were subordinated pursuant to Section 39 paragraph 1 Nr. 5 or Section 39 paragraph 2 of the German Insolvency Code (Insolvenzordnung) (or would be subordinated in case of insolvency) and (iii) financial liabilities incurred by that German Guarantor in breach of the Loan Documents shall not be taken into account as liabilities.

“Net Proceeds” means:

(a)           100% of the cash proceeds actually received by the Lead Borrower or any of its Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations (including without limitation principal amount, premium or penalty, if any, interest and other amounts) (other than pursuant to the Loan Documents), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (ii)) attributable to minority interests and not available for distribution to or for the account of the Lead Borrower or a wholly owned Restricted Subsidiary as a result thereof, (iii) taxes paid or reasonably estimated to be payable as a result thereof, and (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Lead Borrower or any of its Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction);

(b)           100% of the cash proceeds actually received from the incurrence, issuance or sale by the Lead Borrower or any of the Restricted Subsidiaries of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts and attorneys fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale; and

(c)           100% of the cash proceeds actually received from the issuance or sale of Equity Interests in Holdings or the Lead Borrower, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts attorneys fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

(25)

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Lead Borrower shall be disregarded.

“New Money Commitments” shall mean the amount in U.S. Dollars set opposite each Lender’s name under the heading “New Money Commitment” in Schedule 1.01A or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed or reduced from time to time pursuant to the terms hereof. The aggregate amount of the New Money Commitments on the Closing Date is $90,000,000.

“New Money Term Loans” shall have the meaning specified in Section 2.01(a) and shall include, for the avoidance of doubt, the Initial New Money Term Loans and the Delayed Draw New Money Term Loans.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Loan Party” means any Restricted Subsidiary that is not a Loan Party.

“Note” means a Term Note.

“Obligated Party” has the meaning set forth in Section 1.03(c).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Responsible Officer of such Person. Unless otherwise provided, “Officer’s Certificate” means an Officer’s Certificate of the Lead Borrower.

“OID” means original issue discount.

“OpCo 2028 Term Lenders Ad Hoc Group” means that certain ad hoc group of Prepetition Super HoldCo Lenders represented by Gibson, Dunn & Crutcher LLP, (b) Lazard Freres & Co.

“OpCo 2028 Term Lenders Ad Hoc Group’s Advisors” means, collectively, (i) Gibson, Dunn & Crutcher LLP, as counsel to the OpCo 2028 Term Lenders Ad Hoc Group, (ii) Lazard Freres & Co., as financial advisor to OpCo 2028 Term Lenders Ad Hoc Group and (iii) subject to prior written consent of the Lead Borrower (such consent not to be unreasonably withheld, conditioned or delayed), such other attorneys, financial advisors or professionals retained by or on behalf of the OpCo 2028 Term Lenders Ad Hoc Group).

(26)

“OpCo Debtors” means means each of Parent, Holdings, the Lead Borrower and the Co-Borrower and any other entity, as set forth under the heading “OpCo Debtors” on Schedule 1.01D.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation, the articles of association, the bylaws and the unanimous shareholder agreements or declarations (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and the operating or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) or articles of association; (c) with respect to any partnership, joint venture, trust or other form of business entity, the articles of association, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; and (d) in respect of any German Loan Party, its (i) articles of association (Satzung), (ii) commercial register extract (Handelsregisterauszug) and list of shareholders (Gesellschafterliste); and (e) in respect of any Swedish Guarantor, its (i) articles of association (Sw. bolagsordning) and (ii) certificate of registration (Sw. registreringsbevis).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes” has the meaning specified in Section 3.01(a).

“Outstanding Amount” means (a) with respect to the Term Loans, on any date, the aggregate outstanding Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a deemed Roll-Up Loan (Rev) pursuant to Section 2.03); and (b) with respect to any L/C Obligations on any date, the outstanding Dollar Amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a deemed Roll-Up Loan (Rev) pursuant to Section 2.03) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of the Federal Funds Rate and an overnight rate determined by the Administrative Agent, an L/C Issuer, as applicable, in accordance with banking industry rules on interbank compensation, (b) with respect to any amount denominated in any Alternative Currency, the rate of interest per annum at which overnight deposits in such Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent or the L/C Issuer, as applicable, in the applicable offshore interbank market for such Alternative Currency to major banks in such interbank market.

“Parallel Debt” has the meaning specified in Section 9.15(b).

(27)

“Parent” means Trinseo Public Limited Company, a public limited company incorporated in Ireland with registered number 56269, and any holding company Subsidiary thereof which owns, directly or indirectly, 100% of the outstanding Equity Interests of the Lead Borrower.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan or Foreign Pension Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party, any Restricted Subsidiary or any ERISA Affiliate, and such plan for the five-year period immediately following the latest date on which any Loan Party or Subsidiary maintained, contributed to or had an obligation to contribute to such plan.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permanent Representative” means the permanent representative of the general partner of Trinseo Materials.

“Permitted Investment” means (in each case, by the Lead Borrower or any of its Restricted Subsidiaries):

(a)            Investments in (i) a Restricted Subsidiary (including the Equity Interests of a Restricted Subsidiary) or the Lead Borrower or (ii) a Person (including the Equity Interests of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary; provided that any Investment pursuant to this clause (a) made by Loan Parties in Persons that are not, or will not contemporaneously with such Investment become, Loan Parties shall not exceed (when added to the aggregate amount of Investments made by any Loan Parties in Persons that do not merge, consolidate or otherwise combine with or into, or transfer or convey substantially all of their assets, to Loan Parties pursuant to clause (b)(ii) below) an aggregate amount outstanding at any time equal to the greater of $5,000,000;

(b)            [reserved];

(c)            Investments in cash, Cash Equivalents or Investment Grade Securities;

(d)            Investments in receivables owing to the Lead Borrower or any Restricted Subsidiary created or acquired in the ordinary course of business;

(e)            Investments (i) in payroll, travel, entertainment expenses, moving expenses and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or (ii) to fund such Person’s purchase of Equity Interests of Lead Borrower or any of its Parents;

(f)            Management Advances;

(g)            Investments received in settlement of debts created in the ordinary course of business and owing to the Lead Borrower or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by Lead Borrower or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

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(h)            Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including a Disposition;

(i)            Investments existing or pursuant to agreements or arrangements in effect on the Closing Date or made pursuant to binding commitments in effect on the Issue Date, in each case, as set forth on Schedule 1.01E, and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment or binding commitment may not be increased except (a) as required by the terms of such Investment or binding commitment as in existence on the Closing Date or (b) as otherwise permitted under this Agreement;

(j)            [reserved];

(k)            pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens permitted under Section 7.01;

(l)            any Investment to the extent made using Equity Interests of the Lead Borrower (other than Disqualified Equity Interests);

(m)            any Investment arising out of, or in connection with, Cash Management Practices;

(n)            Investments consisting of purchases and acquisitions of assets, services, inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Agreement;

(o)            (i) Guarantees not prohibited under Section 7.03 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations incurred by the Lead Borrower or any of its Restricted Subsidiaries that are permitted by this Agreement;

(p)            Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement;

(q)            Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into the Lead Borrower or merged into or consolidated with a Restricted Subsidiary after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r)            Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(s)            contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrowers;

(t)            Investments in joint ventures and Unrestricted Subsidiaries existing as of the Closing Date;

(u)            additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (u) that are at that time outstanding, not to exceed $1,000,000; provided that if such Investment is in Equity Interests of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (a) or (b) above and shall not be included as having been made pursuant to this clause (u);

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(v)            any Investment by the Borrowers or a Subsidiary of the Borrowers in (x) a Securitization Subsidiary or (y) any other Person in connection with a Permitted Securitization, including Investments of funds held in accounts permitted or required by the arrangement governing such Permitted Securitization or any related Indebtedness; provided that such Investment is in the form of a purchase money obligation, contribution of additional Securitization Assets or equity interests;

(w)            advances, loans or extensions of trade credit in the ordinary course of business by the Lead Borrower or any of its Restricted Subsidiaries and Investments consisting of extensions of credit in the nature of accounts receivable or notes arising from the grant of trade credit in the ordinary course of business;

(x)            Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with industry practice;

(y)            any Investment in securities or other assets not constituting Cash Equivalents and received in connection with a Disposition made under Section 7.05 or any other disposition of assets not constituting a Disposition;

(z)            Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(aa)          Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors in the ordinary course of business;

(bb)          Investments in Aristech and Altuglas to fund or support ordinary course business operations;

(cc)          to the extent constituting an Investment, Guarantees of the “Obligations” under and as defined in the Prepetition Superpriority Credit Agreement;

(dd)          to the extent constituting an Investment, the Guarantee of Prepetition Super HoldCo Secured Obligations by the Prepetition Super HoldCo Foreign Guarantors;

(ee)          [reserved]; and

(ff)           to the extent constituting an Investment, the parent guaranty provided by the Lead Borrower pursuant to any Permitted Securitization.

For purposes of determining whether an Investment is a Permitted Investment or is otherwise a Restricted Investment permitted to be made pursuant to Section 7.06, in the event that an Investment (or any portion thereof) at any time, whether at the time of making of such Investment or upon or subsequently, meets the criteria of more than one of the categories of Permitted Investments described in clauses (a) through (aa) above or any other provision of Section 7.06, the Lead Borrower, in its sole discretion, will classify and may subsequently reclassify such Investment (or any portion thereof) in any one or more of the types of Investments described in clauses (a) through (aa) above or any other applicable clause in Section 7.06 and will only be required to include the amount and type of such Investment in such of the above clauses or clauses in Section 7.06 as determined by the Lead Borrower at such time.

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“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or paid related to such Indebtedness, plus fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Junior Financing, to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (e) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is secured by the Collateral and/or subject to intercreditor arrangements for the benefits of the Lenders, such modification, refinancing, refunding, renewal, replacement or extension is either (1) unsecured or (2) secured and, if secured, subject to intercreditor arrangements on terms at least as favorable (including with respect to priority) to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and such modification refinancing, refunding, renewal, replacement or extension is incurred only by one or more Persons who is an obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (f) any such modification, refinancing, renewal, replacement, or extension has the same primary obligor and the same (or fewer) guarantors as the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (g) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is unsecured, such modification, refinancing, refunding, renewal, replacement or extension is unsecured. Any reference to a Permitted Refinancing in this Agreement or any other Loan Document shall be interpreted to mean (a) a Permitted Refinancing of the subject Indebtedness and (b) any further refinancings constituting a Permitted Refinancing of the Indebtedness resulting from a prior Permitted Refinancing.

“Permitted Securitization” means a Securitization that complies with the following criteria: (i) the originator with respect to such Securitization shall be organized under the laws of Switzerland, Germany, France, The Netherlands, Sweden, Finland, Spain, the United Kingdom, Italy, Ireland or the United States, (ii) the Securitization, including the sale of the Securitization Assets and the incurrence of Indebtedness in connection therewith is effected on market terms, taking into account the applicable Securitization market for assets similar to the respective Securitization Assets and the structure implemented for such Securitization (as determined in good faith by the Lead Borrower), (iii) the sum of the Maximum Securitization Facility Sizes for all Securitizations shall not at any time exceed $260,000,000, (iv) the Securitization Seller’s Retained Interest and all proceeds thereof shall constitute Collateral hereunder and all necessary steps to perfect a security interest in such Securitization Seller’s Retained Interest in favor of the Collateral Agent are taken by the Lead Borrower or Restricted Subsidiary and (v) such Securitization shall not be secured by, and no Securitization Subsidiary shall hold, any Adverse Claim on any assets other than the applicable Securitization Assets and the proceeds thereof.

“Permitted Variance” means 17.5%.

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“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, and such plan for the five-year period immediately following the latest date on which any Loan Party, any Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to or have had an obligation to contribute to, or otherwise to have liability with respect to such plan.

“Preferred Stock” means, as applied to the Equity Interests of any Person, Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class of such Person.

“Prepetition Credit Facility Obligations” means the Prepetition OpCo Secured Obligations, Prepetition Super HoldCo Secured Obligations and the Prepetition Superpriority Secured Obligations.

“Prepetition Indebtedness” means all Prepetition Credit Facility Obligations.

“Prepetition Loan Documents” means the “Loan Documents” as defined in each of the Prepetition OpCo Credit Agreement and the Prepetition Superpriority Credit Agreement.

“Prepetition OpCo Credit Agreement” means that certain Credit Agreement, dated as of September 6, 2017 (and as amended, supplemented and/or otherwise modified from time to time in accordance with the terms thereof), among the Holdings, the Borrowers, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, the guarantors from time to time party thereto and the lenders and other agents from time to time party thereto.

“Prepetition OpCo Credit Agreement Secured Obligations” means the “Obligations” or any other similar term under and as defined in the Prepetition OpCo Credit Agreement.

“Prepetition OpCo Credit Agreement Secured Parties” means the “Secured Parties” or any other similar term under and as defined in the Prepetition OpCo Credit Agreement.

“Prepetition OpCo Loan Documents” means the “Loan Documents” as defined in each of the Prepetition OpCo Credit Agreement.

“Prepetition OpCo Term Loans” means the “Term Loans” or any other similar term under and as defined in the Prepetition OpCo Credit Agreement.

“Prepetition Second Lien Collateral Documents” has the meaning given to the term “Collateral Documents” in the Prepetition Second Lien Notes Indenture.

“Prepetition Second Lien Collateral Trustee” means Alter Domus (US) LLC, as collateral trustee under the Prepetition Second Lien Notes Indenture.

“Prepetition Second Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of January 17, 2025, by and among the Alter Domus (US) LLC as collateral agent under the Prepetition Super Holdco Credit Agreement and the Prepetition Second Lien Trustee, as may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms thereof.

“Prepetition Second Lien Notes” means secured notes due May 3, 2029, issued pursuant to the Prepetition Second Lien Notes Indenture in the aggregate original principal amount of $379,494,400.

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“Prepetition Second Lien Notes Documents” means the Prepetition Second Lien Notes Indenture and all other Note Documents (as defined therein), each as may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.

“Prepetition Second Lien Notes Indenture” means the Indenture, dated as of the January 17, 2025, by and among the Lead Borrower, the guarantors party thereto and the Prepetition Second Lien Trustee, in respect of the Prepetition Second Lien Notes, as may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement and the Prepetition Second Lien Intercreditor Agreement.

“Prepetition Second Lien Notes Obligations” means the “Obligations” or any other similar term under and as defined in the Prepetition Second Lien Notes Indenture.

“Prepetition Second Lien Notes Secured Parties” means the “Holders” or any other similar term under and as defined in the Prepetition Second Lien Notes Indenture, the Prepetition Second Lien Collateral Trustee and the Prepetition Collateral Trustee.

“Prepetition Second Lien Trustee” means The Bank of New York Mellon, as trustee under the Prepetition Second Lien Notes Indenture.

“Prepetition OpCo Secured Obligations” means, collectively, Prepetition OpCo Credit Agreement the Obligations and Prepetition Superpriority Obligations.

“Prepetition OpCo Secured Parties” means, collectively, Prepetition OpCo Credit Agreement the Secured Parties and Prepetition Superpriority Secured Parties.

“Prepetition Senior Notes” means the Prepetition Second Lien Notes.

“Prepetition SHC Obligations” means the Prepetition Second Lien Notes Obligations and the Prepetition Super HoldCo Secured Obligations.

“Prepetition SHC Secured Parties” means, collectively, the Prepetition Second Lien Notes Secured Parties and the Prepetition Super HoldCo Secured Parties.

“Prepetition SHC Loan Documents” means the “Loan Documents” or “Notes Documents” or any similar term as defined in each of the Prepetition Second Lien Notes Indenture and the Prepetition Super HoldCo Credit Agreement.

“Prepetition Super Holdco Credit Agreement” means that certain credit agreement, dated as of September 8, 2023, by and among Parent, the Borrowers, Alter Domus (US) LLC, as Administrative Agent and Collateral Agent, the guarantors from time to time party thereto and the lenders and other agents from time to time party thereto.

“Prepetition Super HoldCo Secured Obligations” means the “Obligations” or any other similar term under and as defined in the Prepetition Super HoldCo Credit Agreement.

“Prepetition Super HoldCo Secured Parties” means the “Secured Parties” under and as defined in the Prepetition Super Holdco Credit Agreement.

“Prepetition Super HoldCo Lenders” means the “Lenders” under and as defined in the Prepetition Super Holdco Credit Agreement.

“Prepetition Super HoldCo Loan Documents” means “Loan Documents” as defined in the Prepetition Super HoldCo Credit Agreement

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“Prepetition Super HoldCo Term Loans” means the “Term Loans” or any other similar term under and as defined in the Prepetition Super HoldCo Credit Agreement.

“Prepetition Super-Priority Revolving Credit Agreement” means that certain credit agreement, dated as of January 17, 2025, by and among Holdings, the Borrowers, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, the guarantors from time to time party thereto and the lenders and other agents from time to time party thereto.

“Prepetition Superpriority Revolving Loans” means the “Revolving Credit Loans” or any other similar term under and as defined in the Prepetition Superpriority Credit Agreement.

“Prepetition Superpriority Secured Obligations” means the “Obligations” or any other similar term under and as defined in the Prepetition Superpriority Credit Agreement.

“Prepetition Superpriority Secured Parties” means the “Secured Parties” or any other similar term under and as defined in the Prepetition Superpriority Credit Agreement.

“Prior Liens” means any valid Liens that are (1) in existence on the Petition Date, (2) are either perfected as of the Petition Date or perfected subsequent to the Petition Date under Section 546(b) of the Bankruptcy Code, and (3) senior in priority to the Liens securing the Prepetition Superpriority Revolving Loans and the Liens securing the Prepetition Superpriority Obligations, as applicable.

“Professional Fee Variance” has the meaning set forth in Section 6.22(iii).

“Professional Fee Variance Report” has the meaning set forth in Section 6.22(iii).

“Pro Forma Balance Sheet” has the meaning set forth in Section 5.05(b).

“Pro Forma Balance Sheet Date” has the meaning set forth in Section 5.05(b).

“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.10.

“Pro Forma Financial Statements” has the meaning set forth in Section 5.05(b).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Projections” has the meaning set forth in Section 6.01(c).

“Public Company Costs” means costs relating to compliance with the provisions of the Securities Act and the Exchange Act, in each case as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees related to the foregoing.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

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“Qualified ECP Guarantor” means in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and which may cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell pursuant to section 1a(18)(A)(v)(II) of the Commodity Exchange Act (or any successor provision thereto).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” means the issuance by Holdings or any Parent of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to a registration statement that has been declared effective by the SEC or approved by any other applicable Governmental Authority in Luxembourg or the United Kingdom.

“Qualified Jurisdiction” means each of the United States, any state or territory thereof, the District of Columbia, Finland, Germany, Ireland, Sweden, Switzerland, Hong Kong, Luxembourg, Singapore, The Netherlands and any other jurisdiction as may be mutually agreed to in writing from time to time by the Lead Borrower and the Superpriority Administrative Agent.

“Quarterly Financial Statements” means unaudited consolidated balance sheets and related consolidated statements of comprehensive income and cash flows of Parent for the most recent fiscal quarters (other than the fourth fiscal quarter) after the date of the applicable Annual Financial Statements and ended at least forty-five (45) days prior to the Closing Date.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receipts Variance” has the meaning set forth in Section 6.22(ii).

“Recipient” means any Lender or Agent.

“Register” has the meaning set forth in Section 10.07(d).

“Regulatory Authority” has the meaning specified in Section 10.08.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment or from or through any facility, property or equipment.

“Reportable Event” means any reportable event, as defined in Section 4043 of ERISA, with respect to a Pension Plan, other than events for which the notice period is waived under applicable regulations as in effect on the date hereof.

“Request for Credit Extension” means with respect to a Borrowing, continuation or conversion of Term Loans a Committed Loan Notice.

“Required Class Lenders” means, as of any date of determination, Lenders of a Class having more than 50% of the sum of the (a) Total Outstandings for all Lenders of such Class and (b) aggregate unused Commitments of all Lenders of such Class; provided that the unused Commitment and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender of such Class shall be excluded for purposes of making a determination of Required Class Lenders.

(35)

“Required Lenders” shall mean, as of any date of determination, Lenders having (a) Term Loans outstanding and (b) New Money Commitments, that taken together, represent more than 50% of the sum of the (x) Total Outstandings and (x) Aggregate Commitments at such time. The Term Loans and New Money Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time. Any Roll-Up Term Loans of any Lender who has not signed the Credit Agreement as of any date of determination of Required Lenders shall be disregarded in the determination of Required Lenders; provided, that Required Lenders shall include each Designated Lender for so long as such Designated Lender (together with its managed funds and accounts) holds at least 75% of the New Money Commitments and New Money Term Loans, measured on a collective basis, that were held by such Designated Lender (together with its managed funds and accounts) as of the Closing Date (calculated without giving effect to any prepayment of the New Money Term Loans).

“Resolution Authority” has the meaning set forth in Section 11.19.

“Responsible Officer” means the chief executive officer, chief restructuring officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or a manager (gérant) or a director (adminstrateur) of a Loan Party and, as to any document delivered on the Closing Date, any secretary, authorized signatory or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Lead Borrower.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Obligations” has the meaning set forth in Section 11.09(a).

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Lead Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Lead Borrower’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof) and (ii) any Restricted Investment.

“Restricted Subsidiary” means any Subsidiary of the Lead Borrower other than an Unrestricted Subsidiary; provided that in no event shall the Co-Borrower be an Unrestricted Subsidiary. For the avoidance of doubt, the Co-Borrower is a Restricted Subsidiary of the Lead Borrower.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of May 13, 2026, by and among the parties thereto, together with all annexes, exhibits, schedules, and attachments thereto and, as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“Roll-Up” shall mean the “roll up” of Prepetition Superpriority Secured Obligations into Roll-Up Term Loans pursuant to the terms of this Agreement and the DIP Orders.

“Roll-Up Term Loans” has the meaning set forth in Section 2.01(b), as well as any Term Loans deemed outstanding pursuant to Section 2.03.

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“Roll-Up Term Loans (2026 Bridge)” means Roll Up Term Loans in respect of 2026 Incremental Revolving Credit Loans and/or 2026 May Incremental Revolving Credit Loans (each under and as defined in the Prepetition Super-Priority Revolving Credit Agreement).

“Roll-Up Term Loans (Rev)” all Roll-Up Term Loans other than Roll-Up Term Loans (2026 Bridge).

“Returns” means, with respect to any Investment, any interest, returns, profits, distributions, proceeds (including the net proceeds of any sale received by the Lead Borrower or a Restricted Subsidiary above the initial cost of the Investment) and similar amounts actually received in cash or Cash Equivalents.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the European Union or His Majesty’s Treasury of the United Kingdom, (b) any Person organized or ordinarily resident in a Sanctioned Country or (c) any Person controlled (as determined by applicable law) by any Person or Persons described in the foregoing clause (a).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State or (b) the European Union or His Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization” means any transaction or series of transactions entered into by the Lead Borrower or any Restricted Subsidiary pursuant to which (a) the Lead Borrower or such Restricted Subsidiary, as the case may be, sells, conveys, assigns, contributes, grants an interest in or otherwise transfers to a Securitization Subsidiary (whether directly or through one or more intermediate transferor entities) Securitization Assets (and/or grants a security interest in such Securitization Assets transferred or purported to be transferred to such Securitization Subsidiary), and which Securitization Subsidiary finances the acquisition of such Securitization Assets (i) with cash, (ii) the issuance to the Lead Borrower or such Restricted Subsidiary of Securitization Seller’s Retained Interests or an increase in such Securitization Seller’s Retained Interests or (iii) with proceeds from the sale or collection of Securitization Assets and (b) financing is extended by way of a revolving credit facility, debt facilities, notes, bonds or other similar instruments, in each case, through the purchase of, or making of advances secured by, Securitization Assets, on a revolving basis, by one or more banks or other financial institutions or special purpose, bankruptcy remote entities, in each case, which may be established in any appropriate jurisdiction directly or indirectly by any subsidiary or other third parties.

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“Securitization Assets” means any accounts receivable (including both billed and unbilled receivables) owed to the Lead Borrower or any Restricted Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights, all guarantees, letters of credit, insurance and other supporting obligations in respect of such accounts receivable, all Collections (as defined in the applicable Securitization documentation) and other proceeds of such accounts receivable and other assets (including contract rights, credit insurance policies and records related thereto) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable and which are sold, contributed, transferred or otherwise conveyed by the Lead Borrower or a Restricted Subsidiary pursuant to a Securitization.

“Securitization Seller’s Retained Interest” means the debt or equity interests (including any subordinated notes, membership interests or capital accounts) held by the Lead Borrower or any Restricted Subsidiary in a Securitization Subsidiary or any intermediate transferor entity to which Securitization Assets have been transferred, including any such debt or equity received as consideration for or as a portion of the purchase price for the Securitization Assets transferred, any deferred purchase price receivable, or any other instrument or right through which the Lead Borrower or any Restricted Subsidiary has rights to or receives distributions in respect of any residual or excess interest in the Securitization Assets (but excluding any rights or interests that constitute Securitization Assets).

“Securitization Subsidiary” means (a) a Person to which the Lead Borrower or any Restricted Subsidiary sells, contributes, conveys, transfers or grants a security interest in Securitization Assets (whether directly or through an intermediate transferor entity), which Person is formed for the limited purpose of effecting one or more Securitizations and related activities (including any designated activity company or special purpose vehicle incorporated for such purpose), or (b) in the case of a Person that is a financing conduit, which Person is formed for the limited purpose of effecting financing transactions, and shall include any intermediate transferor entity that is formed for the limited purpose of acquiring Securitization Assets from originators and reselling or transferring such Securitization Assets to the Person described in clause (a) above.

“Security Agreement” means the Pledge and Security Agreement substantially in the form of Exhibit F.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“SHC Borrowers” means each of the SHC Lead Borrower and the SHC Co-Borrower.

“SHC Carve-Out” has the meaning assigned to such term in the SHC Interim DIP Order (with respect to the period prior to the entry of the SHC Final DIP Order) or the SHC Final DIP Order (from and after the date on which the SHC Final DIP Order is entered).

“SHC Co-Borrower” means the Trinseo NA Finance SPV LLC.

“SHC Debtors” has the meaning assigned to such term in the SHC DIP Credit Agreement.

“SHC DIP Administrative Agent” has the meaning assigned to the term “Administrative Agent” in the SHC DIP Credit Agreement.

“SHC DIP Collateral” has the meaning assigned to the term “Collateral” in the SHC DIP Credit Agreement.

“SHC DIP Credit Agreement” means that certain Senior Secured Debtor-In-Possession HoldCo Credit Agreement dated May 28, 2026 (and as amended, supplemented and/or otherwise modified from time to time in accordance with the terms thereof), among the SHC Parent, SHC Borrowers, SHC Holdings, the other SHC Dip Loan Parties from time to time party thereto, Alter Domus (US) LLC, as administrative agent and collateral agent, and the lenders and other agents from time to time party thereto.

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“SHC DIP Loan Documents” has the meaning assigned to the term “Loan Documents” in the SHC DIP Credit Agreement.

“SHC DIP Loan Parties” has the meaning assigned to the term “Loan Parties” in the SHC DIP Credit Agreement.

“SHC DIP Loans” has the meaning assigned to the term “Loans” in the SHC DIP Credit Agreement.

“SHC Parent” means Trinseo PLC.

“SHC DIP Orders” means, collectively, the SHC Interim DIP Order and the SHC Final DIP Order and separately, the SHC Interim DIP Order or the SHC Final DIP Order, as the context requires.

“SHC DIP Required Lenders” has the meaning assigned to the term “Required Lenders” in the SHC DIP Credit Agreement.

“SHC Holdings” means Trinseo NA Finance LLC.

“SHC Interim DIP Order” means an order of the Bankruptcy Court in the Chapter 11 Cases which order (a) shall be in form and substance, and on terms and conditions, reasonably satisfactory to the SHC Loan Parties, the SHC DIP Required Lenders and, with respect to those provisions thereof that affect the rights, obligations, liabilities and duties of the SHC DIP Administrative Agent, to the SHC DIP Administrative Agent, and (b) shall, subject to the foregoing, authorize and approve, on an interim basis, among other matters, (i) the SHC DIP Loan Parties’ entry into the SHC DIP Loan Documents, (ii) the making of the SHC DIP Loans, (iii) the granting of the SHC DIP Superpriority Claims against the SHC Debtors and the granting of Liens on the SHC DIP Collateral in accordance with the SHC DIP Loan Documents, (iv) the use of cash collateral, and (vi) the granting of adequate protection to the Prepetition SHC Term Loan Secured Parties and the Prepetition SHC Revolving Loan Secured Parties.

“SHC Final DIP Order” means an order of the Bankruptcy Court in the Chapter 11 Cases which order (a) shall be in form and substance, and on terms and conditions, reasonably satisfactory to the SHC Loan Parties, the SHC DIP Required Lenders and, with respect to those provisions thereof that affect the rights, obligations, liabilities and duties of the SHC DIP Administrative Agent, to the SHC DIP Administrative Agent, and (b) shall, subject to the foregoing, authorize and approve, on a final basis, among other matters, (i) the SHC DIP Loan Parties’ entry into the SHC DIP Loan Documents, (ii) the making of the SHC DIP Loans, (iii) the granting of the SHC DIP Superpriority Claims against the SHC Debtors and the granting of Liens on the SHC DIP Collateral in accordance with the SHC DIP Loan Documents, (iv) the use of cash collateral, and (vi) the granting of adequate protection to the Prepetition SHC Term Loan Secured Parties and the Prepetition SHC Revolving Loan Secured Parties.“SHC DIP Superpriority Claims” means the SHC DIP Credit Agreement superpriority administrative expense claims under section 364(c) of the Bankruptcy Code against each of the SHC Debtors, on a joint and several basis, which claims, subject to the SHC Carve-Out and Prior Liens, shall have priority over any and all other administrative expense claims against the SHC Debtors and their estates, now existing or hereafter arising, including, without limitation, administrative expenses of the kind specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 552(b), 726, 1113 and 1114 of the Bankruptcy Code or otherwise, with recourse against all Collateral.

“SHC Lead Borrower” means Trinseo Luxco Finance SPV S.à r.l., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 130, Boulevard de la Pétrusse, L-2330 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B279526

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“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“SPC” has the meaning specified in Section 10.07(j).

“Standard Securitization Undertakings” means representations, warranties, covenants, repurchase obligations, servicing obligations, guarantees of performance (including any parent guaranty) and indemnities and other undertakings entered into by the Lead Borrower or any Restricted Subsidiary (including as originator, servicer, investment manager, intermediate transferor or parent guarantor) which are customary on the date thereof for a seller, servicer, investment manager, intermediate transferor or the parent of a seller or servicer of assets transferred in connection with a Securitization.

“Subject Guarantor” has the meaning specified in Section 11.14.

“Subordination Agreement” means a subordination agreement among the Administrative Agent and one or more representatives for the holders of Subordinated Indebtedness, in form and substance reasonably acceptable to the Administrative Agent and the Lead Borrower. Wherever in this Agreement a representative is required to become party to the Subordination Agreement, if the related Subordinated Indebtedness is the initial Subordinated Indebtedness incurred by the Lead Borrower or any Restricted Subsidiary, then the Lead Borrower and/or such Restricted Subsidiary, the Holdcos (if applicable), the Subsidiary Guarantors (if applicable), the Administrative Agent and the representative for such Subordinated Indebtedness shall execute and deliver the Subordination Agreement and the Administrative Agent shall be authorized to execute and deliver the Subordination Agreement.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Lead Borrower.

“Subsidiary Guarantor” means any Guarantor other than the Holdcos.

“Supplemental Agent” has the meaning specified in Section 9.13(a) and “Supplemental Agents” shall have the corresponding meaning.

“Supplier” has the meaning set forth in Section 3.01(i).

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

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“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swedish Bankruptcy Act” has the meaning set forth in Section 1.03(b)(i).

“Swedish Companies Act” has the meaning set forth in Section 1.03(b)(ii).

“Swedish Guarantor” means a Guarantor incorporated in Sweden.

“Swedish Security” means any security interest created under the Collateral Documents which is governed by and/or perfected in accordance with Swedish law.

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Federal Act on Anticipatory Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer).

“Swiss Guarantor” means a Guarantor incorporated in Switzerland.

“Swiss Security” means any Lien created under a Collateral Document which is governed by Swiss law.

“Swiss Withholding Tax” means any withholding tax in accordance with the Federal Act on Anticipatory Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, addition to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

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“Term Loan” shall mean, individually or collectively as the context requires, the New Money Term Loans and the Roll-Up Term Loans.

“Termination Notice” has the meaning set forth in Section 8.02.

“Term Note” means a promissory note of the Borrowers payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Term Lender resulting from the Term Loans made by such Term Lender.

“Term SOFR” means:

(1)            for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided however that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(2)            for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided however that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Adjustment” means 0.11448% (11.448 basis points) for an Interest Period of one-month’s duration, 0.26161% (26.161 basis points) for an Interest Period of three-months’ duration, and 0.42826% (42.826 basis points) for an Interest Period of six-months’ duration.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the Term SOFR Reference Rate (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent (at the written direction of the Required Lenders) and in consultation with the Lead Borrower).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, for any date of determination under this Agreement, the four (4) consecutive fiscal quarters of the Lead Borrower most recently ended as of such date of determination.

“Threshold Amount” means $10,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

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“Transaction Expenses” means any fees or expenses incurred or paid by the Loan Parties or any of their Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the execution and delivery of the applicable Loan Documents on the Closing Date, (b) the funding of the Term Loans and the use of proceeds thereof; (c) the consummation of the Restructuring Transactions (as defined in the Restructuring Support Agreement) and any and all other transactions contemplated by the Restructuring Support Agreement; (d) the transactions set forth in the Chapter 11 Plan and the transactions set forth in any Plan Supplement Document (as defined in the Chapter 11 Plan) and (e) the payment of Transaction Expenses.

“Trinseo Europe” means Trinseo Europe GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung), having its registered office at Gwattstrasse 15, 8808 Pfäffikon SZ, Switzerland, registered with the commercial register of the Canton of Schwyz, Switzerland, under number CHE-114.396.041.

“Trinseo Loan Party” means, each of SHC Lead Borrower, SHC Co-Borrower and each other “Loan Party” as such term is defined in the Prepetition Super Holdco Credit Agreement.

“Trinseo Materials” means the “Co-Borrower” hereunder.

“Trinseo SARL” shall have the meaning set forth in the introductory paragraph.

“Trust Property” has the meaning set forth in Section 9.01(k).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Benchmark Rate Loan.

“UK Financial Institution” has the meaning set forth in Section 11.19.

“UK Resolution Authority” has the meaning set forth in Section 11.19.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c).

“Updated Budget” has the meaning set forth in Section 6.22(i).

“Unrestricted Subsidiary” means (i) each Subsidiary of the Lead Borrower listed on Schedule 1.01D, (ii) [reserved], (iii) Aristech and Altuglas, (iv) any Securitization Subsidiary, if a Subsidiary of the Lead Borrower, and (v) any Subsidiary of an Unrestricted Subsidiary.

“Updated Budget Deadline” has the meaning set forth in Section 6.22(i).

“U.S. Government Securities Business Days” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

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“Variance Covenant Test Date” means every other Variance Report Deadline, commencing with the second Variance Report Deadline to occur following the Petition Date.

“Variance Report” has the meaning set forth in Section 6.22(ii).

“Variance Report Deadline” has the meaning set forth in Section 6.22(ii).

“VAT” means (a) any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided, that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” has the meaning set forth in Section 11.19.

Section 1.02      Luxembourg Terms. Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to a Luxembourg Loan Party, a reference to:

(i)	commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness” includes any negotiations with that purpose conducted in order to reach an amicable agreement (accord amiable);

(ii)	a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, administrative dissolution without liquidation (dissolution administrative sans liquidation), moratorium or reprieve from payment (sursis de paiement), fraudulent conveyance (actio pauliana), general settlement with creditors, out-of-court mutual agreement (réorganisation extra-judiciaire par accord amiable), judicial reorganisation (réorganisation judiciaire), judicial reorganisation in the form of a stay to enter into a mutual agreement (réorganisation par sursis accord amiable), judicial reorganisation by collective agreement (réorganisation judiciaire par accord collectif), judicial reorganisation by transfer of assets or activities (réorganisation judiciaire par transfert sous autorité de justice), conciliation (conciliation) or protective measures (mesures en vue de préserver les entreprises), reorganization or similar laws affecting the rights of creditors generally;

(iii)	a liquidator, receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or , curateur, conciliateur d'entreprise, mandataire de justice and any other person performing the same function of each of the foregoing;

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(iv)	a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de retention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(v)	a person being unable to pay its debts includes that person being in a state of cessation de paiements;

(vi)	a person being “insolvent” include that person being in a state of cessation of payments (cessation de paiements) and having lost or meeting the criteria to lose its commercial creditworthiness (ébranlement de credit);

(vii)	a guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code;

(viii)	gross negligence is a reference to faute lourde and wilful misconduct is a reference to faute dolosive/dol;

(ix)	an attachment or similar creditors' process includes an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire);

(x)	a director or manager includes an administrateur and a gérant;

(xi)	a board of directors or a board of managers includes a conseil d'administration and a conseil de gérance;

(xii)	an agent includes, without limitation, a mandataire;

(xiii)	shares or Equity Interests include actions and parts sociales;

(xiv)	by-laws or constitutional documents includes (a) its up-to-date (restated) articles of association (statuts coordonnées), and (b) an extract from the RCS.

Section 1.03      Swedish Terms.

(i)	Notwithstanding any other provisions in this Agreement or any other Loan Document to the contrary, the sale, lease, transfer or disposal of any Collateral subject to, or the release of, any Swedish Security which has been or should have been duly perfected in accordance with the terms of the relevant Collateral Document shall always be subject to the prior written consent of the Collateral Agent, such consent to be granted at the Collateral Agent’s sole discretion on a case by case basis.

(ii)	Without prejudice to the generality of any provision of this Agreement or any other Loan Document, in this Agreement where it relates to a person established or incorporated in Sweden or governed by Swedish law or the context so requires, a reference to:

(i)            its ‘Organization Documents’ includes its certificate of registration (registreringsbevis) and its articles of association (bolagsordning) as in force from time to time;

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(ii)           a “composition” or “arrangement” with any creditor includes (A) any write-down of debt (Sw. skulduppgörelse) following from any procedure of ‘företagsrekonstruktion’ under the Swedish Company Reorganisation Act (Sw. Lag om företagsrekonstruktion (2022:964)) (the “Swedish Company Reorganisation Act”), or (B) any write-down of debt in bankruptcy (Sw. ackord i konkurs) under the Swedish Bankruptcy Act (Sw. Konkurslag (1987:672)) (the “Swedish Bankruptcy Act”);

(iii)           a “trustee”, “liquidator”, “receiver”, “compulsory manager”, “administrative receiver” or “administrator” includes (A) ‘rekonstruktör’ under the Swedish Company Reorganisation Act, (B) ‘konkursförvaltare’ under the Swedish Bankruptcy Act, or (C) ‘likvidator’ under the Swedish Companies Act (Sw. Aktiebolagslag (2005:551)) (the “Swedish Companies Act”);

(iv)          a “merger”, “consolidation” or “amalgamation” includes any ‘fusion’ implemented in accordance with Chapter 23 of the Swedish Companies Act and a “demerger” includes any ‘delning implemented in accordance with Chapter 24 of the Swedish Companies Act;

(v)           a “winding-up”, “administration” or “dissolution” includes ‘frivillig likvidation’ or ‘tvångslikvidation’ under Chapter 25 of the Swedish Companies Act, a “bankruptcy” includes a ‘konkurs’ under the Swedish Bankruptcy Act and a “company restructuring” includes a ‘företagsrekonstruktion’ under the Swedish Company Reorganisation Act;

(vi)          a “guarantee” includes any ‘garanti’ under Swedish law which is independent from the debt to which it relates and any ‘borgen’ under Swedish law which is accessory to or dependant on the debt to which it relates;

(vii)         “gross negligence” means “grov vårdslösthet” under Swedish law; and

(viii)        an “insolvency” includes “insolvens” under the Swedish Bankruptcy Act, any “konkurs” under the Swedish Bankruptcy Act, “företagsrekonstruktion” under the Swedish Company Reorganisation Act or “tvångslikvidation” under Chapter 25 of the Swedish Companies Act.

(iii)	If any party to this Agreement that is incorporated in Sweden (the “Obligated Party”) is required by this Agreement or any other Loan Document to hold an amount of money on trust on behalf of another party (the “Beneficiary”), the Obligated Party shall hold such money as agent for the Beneficiary on a separate account in accordance with the Swedish Funds Accounting Act (Sw. Lag om redovisningsmedel (1944:181)).

(iv)	Any transfer by novation in accordance with the Loan Documents, shall, as regards any Liens governed by Swedish law and obligations owed by a Swedish Guarantor, be deemed to take effect as an assignment and assumption or transfer of such Liens and each such assignment and assumption or transfer shall be in relation to the proportionate part of the security interests granted under the relevant Swedish law governed Collateral Document.

Section 1.04      Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(i)	The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(ii)	The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

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(iii)	Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iv)	The term “including” is by way of example and not limitation.

(v)	The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(vi)	In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(vii)	Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.05      Accounting Terms. (a)  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(b)            Notwithstanding any changes in GAAP after the Closing Date, any lease of the Loan Parties and their Subsidiaries that would be characterized as an operating lease under GAAP in effect on December 31, 2018 (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or Attributable Indebtedness under this Agreement or any other Loan Document as a result of such changes in GAAP.

Section 1.06      Rounding. Any financial ratios required to be maintained by the Lead Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.07      References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.08      Times of Day. Unless otherwise specified, all references herein to times of day shall be references to United States Eastern time (daylight or standard, as applicable).

Section 1.09      Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

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Section 1.10      Pro Forma Calculations. (a)  [reserved].

(b)            [reserved].

(c)            [reserved].

(d)            In the event that the Lead Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and not replaced), (i) during the applicable Test Period or (ii) subject to clause (a) of this Section 1.10, subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period, in which case such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness will be given effect as if the same had occurred on the first day of the applicable Test Period.

(e)            [reserved].

(f)            Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Lead Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Lead Borrower or Restricted Subsidiary may designate.

Section 1.11      Currency Equivalents. For purposes of any computation determining compliance with any incurrence or expenditure tests set forth in Article VI and Article VII or any definitions contained in Section 1.01, any amounts so incurred, expended or utilized (to the extent incurred, expended or utilized in a currency other than Dollars) shall be converted into Dollars on the basis of the Exchange Rate (or on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of such incurrence, expenditure or utilization under any provision of any such Section or definition that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence, expenditure or utilization test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the Exchange Rate (or on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of any new incurrence, expenditure or utilization made under any provision of any such Section that regulates the Dollar amount outstanding at any time).

Section 1.12      [Reserved].

Section 1.13      Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue, convert or rollover all or any portion of its Loans in connection with any refinancing, replacement, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

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 Section 1.15    Rates.   The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto, including whether the composition or characteristics of any such alternative, successor or replacement rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate or Term SOFR prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.16      Finnish Provisions. In this Agreement and/or any other Loan Document where it relates to a party incorporated under the laws of Finland (a “Finnish Party”) or a matter of Finnish law or any security interest created by any Collateral Document governed by Finnish law (“Finnish Collateral”):

(a)            if a Finnish Party is required to hold an amount on trust on behalf of another party (the "Relevant Beneficiary"), the Finnish Party shall hold such money as agent for the Relevant Beneficiary in a separate account and shall promptly pay or transfer the same to the Relevant Beneficiary or as the Relevant Beneficiary may direct;

(b)            any transfer by novation in accordance with this Agreement or other Loan Documents shall, in relation to any Finnish Collateral and obligations owed by a Finnish Party, take effect as a transfer (siirto) and assumption of such Finnish Collateral and each such transfer shall include a proportionate part of the security interests granted under the Collateral Document governed by Finnish law;

(c)            notwithstanding any other provisions in this Agreement or any other Loan Document to the contrary, the Disposition or other release of any Finnish Collateral which has been or should have been duly perfected in accordance with the terms of the relevant Collateral Document (including a merger, demerger or liquidation of any Finnish Party the shares of which are constitute Finnish Collateral) shall always be subject to the prior written consent of the Collateral Agent, such consent to be granted at the Collateral Agent’s sole discretion on a case by case basis; and

(d)            any reference to:

(i)            “insolvency” includes a yrityssaneeraus or konkurssimenettely under the Finnish Bankruptcy Act (Fi: konkurssilaki, 120/2004, as amended) or the Finnish Reorganisation Act (Fi: laki yrityksen saneerauksesta, 47/1993, as amended) (as the case may be);

(ii)            a “liquidator”, “statutory manager”, “receiver”, “trustee”, “administrative receiver” or “administrator” includes a pesänhoitaja, selvittäjä, valvoja and selvitysmies under Finnish law, as applicable;

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(iii)            “merger”, “amalgamation” or “consolidation” includes any sulautuminen implemented in accordance with Chapter 16 of the Finnish Companies Act (Fi: osakeyhtiölaki, 624/2006, as amended) and “demerger” includes any jakautuminen implemented in accordance with Chapter 17 of the Finnish Companies Act (Fi: osakeyhtiölaki, 624/2006, as amended);

(iv)            a “winding up”, “administration” or “dissolution” includes any declaration of bankruptcy (asetettu konkurssiin) or dissolution (asetettu selvitystilaan) as well as a selvitystila, purkaminen or rekisteristä poistaminen under Chapter 20 of the Finnish Companies Act (Fi: osakeyhtiölaki, 624/2006, as amended);

(v)            “attachment” includes a takavarikko and/or any other turvaamistoimi granted in accordance with Finnish law;

(vi)            “gross negligence” means törkeä tuottamus under Finnish law;

(vii)          “distribution” includes payment of group contribution (Fi: konserniavustus) and distributions from the invested unrestricted equity fund (Fi: sijoitetun vapaan oman pääoman rahasto); and

(viii)         “Organization Documents” includes kaupparekisteriote and yhtiöjärjestys.

Section 1.17      Cashless Roll. Subject to the Restructuring Support Agreement, the Term Loans may be satisfied and discharged on the Chapter 11 Plan Effective Date (solely with respect to a Chapter 11 Plan) pursuant to a roll thereof and a “cashless” exchange into term loans under a credit facility in accordance with the terms of the Restructuring Support Agreement (a “Maturity Roll”); provided that the Maturity Roll shall only occur with the consent of Required Lenders.

Article II

The Commitments and Credit Extensions

Section 2.01      Term Loans.

(a)            New Money Term Loans. Subject to the terms and conditions hereof and the DIP Orders, the Lenders hereby severally, but not jointly, agree to make term loans in Dollars (the “New Money Term Loans”) to the Borrower: (A) on the Closing Date, in a single borrowing in an aggregate principal amount requested by the Lead Borrower not to exceed $60,000,000 (the “Initial New Money Term Loans”), and (B) upon entry of the Final DIP Order, in a single borrowing in an aggregate principal amount requested by the Lead Borrower not to exceed the unfunded New Money Commitments as of such date immediately prior to giving effect to such Borrowing (the “Delayed Draw New Money Term Loans”); provided that Delayed Draw New Money Term Loans will initially be of the same Type (and interest rate relating thereto) as the Initial New Money Term Loans outstanding immediately prior to the Borrowing of such Delayed Draw New Money Term Loans (or, if there is more than one Type of Initial New Money Term Loan outstanding at such time (or more than one outstanding Interest Period applicable to Initial New Money Term Loan at such time)), such Delayed Draw New Money Term Loans will initially be of the same Type and will have the same Interest Period as the outstanding Initial New Money Term Loan designated in the applicable Committed Loan Notice). The Delayed Draw New Money Term Loans (when funded) shall be added to and become part of the New Money Term Loans (including the Initial New Money Term Loans), shall have the same terms as the New Money Term Loans and shall be treated as a single Class for all purposes as the New Money Term Loans (it being understood that nothing herein shall be construed as a representation or covenant by any Loan Party as to whether the Delayed Draw New Money Term Loans will be fungible with the New Money Term Loans (including the Initial New Money Term Loans) for U.S. federal income tax purposes), except that interest on the Delayed Draw New Money Term Loans shall commence to accrue from the applicable Delayed Draw New Money Closing Date. In no event shall any Lender be required to make Term Loans in excess of its New Money Commitments. Once repaid or prepaid, the New Money Term Loans may not be reborrowed.

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(b)            Roll-Up Term Loans. Subject to the terms and conditions of the DIP Orders, without any further action by any party to this Agreement or the other Loan Documents, the Bankruptcy Court or any other Person:

(i)	Upon entry of the Interim DIP Order, outstanding Prepetition Superpriority Revolving Loans as of such date (including accrued and unpaid interest thereon) held by Prepetition Superpriority Secured Parties that are Lenders hereunder as of such date shall be automatically deemed “rolled up” and converted into a tranche of U.S. Dollar denominated term loans under this Agreement (the “Interim Roll-Up Term Loans”), on a cashless basis, in an amount equal to two Dollars of Interim Roll-Up Term Loans for every one Dollar of principal amount of New Money Commitments funded on such date, based upon each such Person’s pro rata share of New Money Commitments, which Interim Roll-Up Term Loans shall be due and payable in accordance with the terms and conditions set forth in this Agreement as if originally funded hereunder on the Closing Date; provided, that the aggregate principal amount of the Interim Roll-Up Term Loans (excluding the amount of any Roll-Up Loans (Rev) deemed incurred pursuant to Section 2.03) shall not exceed $120,000,000;

(ii)	Upon entry of the Final DIP Order, outstanding Prepetition Superpriority Revolving Loans as of such date (including accrued and unpaid interest thereon) held by Prepetition OpCo Secured Parties that are also Lenders hereunder as of such date (after giving effect to any conversion pursuant to clause (i) above) shall be automatically deemed “rolled up” and converted into a tranche of U.S. Dollar denominated term loans under this Agreement (the “Final Roll-Up Term Loans” and, together with the Interim Roll-Up Term Loans, the “Roll-Up Term Loans”), on a cashless basis, in an amount equal to two Dollars of Final Roll-Up Term Loans for every one Dollar of principal amount of New Money Commitments funded on such date, based upon each such Person’s pro rata share of the remaining New Money Commitments (after giving effect to any conversion pursuant to clause (i) above), which Final Roll-Up Term Loans shall be due and payable in accordance with the terms and conditions set forth in this Agreement as if originally funded hereunder on the Closing Date; provided, that the aggregate principal amount of the Final Roll-Up Term Loans (excluding the amount of any Roll-Up Loans (Rev) deemed incurred pursuant to Section 2.03) shall not exceed (x) $180,000,000, less (y) the aggregate principal amount of Interim Roll-Up Term Loans incurred prior to the entry of the Final DIP Order;

(iii)	from and after the Closing Date, the aggregate outstanding amount of the Prepetition Superpriority Revolving Loans (including accrued and unpaid interest thereon) held by each such Person shall be automatically and irrevocably deemed reduced by an amount equal to the outstanding amount of the Prepetition Superpriority Revolving Loans (including accrued and unpaid interest thereon) of such Person deemed converted into Roll-Up Term Loans pursuant to clause (i) and/or (ii) above; and

(iv)	Notwithstanding anything to the contrary in this Section 2.01(a), with respect to the conversion of Prepetition Superpriority Revolving Loans into Roll-Up Term Loans pursuant to clause (i) and/or (ii) above, the 2026 May Incremental Revolving Credit Loans (under and as defined in the Prepetition Super-Priority Revolving Credit Agreement) shall be deemed “rolled up” and converted into Roll-Up Term Loans in full first, followed by the and the 2026 Incremental Revolving Credit Loans (under and as defined in the Prepetition Super-Priority Revolving Credit Agreement), which shall be deemed “rolled up” and converted into Roll-Up Term Loans in full second, in each case, prior to any roll-up or conversion of any Closing Date Revolving Credit Loans (under and as defined in the Prepetition Super-Priority Revolving Credit Agreement) pursuant to clause (i) and/or (ii) above.

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The Required Lenders shall provide to the Administrative Agent the allocation of the Roll-Up Term Loans, which shall initially be deemed SOFR Loans, and the allocation of such Roll-Up . Once repaid, the Roll-Up Term Loans may not be reborrowed.

Section 2.02      Borrowings, Conversions and Continuations

(a)  Each Term Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Benchmark Rate Loans shall be made upon the Lead Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (New York, New York time, in the case of Borrowings denominated in Dollars) (i) one (1) Business Day prior to the requested date of any Borrowing of, or one day prior to the Delayed Draw New Money Closing Date, with respect to the Borrowings on the Delayed Draw New Money Closing Date, or conversion of Base Rate Loans to Benchmark Rate Loans denominated in Dollars, (ii) [reserved] and (iii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans or conversion of Benchmark Rate Loans denominated in Dollars to Base Rate Loans. Each telephonic notice by the Lead Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Each Borrowing of, conversion to or continuation of Benchmark Rate Loans shall be in a minimum Dollar Amount of $1,000,000 or a whole multiple of a Dollar Amount of $250,000 in excess thereof (or, if less, the entire remaining amount of the Commitments in respect thereof with respect to any Borrowing, or the entire outstanding principal amount thereof with respect to any conversion to or continuation). Except as provided in Section 2.03(c) or Section 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a minimum Dollar Amount of $500,000 or a whole multiple of a Dollar Amount of $100,000 in excess thereof (or, if less, the entire remaining amount of the Commitments in respect thereof with respect to any Borrowing, or the entire outstanding principal amount thereof with respect to any conversion to or continuation). Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Term Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Benchmark Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) [reserved], (v) the Type of Loans to be borrowed or to which existing Term Loans are to be converted and (vi) if applicable, the duration of the Interest Period with respect thereto, which may, at the election of the Lead Borrower, be a Stub Period. If with respect to Benchmark Rate Loans denominated in Dollars, the Lead Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Lead Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Class of Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion pursuant to the immediately preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Benchmark Rate Loans. If the Lead Borrower requests a Borrowing of, conversion to, or continuation of Benchmark Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. If no currency is specified, the requested Borrowing shall be in Dollars.

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(a)            Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Lead Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in the applicable currency in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York, New York time) in the case of any Loan denominated in Dollars on the Business Day specified in the applicable Committed Loan Notice. The Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account(s) of the Borrowers on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Lead Borrower.

(b)            During the existence of an Event of Default, at the election of the Administrative Agent (at the direction of the Required Lenders) or the Required Lenders, no Loans denominated in Dollars may be requested as, converted to or continued as Benchmark Rate Loans.

(c)            The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for Benchmark Rate Loans upon determination of such interest rate. The determination of the Benchmark Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Lead Borrower and the Lenders of any change in the “prime rate” used in determining the Base Rate promptly following the public announcement of such change.

(d)            After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

(e)            The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(f)            Each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement, subject in each case to Sections 3.01 and 3.04 hereof.

Section 2.03      Letters of Credit.

(a)            New Letters of Credit; Amendments. The parties hereto acknowledge and agree that all Existing Letters of Credit shall be deemed to have been issued pursuant hereto and from and after the Closing Date shall be subject to and governed by the terms and conditions of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, (x) the L/C Issuer shall have no obligation to issue new letters of credit or to amend, extend, renew, increase or otherwise modify any Existing Letter of Credit, except with the prior written consent of the L/C Issuer and each L/C Lender, (y) the agreements set forth in this Section 2.03 shall (I) inure to the benefit of the L/C Issuer, (II) not be discharged, released, reduced or otherwise modified without the written consent of the L/C Issuer, and (III) each L/C Lender’s agreements set forth in this Section 2.03 and its participation and reimbursement obligations regarding the Existing Letters of Credit shall not be discharged, released, reduced or otherwise modified without the written consent of the L/C Issuer unless and until all obligations of the L/C Issuer with respect to the Existing Letters of Credit have been Cash Collateralized, terminated or replaced in a manner satisfactory to the L/C Issuer. With respect to any Existing Letter of Credit that renews automatically, the L/C Issuer shall be authorized to issue any notice of non-renewal as and when necessary to prevent the renewal or extension of such Existing Letter of Credit beyond its existing expiry date. Any amendment of any Letter of Credit shall be subject to the prior written consent of the L/C Issuer and each L/C Lender. The L/C issuer shall not be required to issue any type of letter of credit other than a standby letter of credit.

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(b)            [Reserved].

(c)            Drawings and Reimbursements. (i)  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Lead Borrower and the Administrative Agent thereof, including the Dollar Amount of the drawing promptly following the determination or revaluation thereof. Not later than 11:00 a.m. on the second Business Day following any payment by the relevant L/C Issuer under a Letter of Credit with notice to the Lead Borrower (each such date, an “Honor Date”), (x) the Administrative Agent shall promptly notify each L/C Lender of the Honor Date, the amount of the unreimbursed drawing (determined, for purposes of any Letter of Credit denominated in an Alternative Currency, using the Dollar Equivalent (determined using the Exchange Rate calculated as of the date when such payment was due) of such unreimbursed drawing) (such amount, the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof and (y) a Roll-Up Term Loan (Rev) that is a Base Rate Loan shall be deemed to have been made for the benefit of the L/C Issuer on the Honor Date (without regard to the minimum a multiple specified in Section 2.02), in an aggregate principal amount equal to the Unreimbursed Amount. In such event, each L/C Lender shall make funds available to the Administrative Agent for the account of the relevant L/C Issuer in Dollars, at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share or other applicable share provided under this Agreement of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (which Business Day, for the avoidance of doubt, may be the Honor Date). Upon such payment by each L/C Lender severally, the Roll-Up Term Loan (Rev) deemed to have been borrowed in respect of the drawn Letter of Credit shall be deemed to have been assigned by the L/C Issuer to the applicable L/C Lender. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer. Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. The Borrower’s reimbursement obligations with respect to any drawn Letter of Credit shall be to repay the deemed borrowing of Roll-Up Term Loans (Rev) in respect thereof in accordance with the terms of this Agreement.

(ii)            [Reserved].

(iii)            [Reserved].

(iv)            The obligation of each L/C Lender to fund its L/C Advance to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, either Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or the failure to satisfy any of the other conditions specified in Article IV; (C) any adverse change in the condition (financial or otherwise) of the Loan Parties; (D) any breach of this Agreement or any other Loan Document by either Borrower, any other Loan Party or any other L/C Issuer; or (E) any other circumstance, occurrence, event or condition, whether or not similar to any of the foregoing.

(v)            If any L/C Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such L/C Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified therein, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the relevant L/C Issuer submitted to any such Lender (through the Administrative Agent) with respect to any amounts owing under this section shall be conclusive absent manifest error.

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(d)            [Reserved].

(e)            Obligations Absolute. The obligation of the Borrowers to repay the Roll-Up Term Loan (Rev) deemed borrowed pursuant to this Section 2.03 shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)            the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)            any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)            any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)            any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Lead Borrower to the extent of any direct damages (as opposed to consequential, punitive, special or exemplary damages, claims in respect of which are waived by the Lead Borrower to the extent permitted by applicable Law) suffered by the Lead Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

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(f)            Role of L/C Issuers. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Lenders holding a majority of the L/C Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude either Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, each Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to each Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, punitive or exemplary, damages suffered by either Borrower which such Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)            Cash Collateral. (i) If, as of the expiration date of any Letter of Credit, any applicable Letter of Credit for any reason remains outstanding and partially or wholly undrawn, (ii) if any Event of Default occurs and is continuing and the Administrative Agent or the Lenders holding a majority of the L/C Commitments, as applicable, require the Borrowers to Cash Collateralize the L/C Obligations pursuant to Section 8.02 or (iii) if an Event of Default set forth under Section 8.01(f) occurs and is continuing, the Borrowers shall Cash Collateralize the then Outstanding Amount of all of their (or, in the case of clause (i), the applicable) L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default or the applicable expiration date of any Letter of Credit, as the case may be), and shall do so not later than 2:00 P.M., New York City time, on (x) in the case of the immediately preceding clauses (i) or (ii), (1) the Business Day that the Lead Borrower receives notice thereof, if such notice is received on such day prior to 12:00 Noon, New York City time, or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Lead Borrower receives such notice and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the L/C Issuer, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by the Defaulting Lender). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the L/C Lenders, as collateral for the relevant L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form, amount and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the L/C Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuers and the L/C Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all relevant L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Lead Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(g) is cured or otherwise waived, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be refunded to the Lead Borrower. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. In addition, the Administrative Agent may request at any time and from time to time after the initial deposit of Cash Collateral that additional Cash Collateral be provided by the Borrowers in order to protect against the results of exchange rate fluctuations with respect to Letters of Credit denominated in currencies other than Dollars.

(56)

(h)            Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each L/C Lender in accordance with its Pro Rata Share of L/C Commitments a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Margin applicable to Roll-Up Loans (Rev) times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided, however, any Letter of Credit fees otherwise payable for the account of Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.19(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the applicable expiration date of any Letter of Credit and thereafter on demand.

(57)

(i)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrowers shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum of the maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable in Dollars on the last Business Day of each of March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiration date of any Letter of Credit and thereafter on demand. In addition, the Lead Borrower shall pay directly to each L/C Issuer for its own account with respect to each Letter of Credit the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(j)            [Reserved].

(k)            [Reserved].

(l)            Existing Letters of Credit. The parties hereto agree that the Existing Letters of Credit shall be deemed Letters of Credit for all purposes under this Agreement, without any further action by either Borrower.

(m)            [Reserved].

(n)            Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated for all Loans deemed made as a result of the drawings thereof. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of each Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.04      [Reserved]

Section 2.05      Prepayments.

(a)  (i)  The Borrowers may, upon notice by the Lead Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay any Class or Classes of Term Loans of any Class or Classes in whole or in part without premium or penalty, with respect to the Term Loans, Section 2.09(c) with respect to the Term Loans; provided that (1) such notice must be received by the Administrative Agent not later than (A) 12:30 p.m. (New York, New York time in the case of Loans denominated in Dollars) three (3) Business Days prior to any date of prepayment of Benchmark Rate Loans (unless otherwise agreed by the Administrative Agent) and (B) 11:00 a.m. (New York, New York time) on the date of prepayment of Base Rate Loans; (2) any prepayment of Benchmark Rate Loans shall be in a principal Dollar Amount of $1,000,000, or a whole multiple of $250,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans and the order of Borrowing(s) to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. In the case of each prepayment of Loans pursuant to this Section 2.05(a), the Lead Borrower may in its sole discretion select the Borrowing or Borrowings to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share provided for under this Agreement.

(58)

(ii)            [Reserved].

(iii)            Notwithstanding anything to the contrary contained in this Agreement, the Lead Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(iv)          Notwithstanding anything to the contrary contained in this Agreement, the Lead Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(v)          Each prepayment pursuant to Section 2.05(a)(i) shall be applied to one or more Classes of Term Loans as directed by the Lead Borrower to the Administrative Agent by written notice at or prior to the time of such prepayment or, to the extent the Lead Borrower has not provided such notice to the Administrative Agent by the time of such prepayment, ratably across each class of Term Loans. Each prepayment of any Class of Term Loans pursuant to Section 2.05(a)(i) shall reduce future scheduled amortization payments of principal thereof pursuant to Section 2.07. as directed by the Lead Borrower by written notice to the Administrative Agent at or prior to the time of such prepayment or, to the extent the Lead Borrower has not provided such notice to the Administrative Agent by the time of such prepayment, in the direct order of maturity to the applicable Class of Term Loans.

(b)            Mandatory. (i) [reserved].

(ii)            If (1) the Lead Borrower or any Restricted Subsidiary of the Lead Borrower Disposes of any property or assets outside of the ordinary course of business (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e), (f), (g), (h), (i), (k), (l), (o), (p), (r) or (s)) or (2) any Casualty Event occurs, which results in the realization or receipt by the Lead Borrower or any Restricted Subsidiary of Net Proceeds, the Borrowers shall cause to be prepaid on or prior to the date which is five (5) Business Days after the date of the realization or receipt by the Lead Borrower or any Restricted Subsidiary of such Net Proceeds an aggregate principal amount of Term in an amount equal to 100% of all Net Proceeds realized or received; provided, however, that with respect to any Net Proceeds received or realized from any Casualty Event, the Borrowers shall not be required to prepay the Term Loans pursuant to this Section 2.05(b)(ii) with such Net Proceeds to the extent that the Lead Borrower shall have delivered to the Administrative Agent written notice (email being sufficient) on or prior to such prepayment date stating that such Net Proceeds (or a portion thereof) shall be reinvested in assets useful in the business of the Loan Parties (or any of their respective Subsidiaries) within one hundred eighty (180) days following the receipt of such Net Proceeds, and if at the end of such reinvestment period any such Net Proceeds have not been so reinvested, the Borrowers shall cause to be prepaid on or prior to the date which is five (5) Business Days after the expiration of such reinvestment period an aggregate principal amount of Term Loans (minus the amount of interest due and owing thereon) in an amount equal to 100% of such Net Proceeds that have not been so reinvested.

(iii)          If either Borrower or any Restricted Subsidiary incurs or issues any other Indebtedness (other than Indebtedness not prohibited under Section 7.03), the Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after such Net Proceeds are received by the Lead Borrower or such Restricted Subsidiary.

(59)

(iv)         [Reserved].

(v)          [Reserved].

(vi)          Each prepayment of Term Loans pursuant to this Section 2.05(b) (A) shall be applied either (x) ratably to each Class of Term Loans then outstanding or (y) as requested by the Lead Borrower in the notice delivered pursuant to clause (vii) below, to any Class or Classes of Term Loans with a Maturity Date preceding the Maturity Date of the remaining Classes of Term Loans then outstanding, (B) shall be applied, with respect to future amortization applicable to each such Class for which prepayments will be made, in a manner determined at the discretion of the Lead Borrower in the applicable notice and, if not specified, in direct order of maturity to repayments thereof required pursuant to Section 2.07 and (C) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Share (or other applicable share provided by this Agreement) of each such Class of Term Loans, subject to clause (vii) of this Section 2.05(b).

(vii)         The Lead Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Lead Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Term Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i), (ii) and (iii)(y) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Lead Borrower no later than 5:00 p.m. one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be offered to the Term Lenders not so declining such prepayment on a pro rata basis in accordance with the amounts of the Term Loans of such Lender (with such non-declining Term Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). To the extent such non-declining Term Lenders elect to decline their Pro Rata Share of such Declined Proceeds, any Declined Proceeds remaining thereafter shall be retained by the Borrowers (such remaining Declined Proceeds, the “Borrower Retained Prepayment Amounts”).

(viii)        Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Benchmark Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Benchmark Rate Loan pursuant to Section 3.05. any further action by or notice to or from either Borrower or any other Loan Party) to apply such amount Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Benchmark Rate Loans is required to be made under this Section 2.05(b), prior to the last day of the Interest Period therefor, the Borrowers may, in their sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from either Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(60)

(ix)           Limitation of Prepayment Obligations. Notwithstanding any other provisions of this Section 2.05(b), (i) to the extent any or all of the Net Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Asset Sale”) or the Net Proceeds of any Casualty Event incurred by a Foreign Subsidiary (“Foreign Recovery Event”) to be repatriated to Luxembourg or passed on to or used for the benefit of the Borrowers, the portion of such Net Proceeds of a Foreign Asset Sale or a Foreign Recovery Event so affected will not be required to be applied to prepay the Term Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law or applicable organizational documents of such Foreign Subsidiary will not permit repatriation to Luxembourg or the passing on to or otherwise using for the benefit of the Borrowers (the Borrowers hereby agreeing to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation, passing on or other use for the benefit of the Borrowers and/or use the other cash sources of the Lead Borrower and its Restricted Subsidiaries to make the relevant prepayment) and (ii) to the extent that the Lead Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Asset Sale or Foreign Recovery Event attributable to Foreign Subsidiaries would have material adverse tax consequences (as reasonably determined in good faith by the Lead Borrower) with respect to such Net Proceeds, such Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Foreign Subsidiary.

Section 2.06      Reduction of Commitments.

(a)            [Reserved].

(b)            Mandatory. Each Lender’s New Money Commitments shall be (A) permanently reduced on a dollar-for-dollar basis by the aggregate principal amount of any New Money Term Loans funded by such Lender in accordance with Section 2.01(a) in respect of such applicable New Money Commitments, and (B) terminated in full on the Maturity Date.

(c)            The L/C Commitment shall be terminated on the Maturity Date, so long as the Letters of Credit shall have been Cash Collateralized, terminated or replaced in a manner satisfactory to the L/C Issuer; provided that the foregoing will not release any L/C Lender  from any obligation to fund its portion of L/C Advances with respect to Letters of Credit made prior to the Maturity Date.

Section 2.07      Repayment of Loans.

The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for any Class of Term Loans, the aggregate principal amount of all Term Loans of such Class outstanding on such date.

Section 2.08      Interest.

(a)            Subject to the provisions of Section 2.08(b), each Term Loan that is maintained as a Benchmark Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Benchmark Rate for such Interest Period applicable to the currency in which such Benchmark Rate Loan is denominated plus (B) the Applicable Margin therefor and (ii) each Term Loan that is maintained as a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin therefor.

(b)            During the continuance of an Event of Default, the Borrowers shall pay interest on principal owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(61)

(c)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)            The interest amount is understood as net interest after the deduction of any Swiss Withholding Tax and shall, if the interest is or becomes subject to such tax, and should clause (a) of Section 3.01 be unenforceable for any reason, be adjusted as follows:

(i)            The amount of the payment due from the Borrowers shall be increased to an amount which (after making the deduction of Swiss Federal Withholding Tax) leaves the Lenders entitled to such payment with an amount equal to the payment which would have been due if no deduction of Swiss Federal Withholding Tax had been required. For such purpose, the Swiss Federal Withholding Tax shall be calculated on the full (grossed-up) interest amount.

(ii)            The Borrowers shall provide the Lender or any other Person assigned by the Lender with the necessary documents which are required under the Swiss Federal Withholding Tax Statute and any applicable double taxation treaties between Switzerland and the jurisdiction of organization of any Lender for relief from the Swiss Federal Withholding Tax.

(e)            In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Lead Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.09      Payments.

In addition to certain fees described in Sections 2.03(h) and (i);

(a)            Administrative Agent Fee. The Borrowers agree to pay to the Administrative Agent, for its own account, the administrative agent fees as have been previously agreed in writing or as may be agreed in writing from time to time, including but not limited to, those set forth in the Agent Fee Letter.

(b)            Put Option Premium. The Borrowers shall pay to the applicable Lenders, the Put Option Premium (as defined in the Commitment Letter) in accordance with and at the times set forth in the Commitment Letter, which shall be paid in kind by increasing the aggregate principal amount of New Money Term Loans of each such Lender on such date.

(c)            Commitment Payment. The Borrower shall pay to each Lender having a New Money Commitment on the Closing Date, a commitment payment in an amount equal to 3.50% of the aggregate principal amount of the New Money Commitments of such Lender as of the Closing Date, which shall be fully earned, due and payable on the Closing Date and shall be paid in kind by increasing the aggregate principal amount of the New Money Term Loans of each such Lender on such date.

(62)

Section 2.10      Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the “prime rate” shall be made on the basis of a year of three hundred and sixty-five (365) days, or three hundred and sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11      Evidence of Indebtedness.

(a)            The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c) and proposed Treasury Regulations Section 1.163-5(a) (or, in each case, any amended or successor version), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)            [Reserved].

(c)            Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Section 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.12      Payments Generally. (a)  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. (New York, New York time) on the dates specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York, New York time) in the case of payments in Dollars shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(63)

(b)            If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Benchmark Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)            Unless the Lead Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)            if the Borrowers failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Federal Funds Rate from time to time in effect; and

(ii)            if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Lead Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)            If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)            The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(64)

(f)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)            Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of the Outstanding Amount of all Loans outstanding at such time.

Section 2.13      Sharing of Payments. (a)  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Notwithstanding anything to the contrary contained herein, the provisions of the preceding Section 2.13(a) shall be subject to (x) the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders and (y) the express provisions of Section 3.07, which permit disproportionate payments with respect to the Loans as, and to the extent, provided therein.

(65)

Section 2.14      [Reserved].

Section 2.15      [Reserved].

Section 2.16      [Reserved].

Section 2.17      [Reserved]..

Section 2.18      [Reserved].

Section 2.19      Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(iii)            Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(iv)            Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer; third, [reserved]; fourth, as the Lead Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Lead Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Lead Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Lead Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(66)

(v)           Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Lead Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its rights to receive Letter of Credit fees as provided in Section 2.03(h).

(vi)          Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the “Pro Rata Share” of each Non-Defaulting Lender’s L/C Obligations shall be computed without giving effect to the L/C Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default has occurred and is continuing, and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the L/C Commitment of that Non-Defaulting Lender minus (2) the sum of (A) the aggregate Outstanding Amount of the Loans of that Non-Defaulting Lender under such L/C Commitments plus (B) such Non-Defaulting Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations at such time. Subject to Section 11.19, no reallocation hereto shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)            Defaulting Lender Cure. If the Lead Borrower, the Administrative Agent, and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the funded and unfunded participants in Letters of Credit to be held on a pro rata basis by the L/C Lenders in accordance with their Pro Rata Share of the L/C Commitments, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Lead Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.20      Borrower Obligations Joint and Several. (a)  Each Borrower hereby designates and appoints the Lead Borrower as its agent, attorney-in-fact and legal representative on its behalf for all purposes, including issuing Committed Loan Notices; giving instructions with respect to the disbursement of the proceeds of the Loans; paying, prepaying and reducing loans, commitments, or any other amounts owing under the Loan Documents; selecting interest rate options; giving, receiving, accepting and rejecting all other notices, consents or other communications hereunder or under any of the other Loan Documents; and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Lead Borrower hereby accepts such appointment. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Lead Borrower on behalf of one or more Borrowers as a notice or communication from such Borrower. Each warranty, covenant, agreement and undertaking made on behalf of the Co-Borrower by the Lead Borrower shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower. Any action, notice, delivery, receipt, acceptance, approval, rejection or any other undertaking under any of the Loan Documents to be made by the Lead Borrower in respect of the Obligations of the Co-Borrower shall be deemed, where applicable, to be made in the Lead Borrower’s capacity as representative and agent on behalf of each Borrower, and any such action, notice, delivery, receipt, acceptance, approval, rejection or other undertaking shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

(67)

(b)            The Borrowers shall have joint and several liability in respect of all Obligations hereunder and under any other Loan Document to which any Borrower is a party, without regard to any defense (other than the defense that payment in full in Same Day Funds has been made), setoff or counterclaim which may at any time be available to or be asserted by any other Loan Party against the Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of either Borrower’s liability hereunder, in bankruptcy or in any other instance, and the Obligations of the Borrowers hereunder shall not be conditioned or contingent upon the pursuit by the Lenders or any other person at any time of any right or remedy against either Borrower or against any other person which may be or become liable in respect of all or any part of the Obligations or against any Collateral or Guarantee therefor or right of offset with respect thereto. Each Borrower hereby acknowledges that this Agreement is the joint and several obligation of each Borrower (regardless of which Borrower shall have delivered a Request for Credit Extension) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower. Each Borrower hereby expressly waives, with respect to any of the Loans made to any other Borrower hereunder and any of the amounts owing hereunder by such other Loan Parties in respect of such Loans, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against such other Loan Parties under this Agreement or any other agreement or instrument referred to herein or against any other person under any other guarantee of, or security for, any of such amounts owing hereunder.

Article III

Taxes, Increased Costs Protection and Illegality

Section 3.01         Taxes.

(a)            Payments Free of Taxes. Except as provided in this Section 3.01, or as required by applicable Law, any and all payments made by or on account of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any and all present or future Taxes, excluding, in the case of each Agent and each Lender, (1) Taxes imposed on or measured by its net income, however denominated, franchise (and similar) Taxes imposed on it in lieu of net income Taxes, and branch profits Taxes, in each case, (i) imposed by a jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or Administrative Agent is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or Administrative Agent’s principal office or applicable Lending Office is located, or (ii) that are Other Connection Taxes, (2) Taxes attributable to such Recipient’s failure to comply with Section 3.01(d), and (3) any U.S. federal withholding Taxes imposed under FATCA (all such excluded taxes being hereinafter referred to as “Excluded Taxes”, and all non-excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party, being hereinafter referred to as “Indemnified Taxes”). If the Loan Party or other applicable withholding agent shall be required by any Laws to deduct or withhold any Taxes from or in respect of any sum payable under any Loan Document to any Recipient, (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable by such Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 3.01), each of such Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings, (iii) the applicable withholding agent shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if the Loan Party is the applicable withholding agent, such Loan Party shall furnish to the Agent the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to the Agent.

(68)

In addition, each Borrower (jointly and severally) agrees to pay any and all present and future stamp, transfer, sales and use, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes, or charges or levies of the same character, imposed by any Governmental Authority, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, including additions to tax, penalties and interest related thereto (all taxes described in this paragraph of Section 3.01(a) being hereinafter referred to as “Other Taxes”), save for any Luxembourg Taxes payable (i) due to the registration of a Loan Document with the Administration de l’Enregistrement et des Domaines et de la TVA in Luxembourg when such registration is or was not required to maintain, preserve or enforce the rights of any Loan Party under that Loan Document (as reasonably determined by such party) or (ii) in connection with any registration of a Loan Document for the purposes of any court proceedings before a Luxembourg court or any presentation before a public authority in Luxembourg ("autorité constituée"), except in circumstances where such registration of a Loan Document is required or ordered by the relevant Luxembourg court or public authority in connection with any proceedings or matters pending before such court or authority;.

(b)        Indemnification by the Borrowers.         Each Borrower (jointly and severally) and each Guarantor agrees to indemnify each Recipient for (i) the full amount of Indemnified Taxes and Other Taxes payable by such Recipient and (ii) any reasonable expenses arising therefrom or with respect thereto, provided such Recipient, as the case may be, provides the Lead Borrower or such Guarantor with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.

(c)         Indemnification by the Lenders.         To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c).

(d)        Tax Administration Formalities.

(69)

A.           Each Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the requesting Loan Party and the Administrative Agent, at the time or times reasonably requested by the such Loan Party or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Loan Party or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission (1) would subject such Lender to any material unreimbursed cost or expense (it being understood that the completion, execution and submission of any documentation no more burdensome than that required for U.S. federal income withholding will not for purposes of this subsection (1) give rise to an exception from the preceding sentence and shall not be considered material unreimbursed cost or expense) or (2) would materially prejudice the legal or commercial position of such Lender (it being understood that the completion, execution and submission of the applicable IRS Form W-8 shall not give rise to an exception from the preceding sentence or otherwise be considered prejudicial to the position of a Recipient); provided, however, that in no event shall the Lenders be required to provide its tax returns or its calculations.

B.            Each Recipient shall confirm whether it is entitled to receive payments under any Loan Document free from withholding under FATCA and shall provide any documentation, forms and other information relating to its status under FATCA reasonably requested by the Loan Parties sufficient for the Loan Parties to comply with their obligations under FATCA and to determine whether such Recipient has complied with such applicable reporting requirements.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify the Lead Borrower and the Administrative Agent in writing of its legal inability to do so.

(e)           Designation of Different Lending Office. If any Recipient requests compensation under Section 3.04, or requires the Borrowers or any Loan Party to pay any Indemnified Taxes or additional amounts to any Recipient or any Governmental Authority for the account of any Recipient pursuant to Section 3.01, then such Recipient shall (at the request of the Lead Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Recipient, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, and (ii) would not subject such Recipient to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Recipient. The Lead Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Recipient in connection with any such designation or assignment.

(f)         Treatment of Certain Refunds.         If any Recipient determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to the Loan Party, net of all reasonable out-of-pocket expenses of the Recipient, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Recipient on such interest); provided that the Loan Parties, upon the request of the Recipient, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Recipient be required to pay any amount to the Loan Party pursuant to this paragraph (f) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Taxes had never been paid. This section shall not be construed to require any Recipient to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrowers or any other Person.

(70)

(g)           Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h)          All amounts set forth in a Loan Document to be payable by any Loan Party to a Lender or Agent which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (j) below, if VAT is or becomes chargeable on any supply made by any Lender or Agent to any Loan Party under a Loan Document and such Lender or Agent is required to account to the relevant taxing authority for the VAT, that Loan Party shall pay to the relevant Lender or Agent (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender or Agent shall promptly provide an appropriate VAT invoice to such Loan Party).

(i)            If VAT is or becomes chargeable on any supply made by any Lender or Agent (the “Supplier”) to any other Lender or Agent (the “Recipient”) under a Loan Document, and any Loan Party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration) (i) (where the Supplier is the Person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this sub-paragraph (i) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and (ii) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(j)            Where a Loan Document requires any Loan Party to reimburse or indemnify a Lender or Agent for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) such Lender or Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender or Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(k)           Any reference in paragraphs 3.01(h)-(l) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(71)

(l)            In relation to any supply made by a Party to any other Party under a Loan Document, if reasonably requested by such Party, that other Party must promptly provide such Party with details of that other Party’s VAT registration and such other information as is reasonably requested in connection with such Party’s VAT reporting requirements in relation to such supply.

(m)          The Borrowers and the Term Loan Lenders an agree that the Borrowers will report the payment of interest in accordance with the tax laws of the applicable jurisdictions in a reasonable manner and in good faith.

Section 3.02         Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Benchmark Rate Loans (whether denominated in Dollars or Euros), then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent, any obligation of such Lender to make or continue Benchmark Rate Loans in the affected currency or currencies shall be suspended until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Lead Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or (I) if applicable, and such Loans are denominated in Dollars, convert all of such Lender’s Benchmark Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Benchmark Rate component of the Base Rate) or (II) if applicable, and such Loans are denominated in Euros, to the extent the Lead Borrower and all Appropriate Lenders agree, convert such Loans to Loans bearing interest at an alternative rate mutually acceptable to the Lead Borrower and all of the Appropriate Lenders, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Benchmark Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Benchmark Rate Loans; and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Benchmark Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Benchmark Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Benchmark Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03         Inability to Determine Rates.

Notwithstanding anything herein to the contrary if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a)           the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b)           the applicable Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Lead Borrower and each Lender.

(72)

Upon notice thereof by the Administrative Agent to the Lead Borrower, any obligation of the applicable Lenders to make SOFR Loans, and any right of the Borrowers to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Lead Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Lead Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Lead Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.05. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to the “Term SOFR” component of the definition of “Base Rate” until the Administrative Agent revokes such determination.

Section 3.04         Increased Cost and Reduced Return; Capital Adequacy; Reserves on Benchmark Rate Loans. (a)  If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Benchmark Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (1) Indemnified Taxes, Other Taxes or Excluded Taxes or (2) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Benchmark Rate Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)           If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)           The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each applicable Benchmark Rate Loan of the Borrowers equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Benchmark Rate Loans of the Borrowers such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Lead Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

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(d)           [Reserved].

(e)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(f)            If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Lead Borrower, use reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(f) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.04(a), (b) or (c).

(g)           For purposes of this Section 3.04, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

Section 3.05         [Reserved].

Section 3.06         Matters Applicable to All Requests for Compensation. (a)  Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Lead Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)           With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Lead Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Lead Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.04, the Lead Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Benchmark Rate Loan, or, if applicable, to convert Base Rate Loans into Benchmark Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

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(c)           If the obligation of any Lender to make or continue any Benchmark Rate Loan, or to convert Base Rate Loans into Benchmark Rate Loans, shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Benchmark Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Benchmark Rate Loans (or, in the case of any immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)            to the extent that such Lender’s Benchmark Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Benchmark Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)            all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Benchmark Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Benchmark Rate Loans shall remain as Base Rate Loans.

(d)           If any Lender gives notice to the Lead Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Benchmark Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Benchmark Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Benchmark Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Benchmark Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

Section 3.07         Replacement of Lenders under Certain Circumstances. (a)  If at any time (i) the Borrowers become obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Benchmark Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Lead Borrower may on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender and, in the case of clause (y) below only, with the prior written consent of the Required Lenders; provided that such consent shall not be required in the case of the termination of Commitments of Defaulting Lenders, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign, at par, pursuant to Section 10.07(b) (with the assignment fee to be paid by the Lead Borrower in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or with respect to a class vote, clause (iii)) to one or more Eligible Assignees, none of which shall constitute a Defaulting Lender; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Lead Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender or L/C Issuer, as the case may be, and (1) in the case of a Lender (other than an L/C Issuer in its capacity as such), repay all Obligations of the Lead Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all Obligations of the Lead Borrower owing to such L/C Issuer relating to the Letters of Credit issued by such L/C Issuer as of such termination date and cancel or backstop on terms and issued by an issuer reasonably satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable facility only in the case of clause (i) or with respect to a class vote,, clause (iii).

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(b)          Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Lead Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrowers owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender (other than any amounts owing to the assigning Lender pursuant to Section 3.05, which shall be paid in full by the Borrower) concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c)           [Reserved].

(d)           In the event that (i) the Lead Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Class, the Required Class Lenders) have agreed (but solely to the extent required by Section 10.01) to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08         Survival. All of obligations of the Lead Borrower and the Co-Borrower under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

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Article IV

Conditions Precedent to Credit Extensions

Section 4.01         First Credit Event. The obligation of each Lender to make Loans on the Closing Date, is subject at the time of the making of such Loans to the satisfaction or waiver of the following conditions:

(i)	Credit Agreement. This Agreement shall have been duly executed and delivered by the Borrowers and each Closing Date Guarantor.

(ii)	Security. The Security Agreement shall have been duly executed and delivered by the OpCo Debtors.

(iii)	SHC DIP Credit Agreement. (i) The SHC DIP Credit Agreement shall have been executed and delivered (or shall be executed and delivered substantially concurrently with the consummation of the Transactions contemplated to occur on the Closing Date) by the SHC DIP Loan Parties party thereto the SHC DIP Administrative Agent and the lenders party thereto, in form and substance reasonably satisfactory to the Required Lenders, (ii) the SHC DIP Credit Agreement shall be in full force and effect immediately after giving effect to the Transactions contemplated to occur on the Closing Date and (iii) no “Default” or “Event of Default” (each as defined in the SHC DIP Credit Agreement) shall have occurred and be continuing, in each case, immediately after giving effect to the Transactions contemplated to occur on the Closing Date.

(iv)	Organization Documents. The Administrative Agent shall have received (i) a copy of the Organization Documents, including all amendments thereto, of each Borrower, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization or similar Governmental Authority, and a certificate as to the good standing or comparable certificate under applicable law (where relevant) of each Borrower as of a recent date, from such Secretary of State or similar Governmental Authority, including with respect to the Lead Borrower (A) a certificate of non-registration of judicial decisions or of administrative dissolution without liquidation (certificat de non inscription d'une décision judiciaire ou de dissolution administrative sans liquidation) delivered by the Luxembourg Insolvency Register (Reginsol, Registre de l'Insolvabilité) held and maintained by the RCS in respect of the Lead Borrower, dated no earlier than one (1) Business Day prior to the Closing Date, certifying that, as of the date of the day immediately preceding such certificate, that Lead Borrower has not been declared bankrupt (en faillite), and that it has not applied for administrative dissolution without liquidation (dissolution administrative sans liquidation), reprieve from payment (sursis de paiement), judicial or voluntary liquidation (liquidation judiciaire ou volontaire), such other proceedings listed at Article 13, items 4 to 12, 16 and 17 of the Luxembourg Act dated December 19, 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time), (B) an excerpt (extrait) from the RCS pertaining to the Lead Borrower, dated no earlier than one (1) Business Day prior to the Closing Date, and (ii) a certificate of the Secretary or Assistant Secretary or other Responsible Officer under applicable law of each Borrower dated the Closing Date and certifying (where relevant) (A) that attached thereto is a true and complete copy of the Organization Documents of such Borrower as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or board of managers (or equivalent governing body) of such Borrower authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the granting of Liens to secure the Loan Parties’ Obligations hereunder, and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the Organization Documents of such Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing or comparable certificate under applicable law furnished pursuant to clause (i) above, (D) as to (if applicable) the incumbency and specimen signature of each Responsible Officer executing any Loan Document on behalf of such Borrower and countersigned by another officer or manager as to the incumbency and specimen signature of the Secretary or Assistant Secretary or comparable officer under applicable law executing the certificate pursuant to clause (ii) above, (E) if required by the articles of association or laws of the jurisdiction of its incorporation or organization of any Borrower (if applicable) or in the context of any pledge of shares granted over the shares in the capital in any Borrower, a copy of a resolution of the general meeting or a resolution in writing signed by all the holders of the issued shares (if applicable) of that company, (F) if applicable, a copy of a resolution signed by the supervisory board of the relevant Borrower, and (G) such other matters that are customarily included in a certificate of this nature in the jurisdiction of its incorporation or organization.

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(v)	Fees, Etc. Subject to the terms of the applicable DIP Order, all fees, premiums, payments, reasonable costs and expenses (including, without limitation, reasonable and documented legal fees and expenses) and other compensation contemplated hereby, payable to the Agents (including pursuant to the Agent Fee Letter), the Lenders (including pursuant to Section 2.09), or otherwise payable in respect of the Transactions, in each case, shall have been paid (or shall be paid substantially concurrently with the consummation of the Transactions on the Closing Date) to the extent due and payable on the Closing Date.

(vi)	USA PATRIOT Act. The Administrative Agent shall have received (on or prior to the Closing Date) all documentation and other information required by regulatory authorities with respect to the Borrowers reasonably requested in writing at least five (5) Business Days prior to the Closing Date by the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(vii)	Restructuring Transaction Related Deliverables.

(i)            The Interim DIP Order (A) shall have been entered by the Bankruptcy Court in the Chapter 11 Cases not later than four (4) calendar days after the Petition Date, (B) shall be in full force and effect, and (C) shall not have been vacated, reversed, stayed, modified or amended in any respect without the prior written consent of the Required Lenders;

(ii)            The SHC Interim DIP Order (A) shall have been entered by the Bankruptcy Court in the Chapter 11 Cases not later than four (4) calendar days after the Petition Date, (B) shall be in full force and effect, and (C) shall not have been vacated, reversed, stayed modified or amended in any respect without the prior written consent of the Required Lenders;

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(iii)            The Loan Parties shall have delivered to the Ad Hoc Group’s Advisors the Initial Budget, in the form of Annex I or any other form which shall be in form and substance acceptable to the Required Lenders;

(iv)            The Interim DIP Order shall be effective to create, in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid, binding, enforceable, non-avoidable, and automatically and fully perfected Liens on, and security interests in, the Collateral of the OpCo Debtors, to the extent required by the Interim DIP Order and with the priority set forth therein;

(v)            The Administrative Agent shall have received (i) an acknowledgment of senior liens from the Prepetition OpCo Agent and the Prepetition Superpriority Agent and (ii) an amendment to the Prepetition OpCo Credit Agreement executed by the Lenders party thereto and Prepetition Superpriority Credit Agreement providing for the payment subordination of the Prepetition OpCo Secured Obligations to the Obligations under this Agreement; and

(vi)            The Closing Date shall have occurred on or before the date that is three (3) Business Days after the date of the entry of the Interim DIP Order.

Section 4.02         All Credit Events. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Benchmark Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (except to the extent such representation or warranty is qualified by “materiality” or “Material Adverse Effect”, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b)          No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom, in each case, that has not been cured or waived.

(c)          The Administrative Agent shall have received a Committed Loan Notice in respect of the requested Borrowing in accordance with the requirements hereof.

(d)          Other than with respect to the Credit Extension on the Closing Date, the Bankruptcy Court shall have entered the Final DIP Order, which shall have been entered no later than thirty-five (35) days after the Petition Date and which shall be in full force and effect and shall not have been reversed, vacated or stayed, and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Required Lenders;

(e)            [reserved];

(f)            [reserved];

(g)           The Administrative Agent, for the benefit of the Secured Parties, shall have valid, binding, enforceable, non-avoidable, and automatically and fully and perfected Liens on, and security interests in, the Collateral (subject to the exceptions set forth in this Agreement and the other Loan Documents), in each case, having the priorities set forth in the DIP Orders and subject only to Prior Liens and the payment in full in cash of any amounts due under the Carve Out; and

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(h)           The Restructuring Support Agreement is in full force and effect, and no breach, default or event of default shall have occurred and be continuing thereunder.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Benchmark Rate Loans) submitted by the Lead Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02 on the Closing Date, each Lender that has signed or authorized the signing of this Agreement shall be deemed to have been satisfied with each document or other matter under Sections 4.01 and 4.02 that is required to be acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

Article V

Representations and Warranties

Holdings, the Borrowers and each of the other Loan Parties party hereto represent and warrant to the Agents and the Lenders on the Closing Date that:

Section 5.01         Existence, Qualification and Power; Compliance with Laws. Each OpCo Debtor is a debtor in the Chapter 11 Cases. Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except, in each case referred to in clause (a) (other than with respect to each Borrower), (b)(i) (other than with respect to each Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02         Authorization; No Contravention. Subject to entry of the DIP Orders, the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person (other than the DIP Orders, the Restructuring Support Agreement and the Chapter 11 Plan)or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any material Law; except with respect to any conflict, breach, contravention or payment (but not the creation of any Lien) referred to in clause (ii)(x), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

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Section 5.03         Governmental Authorization; Other Consents. (a)  Subject to entry of the DIP Orders, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and registrations necessary to perfect, as applicable, the Liens or register the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been (or, within the applicable period set out in the relevant Collateral Document, will be) duly obtained, taken, given or made and are or (within such applicable period will be) in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

(b)          Any Luxembourg Loan Party has carried out its activities and will continue to carry out its activities in a manner which complies with all relevant regulatory requirements regarding activities of the financial sector and in a manner which does not require it to be authorized under the Luxembourg Act, dated April 5, 1993, on the financial sector, as amended.

Section 5.04         Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. Subject to entry of the DIP Orders, this Agreement and each other Loan Document constitute legal, valid and binding obligations of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) the DIP Orders, (ii) the need for filings, registrations and, with respect to Collateral owned by Foreign Loan Parties, any other perfection steps necessary to create or perfect or register the Liens on the Collateral granted by the Loan Parties that are not SHC Debtors in favor of the Secured Parties and (iii) the effect of and restrictions under foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Loan Parties, intercompany Indebtedness owed by Foreign Loan Parties and any Collateral of Foreign Loan Parties.

Section 5.05         Financial Statements; No Material Adverse Effect. (a)  The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of Trinseo PLC and its Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and absence of footnotes.

(b)           [Reserved].

(c)           [Reserved].

(d)           Since the execution of the Restructuring Support Agreement, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

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Section 5.06         Litigation. Except the commencement of the Chapter 11 cases, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Lead Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any the Lead Borrower or any of its Restricted Subsidiaries against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07         Ownership of Property; Liens. (a)  The Lead Borrower and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in (in each case, to the extent applicable in the jurisdiction in which such Real Property is located), all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.07 hereto and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title, interest, easement or other limited property interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            [Reserved].

Section 5.08         Environmental Matters. Except as disclosed in Schedule 5.08(a) or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)	each Loan Party is in compliance with all applicable Environmental Laws, and has obtained, and is in compliance with, all Environmental Permits required of any of them under applicable Environmental Laws;

(ii)	there are no claims, proceedings, investigations or actions by any Governmental Authority or other Person pending, or to the knowledge of the Lead Borrower, threatened in writing, under any Environmental Law or to revoke, suspend or modify any Environmental Permit held by any of the Loan Parties under applicable Environmental Laws;

(iii)	none of the Loan Parties has agreed to assume or accept responsibility, by contract or otherwise, for any Environmental Liability of any other Person; and

(iv)	there are no facts, circumstances or conditions relating to the past or present business or operations of any of the Loan Parties or any of their respective predecessors (including the disposal of any wastes, hazardous substances or other materials), or to any Real Property at any time owned, leased or operated by any of them, that could reasonably be expected to give rise to any Environmental Liability on the part of the Loan Parties.

Section 5.09         Taxes. Subject to applicable bankruptcy law, the terms of the DIP Orders and any required approval or order by the Bankruptcy Court, except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have filed all returns, statements, forms and reports for taxes (for purposes of this Section, “Returns”) required to be filed, and the Returns accurately reflect all liability for taxes of the Loan Parties and their Subsidiaries as a whole for the periods covered thereby, except to the extent that such filing is stayed by the commencement of the Chapter 11 Cases. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have paid all taxes levied or imposed upon them or their properties that are due and payable (including in their capacity as a withholding agent), except (i) to the extent that such payment is stayed by the commencement of the Chapter 11 Cases or (ii) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP if such contest shall have the effect of suspending enforcement or collection of such taxes. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Loan Parties or any of their Subsidiaries, threatened by any authority regarding any taxes relating to the Loan Parties or any of their Subsidiaries, nor is there any proposed Tax deficiency or assessment known to any Loan Parties against the Loan Parties that would, if made, individually or in the aggregate, have a Material Adverse Effect.

(82)

Section 5.10         ERISA Compliance. (a)  Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Pension Plan is in compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and all other applicable Laws and regulations.

(b)            (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made; (ii) no Loan Party, Restricted Subsidiary or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) no Loan Party, Restricted Subsidiary or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) no Loan Party, Restricted Subsidiary or ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA; except, with respect to each of the foregoing clauses (i) through (iv) of this Section 5.10(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)            Except as could not reasonably be expected to result in a Material Adverse Effect: (i) each Foreign Pension Plan maintained or administered by a Loan Party or a Restricted Subsidiary has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made by a Loan Party or a Restricted Subsidiary with respect to a Foreign Pension Plan have been timely made and the Loan Parties and Restricted Subsidiaries have not incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan; and (iii) each Foreign Pension Plan maintained or administered by the Loan Party or a Restricted Subsidiary is funded to the extent required by Law or otherwise to comply with the requirements of any material Law applicable in the jurisdiction in which such Foreign Pension Plan is maintained.

Section 5.11         Subsidiaries; Equity Interests. As of the Closing Date, (a) the Loan Parties (other than Holdings) are direct and indirect wholly-owned Subsidiaries of Holdings and (b) the Co-Borrower is a wholly-owned Subsidiary of Holdings. All of the outstanding Equity Interests owned by the Loan Parties in such Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party in such Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01

Section 5.12         Margin Regulations; Investment Company Act. (a)  No Borrower is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(83)

(b)           None of the Borrowers or any other Loan Party is, or is required to be, registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13         Disclosure. To the best knowledge of the Lead Borrower, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Lead Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation of such materials; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.14         Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Lead Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of such Loan Party, threatened in writing; (b) hours worked by and payment made to employees of the Lead Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from the Lead Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 5.15         Intellectual Property; Licenses, Etc.. The Lead Borrower and its Restricted Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, domain names, software, trade secrets, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and such IP Rights do not conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Lead Borrower, no use of IP Rights, advertising, product, process, method, substance, part or other material used by any Loan Party or any of its Subsidiaries in the operation of their respective businesses as currently conducted infringes upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim, accused infringements or litigation regarding any of the IP Rights is pending or, to the knowledge of the Lead Borrower, threatened in writing against any Loan Party or any of its Restricted Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.16         [Reserved].

Section 5.17         Subordination of Junior Financing. The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

(84)

Section 5.18         Collateral Documents.

(a)           Subject to, and upon entry of, the DIP Orders, the DIP Orders and the other Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents with respect to any Loan Parties that are not SHC Debtors (and subject to the effect of and applicable restrictions under foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Loan Parties, intercompany Indebtedness owed by Foreign Loan Parties and any Collateral of Foreign Loan Parties, and subject to other perfection requirements specifically set out in the Collateral Documents), are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid, enforceable, non-avoidable and automatically and fully perfected security interest in the Collateral described therein and pledged under the Loan Documents and the DIP Orders, in each case, to the extent required by the Loan Documents and the DIP Orders, having the priorities set forth in the DIP Orders and subject only to the Carve-Out, Prior Liens and other exceptions set forth in the DIP Orders and the Loan Documents. Upon entry of the DIP Orders, the Administrative Agent shall have a legal, valid, enforceable, non-avoidable and automatically and fully perfected security interest in all right, title and interest in the Collateral of the SHC Debtors, as security for the Obligations, to the extent required by the DIP Orders, having the priorities set forth in the DIP Orders and subject only to the Carve-Out, Prior Liens and other exceptions set forth in the DIP Orders.

(b)           Pursuant to and to the extent provided in the DIP Orders, no filing or other action will be necessary to perfect or protect such Liens and security interests.

(c)           Pursuant to and to the extent provided in the DIP Orders, the Obligations of the OpCo Debtors under this Agreement will constitute allowed superpriority administrative expense claims in the Chapter 11 Cases under section 364(c) of the Bankruptcy Code, having priority over all administrative expense claims and unsecured claims against such OpCo Debtors now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code on a joint and several basis and all superpriority administrative expense claims granted to any other Person, subject only to the Carve-Out and other exceptions set forth in the DIP Orders, which claims shall have recourse to all of the OpCo Debtors’ assets.

Section 5.19         Centre of Main Interest. For the purposes of the Insolvency Regulation, the centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) of each Holdco, each Borrower and each of their Restricted Subsidiaries that is formed or incorporated in a jurisdiction within the European Union is situated in the jurisdiction of its registered office and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.

Section 5.20         Pensions Act. (a)  Neither the Lead Borrower nor any of its Restricted Subsidiaries is or has been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 as amended).

(b)           Neither the Lead Borrower nor any of its Restricted Subsidiaries is or has been “connected” with or an “associate” of (as those terms are used in sections 39 and 43 of the Pensions Act 2004) such an employer.

Section 5.21         Commercial Benefit. Each Loan Party acknowledges that the entry into and performance by such Loan Party of its obligations under the Loan Documents to which it is a party is for such Loan Party’s commercial benefit.

Section 5.22         USA Patriot Act, Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions . (a)  To the extent applicable, each of Holdings and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA Patriot Act and AML Laws.

(85)

(b)            Holdings and its Subsidiaries, their respective directors and officers, and to the knowledge of Holdings or its Subsidiaries, their respective employees and agents, have conducted their businesses in compliance with Anti-Corruption Laws in all material respects. No part of the proceeds of the Loans (or any Letter of Credit) will be used by Holdings or its Subsidiaries, directly or, to its knowledge, indirectly, for any offer, payment, promise to pay, or authorization or approval of the payment or giving of money or anything else of value to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct any improper business advantage, in violation in any material respect of any Anti-Corruption Laws.

(c)            (i) None of Holdings or its Subsidiaries will directly or, to the knowledge of Holdings or such Subsidiary, indirectly, use the proceeds of the Loans (or any Letters of Credit) in violation of applicable Sanctions or otherwise knowingly make available such proceeds to any Person for the purpose of financing the activities or business of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent licensed, exempted or otherwise approved by a competent governmental body responsible for enforcing such Sanctions, (ii) none of Holdings, any Subsidiary or to the knowledge of Holdings or such Subsidiary, their respective directors, officers or employees or, to the knowledge of either Borrower, any controlled Affiliate of Holdings, either Borrower or their respective Subsidiaries that will act in any capacity in connection with or benefit from any Facility, is a Sanctioned Person and (iii) none of Holdings, its Subsidiaries or, to the knowledge of Holdings or such Subsidiary, their respective directors, officers and employees are in violation of applicable Sanctions in any material respect.

(d)            The representations and warranties given in this Section 5.22 shall only be given by any Loan Party and apply to any Loan Party to the extent that giving of and complying with such representations and warranties does not result in a violation of or conflict with or does not expose any Loan Party to any liability under the Council Regulation (EC) 2271/96 or any similar anti-boycott laws or regulations.

Section 5.23         Luxembourg Specific Representations. (i) Each Luxembourg Loan Party is in full compliance with all requirements of the Luxembourg Act dated May 31, 1999 on the domiciliation of companies, as amended from time to time and all related regulations and (ii) the head office (administration centrale), the place of effective management (siège de direction effective) and (for the purposes of the Insolvency Regulation) the center of main interests (centre des intérêts principaux) of each Luxembourg Loan Party in Luxembourg is located at the place of its registered office (siège statutaire) in Luxembourg.

Section 5.24         Budget; Variance Report. The Initial Budget, each Approved Budget and each Updated Budget is based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, in light of the circumstances under which they were made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact, such financial information as it relates to future events are subject to uncertainties and contingencies, many of which are beyond the Borrowers’ control, no assurance can be given that such financial information as it relates to future events will be realized and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein and such differences may be material. From and after the delivery of any Variance Report in accordance with this Agreement, such Variance Report shall be true, complete and correct in all material respects and fairly represent in all material respects the results of operations of the Borrowers and their Subsidiaries for the period covered thereby and in the detail to be covered thereby.

(86)

Section 5.25         Orders. Prior to the entry of the Final DIP Order, the Interim DIP Order is in full force and effect and has not been vacated, reversed or rescinded, amended or modified without the prior written consent of the Required Lenders, and no appeal of such Interim DIP Order has been timely filed or, if timely filed, no stay pending such appeal is currently effective. After entry of the Final DIP Order, such Final DIP Order is in full force and effect and has not been vacated, reversed or rescinded, amended or modified without the prior written consent of the Required Lenders, and no appeal of such Final DIP Order has been timely filed or, if timely filed, no stay pending such appeal is currently effective.

Section 5.26         Bankruptcy Matters.

(i) The Chapter 11 Cases were validly commenced on the Petition Date, and (x) proper notice under the circumstances of the motion seeking approval of the Loan Documents and entry of the DIP Orders was given, and (y) the hearing for the approval of the Interim DIP Order has been held by the Bankruptcy Court.

(ii) After the entry of the DIP Orders, the Obligations will constitute DIP Superpriority Claims and the liens securing the Obligations shall be senior secured, valid, enforceable, and automatically and properly perfected priming liens on the Collateral, having the priorities set forth in the DIP Orders, subject in all respects to the Carve-Out, Prior Liens, and other exceptions set forth in the DIP Orders, Prior Liens and the Loan Documents.

Article VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder which is accrued and payable shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then from and after the Closing Date, the Lead Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.16) cause each of its Restricted Subsidiaries to:

Section 6.01         Financial Statements. (a)  [reserved];

(b)            Deliver to the Administrative Agent for prompt further distribution to each Lender, within forty-five (45) days after the end of each fiscal quarter of each fiscal year of Parent completed after the Closing Date, a consolidated statements of cash flows for such fiscal quarter, certified by a Responsible Officer of Parent or a Borrower as to the best of his or her knowledge, fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)            Deliver to the Administrative Agent for prompt further distribution to each Lender, within thirty (30) days after the end of each month of each fiscal quarter of Parent completed after the Closing Date, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such month and the related consolidated statements of income or operations for such month, certified by a Responsible Officer of Parent or a Borrower as to the best of his or her knowledge, fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(87)

Notwithstanding the foregoing, the obligations in this Section 6.01 may be satisfied with respect to financial information of the Parent and its Subsidiaries by furnishing the Parent’s (or any parent’s) Form 10-K or 10-Q, as applicable, filed with the SEC.Documents required to be delivered pursuant to this Section 6.01 and Section 6.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which any parent (or the Lead Borrower) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Lead Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Lead Borrower shall deliver paper copies of such documents (which may be electronic copies delivered via electronic mail) to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Lead Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.02         Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(i)	[reserved];

(ii)	[reserved];

(iii)	[reserved];

(iv)	[reserved]; and

(v)	promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Section 6.03         Notices. Promptly after a Responsible Officer of any Loan Party has obtained actual knowledge thereof, notify the Administrative Agent for prompt further notification to each Lender:

(i)	of the occurrence of any Default ;

(ii)	of the occurrence of an ERISA Event which could reasonably be expected to result in a Material Adverse Effect; and

(iii)	of the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, against the Lead Borrower or any other Loan Party that could in each case reasonably be expected to result in a Material Adverse Effect.

(88)

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Lead Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b) or (c) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Lead Borrower or the respective Loan Party has taken and proposes to take with respect thereto.

Section 6.04         Payment of Taxes. Subject to applicable bankruptcy law, the terms of the DIP Orders and any required approval or order by the Bankruptcy Court, pay, discharge or otherwise satisfy, as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (i) any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, (ii) such payment is stayed by the commencement of the Chapter 11 Cases or (iii) or the failure to pay or discharge would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05         Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (x) in a transaction permitted by Section 7.04 or 7.05 and (y) any Restricted Subsidiary may merge, amalgamate or consolidate with any other Restricted Subsidiary and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of (a) (other than with respect to either Borrower) or (b) to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to a transaction permitted by Section 7.04 or 7.05 or clause (a) (y) of this Section 6.05.

Section 6.06         Maintenance of Properties. Except (i) if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) for Dispositions permitted by Section 7.05 (a) maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in as good a working order, repair and condition, as they were in on the date hereof, ordinary wear and tear excepted and fire, casualty or condemnation excepted, (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice and in the normal conduct of its business, and (c) maintain or renew all of its registered or issued intellectual property.

Section 6.07         Maintenance of Insurance.

(a)            Generally. Maintain, with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Lead Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b)            Requirements of Insurance. (i) All such insurance shall (other than for any German Loan Party) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable and (ii) with respect to any German insurance contract or policy of a German Loan Party, a German Loan Party shall not agree on a cancellation, material reduction in amount or material change in coverage thereof that is adverse to the interests of any Agent or the Lenders without providing the Administrative Agent with a written notice ten (10) days prior to effecting such cancellation, material reduction on amount or material change in coverage setting out in detail what the cancellation, material reduction on amount or material change in coverage will be; provided that if the Administrative Agent does not notify the relevant German Loan Party within ten (10) days after having received such notice that it objects the action contemplated in the notice, such German Loan Party may agree on such cancellation, material reduction or material change.

(89)

(c)            [Reserved].

(d)            If the Lead Borrower or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 6.07, or if the Lead Borrower or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Lead Borrower and its Subsidiaries jointly and severally agree to reimburse the Administrative Agent for all costs and expenses of procuring such insurance. The provisions of this Section 6.07 shall be deemed supplemental to, but not duplicative of, the provisions of any Collateral Documents that require the maintenance of insurance.

Section 6.08         Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except, in each case, if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09         Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of the Lead Borrower or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10         Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of such Loan Party’s or such Restricted Subsidiary’s properties, to examine such Person’s corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss such Person’s affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Lead Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided that only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year and only one (1) such time shall be at the Lead Borrower’s expense; provided further that when an Event of Default has occurred and is continuing, the Administrative Agent (or any of its representatives or independent contractors), on behalf of itself and the Lenders, may do any of the foregoing at the expense of the Lead Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Lead Borrower the opportunity to participate in any discussions with the Lead Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Lead Borrower or any of its Restricted Subsidiaries shall be required to disclose, or permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney client or similar privilege or constitutes attorney work-product.

(90)

Section 6.11         Additional Collateral; Additional Guarantors. Subject to Section 6.18, at the Borrowers’ expense, subject to the limitations and exceptions of this Agreement, including, without limitation, the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including always ensuring that the Obligations are secured by a first-priority security interest in all Collateral.

Section 6.12         Compliance with Environmental Laws. (a)  Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying any of their Real Properties or facilities to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for the ownership or operation of any of their Real Properties, facilities or business; and, in each case to the extent required by any Environmental Law, conduct any investigation, remedial or other corrective action to the extent required by any Environmental Law to address Hazardous Materials at any of their Real Properties or facilities, or any other location, in accordance with such Environmental Law.

Section 6.13         [Reserved].

Section 6.14         Further Assurances. Promptly upon reasonable request by the Administrative Agent (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement. If the Administrative Agent or the Collateral Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party subject to a mortgage constituting Collateral, the Lead Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

Section 6.15         [Reserved].

Section 6.16         [Reserved].

Section 6.17         Use of Proceeds. The Borrowers will use (x) the proceeds of the New Money Term Loans only (i) to make adequate protection payments as required in the Loan Documents and the DIP Orders, (ii) to pay the fees, expenses, and administrative costs of the Chapter 11 Cases, (iii) to pay obligations arising from or related to the Carve-Out, (iv) to pay prepetition obligations as approved by the Bankruptcy Court, and (v) for working capital and other general corporate needs and purposes of the OpCo Debtors and certain of their Affiliates (including, for the avoidance of doubt, non-OpCo Debtors), in each case, in accordance with and subject to the Loan Documents and the DIP Orders (including the Approved Budget, subject to the Permitted Variance); (y) the Roll-Up Term Loans only to roll-up amounts outstanding under the Prepetition OpCo Secured Obligations and (z) use the proceeds of any Letter of Credit for any purpose not otherwise prohibited under this Agreement, including, for general corporate purposes or working capital needs.

(91)

No proceeds of any loan borrowed under this Agreement will be used, whether directly or indirectly, in a manner which would constitute a harmful “use of proceeds in Switzerland” as interpreted by the Swiss Federal Tax Administration for purposes of Swiss Withholding Tax, unless the Swiss Federal Tax Administration confirms by way of a binding tax ruling satisfactory to the Administrative Agent that interest payments under this Agreement will not be subject to Swiss Withholding Tax (irrespective of a potential use of proceeds in Switzerland).Post-Closing Actions.

Section 6.18         Post-Closing Actions. Complete each of the actions described on Schedule 6.18 as soon as commercially reasonable and by no later than the date set forth in Schedule 6.18 with respect to such action or such later date as the Administrative Agent may reasonably agree at the direction of the Required Lenders.

Section 6.19         Compliance with Anti-Corruption Laws. The Lead Borrower shall, and shall cause each of its Subsidiaries to: (a) conduct its business in a manner expected to maintain compliance with Anti-Corruption Laws, and maintain policies and procedures designed to ensure compliance with Anti-Corruption Laws; and (b) not authorize the use of the proceeds of any Borrowing, directly or, to its knowledge, indirectly, in any manner which would violate Anti-Corruption Laws in any material respect.

Section 6.20         Liquidity. Not later than 5:00 p.m. New York City time every Thursday (commencing with Thursday of the week immediately following entry of the Interim DIP Order) (each such Thursday, a “Liquidity Report Deadline”), deliver to the Lenders a report setting forth Liquidity as of the last Business Day of the calendar week immediately preceding such Liquidity Report Deadline.

Section 6.21         Lender Calls. The Loan Parties shall hold weekly conference calls and/or video calls (on a day and time as may be agreed by the Ad Hoc Group’s Advisors and the Company Advisors) among the Company Advisors, the Ad Hoc Group’s Advisors, the Ad Hoc Group, which calls may cover the Loan Parties’ financial performance, the latest Approved Budget, Variance Reports, and/or any projections and such other information and matters reasonably related thereto; provided that the Loan Parties’ senior management shall, to the extent reasonably practicable, attend such weekly conference call subject to the reasonable prior written request of the Lenders.

Section 6.22         Budget and Variance Reporting(i)         .

(i)	Not later than 5:00 p.m. New York City time on every other Thursday following the Closing Date (commencing with the Thursday of the second week immediately following the week in which the Petition Date occurs) (each such Thursday, the “Updated Budget Deadline”), deliver to the Ad Hoc Group’s Advisors a supplement to the Initial Budget or most-recently delivered Updated Budget (each such supplement, an “Updated Budget”), covering the 13-week period that commences with Monday of the calendar week of the Updated Budget Deadline, consistent with the form and level of detail set forth in the Initial Budget and including a forecasted unrestricted cash balance as well as a line-item report setting forth the estimated fees and expenses to be incurred by each professional advisor on a monthly basis. Each Updated Budget shall be subject to the approval of the Required Lenders (or one of the Ad Hoc Group's Advisors on behalf of the Required Lenders) (the Initial Budget and each Updated Budget so approved, an “Approved Budget”). An Updated Budget shall be deemed approved only upon (a) receipt by the Loan Parties of written approval thereof by the Required Lenders (or one of the Ad Hoc Group's Advisors on behalf of the Required Lenders) (with email from the Ad Hoc Group's Advisors to the Loan Parties being sufficient) or (b) failure of the Required Lenders (or one of the Ad Hoc Group's Advisors on behalf of the Required Lenders) to approve or reject such Updated Budget within three (3) Business Days of delivery thereof (it being understood that if no such acceptance or rejection shall be delivered by 11:59 p.m. NYC time on such third Business Day, then such Updated Budget shall be deemed approved). In the event an Updated Budget is not approved (or deemed approved) in accordance with the foregoing, the prior Approved Budget shall remain in effect. Prior to delivery of the first Updated Budget required to be delivered after the Closing Date, the Initial Budget shall constitute the Approved Budget.

(92)

(ii)	Not later than 5:00 p.m. New York City time every Thursday (commencing with Thursday of the second week immediately following the week in which the Petition Date occurs) (each such Thursday, a “Variance Report Deadline”), deliver to the Ad Hoc Group’s Advisors a variance report (each, a “Variance Report”), in form and substance reasonably acceptable to the Required Lenders, showing the difference between total actual operating receipts and total budgeted operating receipts as set forth in the Approved Budget, as the case may be (the “Receipts Variance”) and total actual operating disbursements and total budgeted operating disbursements as set forth in the Approved Budget, as the case may be (the “Disbursements Variance”), in each case, for the Applicable Period, together with a reasonably detailed explanation of such Receipts Variance and Disbursements Variance.

(iii)	Not later than 5:00 p.m. New York City time on the fifteenth (15th) day of each month (commencing with the first such date following the Petition Date), deliver to the Ad Hoc Group’s Advisors a variance report (the “Professional Fee Variance Report”), in form and substance reasonably acceptable to the Required Lenders, showing the difference between the total actual professional fees and expenses and total budgeted professional fees and expenses as set forth in the Approved Budget, as the case may be (the “Professional Fee Variance”), in each case, for the period then-ended.

Section 6.23         Milestones. The Loan Parties shall satisfy the requirements of each Milestone, including by the time, to the extent, and in the manner required thereby (or as otherwise agreed to by the Required Lenders in writing (email being sufficient)).

Section 6.24         Bankruptcy Related Matters(a)         .

(a)            The OpCo Debtors shall cause all proposed (i) “first day” orders, (ii) “second day” orders, (iii) orders related to or affecting the Obligations and/or the Loan Documents, the Prepetition OpCo Secured Obligations and applicable loan documents, any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course or adequate protection, (iv) orders concerning the financial condition of the OpCo Debtors, or other Indebtedness of the OpCo Debtors and (v) orders establishing procedures for administration of the Chapter 11 Cases or approving significant transactions submitted to the Bankruptcy Court, in each case, proposed by the OpCo Debtors, to be in accordance with the terms of this Agreement and the Restructuring Support Agreement, to the extent applicable;

(b)            The OpCo Debtors shall comply in all material respects with each order entered by the Bankruptcy Court in connection with the Chapter 11 Cases Bankruptcy Order and with the terms of the Restructuring Support Agreement;

(c)            The OpCo Debtors shall deliver to the Ad Hoc Group’s Advisors not less than two (2) full Business Days prior to any material filing (or, if not reasonably practicable as a result of exigent circumstances, as soon as reasonably practicable prior to any such material filing), copies of all proposed material pleadings, motions, applications, orders, financial information and other documents to be filed by or on behalf of the OpCo Debtors with the Bankruptcy Court in the Chapter 11 Cases that affect or may affect any of the Secured Parties, and shall consult in good faith with the Ad Hoc Group’s Advisors and the Required Lenders regarding the form and substance of any such document; provided that, the foregoing shall not apply to any monthly or quarterly operating reports, retention applications, fee applications, fee statements, and any declarations in support thereof or related thereto filed in the Chapter 11 Cases.

(93)

(d)            The OpCo Debtors shall if not otherwise provided through the Bankruptcy Court’s electronic docketing system or by Kroll Restructuring Administration LLC, as soon as available, deliver to the Administrative Agent and to the Ad Hoc Group’s Advisors promptly as soon as available, copies of all material final pleadings, motions, applications, orders, financial information and other documents, in each case, distributed by or on behalf of the Loan Parties to any official or unofficial committee appointed or appearing in the Chapter 11 Cases or any other party in interest.

Article VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations as to which no claim has been asserted) which is accrued and payable shall remain unpaid or unsatisfied shall remain outstanding or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place),, then from and after the Closing Date:

Section 7.01         Liens. The Lead Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(i)	Liens pursuant to any Loan Document;

(ii)	Liens existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals, refinancings or extensions thereof; provided that, (i) the Lien does not extend to any additional property other than after-acquired property that is affixed or incorporated into the property covered by such Lien and proceeds and products thereof, and (ii) the replacement, renewal, refinancing or extension of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(iii)	Liens for taxes, assessments or governmental charges that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or equivalent accounting principles in the relevant jurisdiction;

(iv)	statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens (and, in case of supply agreements governed by German law, also contractually agreed Liens in favor of suppliers) arising in the ordinary course of business and (x) which do not in the aggregate materially detract from the value of any of the Lead Borrower’s or such Restricted Subsidiary’s property or assets taken as a whole or materially impair the operation of the business of the Lead Borrower or such Restricted Subsidiary taken as a whole or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(94)

(v)	(i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, health, disability or employee benefits, unemployment insurance and other social security laws or similar legislation or regulation or other insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (ii) part-time worker arrangements in accordance with the German Old-Age Employees Part Time Act (Altersteilzeitgesetz) or pursuant to section 7d of book IV of the German Social Act (Sozialgesetzbuch) and (iii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Lead Borrower or any of its Restricted Subsidiaries;

(vi)	deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(vii)	(i) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions, matters which would be disclosed by an accurate survey or inspection of any Real Property and other, similar encumbrances and minor title defects affecting Real Property that do not in the aggregate materially interfere with the ordinary conduct of the business of the Lead Borrower or any of its Restricted Subsidiaries, taken as a whole, or (ii) easements, rights-of-way, restrictions (including zoning restrictions) or encroachments that are reserved for the benefit of The Dow Chemical Company on any leased Real Property;

(viii)	Liens securing Obligations under, and as defined in, the Prepetition OpCo Credit Agreement and the Prepetition Superpriority Credit Agreement;

(ix)	Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(x)	leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Lead Borrower or any Restricted Subsidiary, taken as a whole or (ii) secure any Indebtedness;

(xi)	Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(xii)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including any netting, the right of set-off and any liens arising under the general business conditions of a credit institution with which the Lead Borrower or any of its Restricted Subsidiaries maintains a banking relationship in Germany or The Netherlands) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(95)

(xiii)	[reserved];

(xiv)	Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement permitted hereunder;

(xv)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.06;

(xvi)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvii)	Liens that are contractual rights of setoff or rights of pledge (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Lead Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Lead Borrower or any of its Restricted Subsidiaries;

(xviii)	ground leases in respect of Real Property on which facilities owned or leased by the Lead Borrower or any of its Restricted Subsidiaries are located;

(xix)	Liens (i) in favor of the Lead Borrower or a Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party securing Indebtedness permitted under Section 7.03(b) and (ii) in favor of the Lead Borrower or any Subsidiary Guarantor;

(xx)	any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Lead Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xxi)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Lead Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(xxii)	Liens to secure Indebtedness permitted under Section 7.03(v) existing as of the Closing Date; provided that (i) such Liens are created within 270 days of the acquisition, construction, repair, lease, replacement or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(96)

(xxiii)	Liens on property of any Non-Loan Party, which Liens secure Indebtedness of the applicable Non-Loan Party permitted under Section 7.03 or other obligations of any Non-Loan Party not constituting Indebtedness;

(xxiv)	Liens existing on property at the time of the acquisition thereof or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.15), in each case after the Closing Date (including Capital Leases as provided for in the last paragraph of Section 7.03) (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition or such Person becoming a Restricted Subsidiary);

(xxv)	(i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Lead Borrower and its Restricted Subsidiaries, taken as a whole;

(xxvi)	Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(xxvii)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xxviii)	cash collateral pledged to secure letters of credit incurred pursuant to Section 7.03(xxii);

(xxix)	Liens on Securitization Assets purported to be sold, contributed or otherwise transferred in connection with a Permitted Securitization or Liens over bank accounts of any Loan Party or any Restricted Subsidiary or any Securitization Subsidiary, so long as such bank accounts do not receive or hold funds of a Loan Party or any Restricted Subsidiary (other than Securitization Assets and proceeds thereof), in each case which may be required as part of a Permitted Securitization;

(xxx)	Liens securing the Prepetition Senior Notes;

(97)

(xxxi)	the modification, replacement, renewal or extension of any Lien permitted by clauses (v) and (x) of this Section 7.01; provided that, (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) their modification, renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness) ;

(xxxii)	other Liens with respect to property or assets of the Lead Borrower or any of its Restricted Subsidiaries securing obligations in an aggregate principal amount outstanding at any time not to exceed $2,500,000;

(xxxiii)	Liens on assets of the Prepetition Super HoldCo Foreign Guarantors securing Prepetition Super HoldCo Secured Obligations; and

(xxxiv)	[reserved].

Notwithstanding the foregoing, neither the Lead Borrower nor any of its Restricted Subsidiaries shall grant a Lien on any Designated Real Property, other than any Lien deemed to exist by virtue of the respective landlord’s ownership interest in such Designated Real Property.

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.

Section 7.02         Subsidiaries. No Loan Party shall form or acquire any direct Subsidiary after the Closing Date other than in connection with the consummation of the Transactions.

Section 7.03         Indebtedness. Neither the Lead Borrower nor any of its Restricted Subsidiaries shall, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(i)	Indebtedness of any Loan Party under the Loan Documents;

(ii)	Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof;

(iii)	Guarantees by the Lead Borrower and any Restricted Subsidiary in respect of Indebtedness of the Lead Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee of any Junior Financing shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination arrangements with respect to such Indebtedness;

(iv)	Indebtedness of the Lead Borrower or any Restricted Subsidiary owing to any Loan Party or any other Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary of a Loan Party) to the extent constituting a Permitted Investment or an Investment permitted by Section 7.06;

(98)

(v)	(i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by the Lead Borrower or any Restricted Subsidiary existing as of the Closing Date and (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05 and existing as of the Closing Date and, in each case, any Permitted Refinancing thereof;

(vi)	Indebtedness in respect of Swap Contracts designed to hedge against the Lead Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(vii)	[reserved];

(viii)	Indebtedness representing deferred compensation to employees of the Lead Borrower or any of its Restricted Subsidiaries incurred in the ordinary course of business or Indebtedness in relation to any part-time worker arrangements in accordance with the German Old-Age Employees Part Time Act (Altersteilzeitgesetz) or pursuant to section 7d of book IV of the German Social Act (Sozialgesetzbuch);

(ix)	Indebtedness to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Lead Borrower or any Parent permitted by Section 7.06;

(x)	[reserved];

(xi)	Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(xii)	Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xiii)	Indebtedness incurred by the Lead Borrower or any of its Restricted Subsidiaries in the form of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims;

(xiv)	obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Lead Borrower or any of its Restricted Subsidiaries or obligations in the form of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(xv)	the Prepetition Senior Notes;

(99)

(xvi)	Indebtedness supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(xvii)	to the extent constituting Indebtedness, obligations of the Lead Borrower or any Restricted Subsidiary which is the seller, originator, servicer, investment manager, intermediate transferor or parent guarantor (or any obligation of the Lead Borrower or any Restricted Subsidiary in respect of a seller, originator, servicer, investment manager, intermediate transferor or parent guarantor) in a Permitted Securitization in respect of any Standard Securitization Undertakings as to such Permitted Securitization and Guarantees of the Lead Borrower or any other Loan Party as to such Indebtedness;

(xviii)	Indebtedness of a Non-Loan Party existing as of the Closing Date;

(xix)	Indebtedness which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (xix) and then outstanding, does not exceed $2,500,000;

(xx)	[reserved];

(xxi)	(i) any joint and several liability arising as a result of (the establishment of) a fiscal unity (fiscale eenheid) between Restricted Subsidiaries incorporated in The Netherlands; and (ii) a guarantee granted pursuant to a declaration of joint and several liability use for the purpose of Section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to Section 2:404(2) of the Dutch Civil Code) in respect of Restricted Subsidiaries;

(xxii)	letters of credit in an aggregate face amount not to exceed $1,000,000;

(xxiii)	Indebtedness of the Lead Borrower or any Restricted Subsidiary (and any Permitted Refinancing thereof) in an aggregate principal amount not to exceed the amount of the net cash proceeds received by the Lead Borrower after the Closing Date from the issuance or sale of Equity Interests of the Lead Borrower or cash contributed to the capital of the Lead Borrower (in each case, other than proceeds of Disqualified Equity Interests or sales of Equity Interests to the Lead Borrower or any of its Subsidiaries) as determined in accordance with clauses (b) and (c) of the definition of “Cumulative Credit” to the extent such net cash proceeds have not been applied to make Restricted Payments pursuant to Section 7.06 or to prepay, redeem, purchase, defease or satisfy Indebtedness pursuant to Section 7.13, so long as (i) such Indebtedness is incurred within one year following the receipt by the Lead Borrower of such net cash proceeds and (ii) such Indebtedness is designated as “Contribution Indebtedness” on the date incurred;

(xxiv)	unsecured Indebtedness in respect of obligations of the Lead Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money;

(100)

(xxv)	all Obligations under, and as defined in, the Prepetition Superpriority Credit Agreement;

(xxvi)	Indebtedness arising out of, or in connection with, Cash Management Practices, provided that any such Indebtedness owed by Loan Parties to Restricted Subsidiaries that are not Loan Parties shall be subordinated to the Obligations pursuant to a subordination agreement and related documentation in form and substance reasonably satisfactory to the Required Lenders;

(xxvii)	all Obligations under, and as defined in, the Prepetition OpCo Credit Agreement;

(xxviii)	Guarantees of Prepetition Super HoldCo Secured Obligations by the Prepetition Super HoldCo Foreign Guarantors; and

(xxix)	all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (bb) above.

For purposes of determining compliance with Section 7.03, in the event that an item of Indebtedness (or any portion thereof) at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness described in Section 7.03(i) through (xxv) above, the Lead Borrower, in its sole discretion, will classify and may subsequently reclassify such item of Indebtedness (or any portion thereof) in any one or more of the types of Indebtedness described in Section 7.03(i) through (xxv) and will only be required to include the amount and type of such Indebtedness in such of the above clauses as determined by the Lead Borrower at such time. The Lead Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 7.03(i) through (xxv) so long as such Indebtedness (or any portion thereof) is permitted to be incurred pursuant to such provision at the time of reclassification. Notwithstanding the foregoing, Indebtedness incurred (a) under the Loan Documents shall only be classified as incurred under Section 7.03(a) and (b) under the Prepetition Senior Notes thereof shall only be classified as incurred under Section 7.03(xv).

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including OID) incurred in connection with such refinancing.

(101)

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Lead Borrower dated such date prepared in accordance with GAAP.

Section 7.04         Fundamental Changes. Neither the Lead Borrower nor any of its Restricted Subsidiaries shall merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(i)	any Restricted Subsidiary of the Lead Borrower (other than the Co-Borrower) may merge, amalgamate or consolidate with (i) the Lead Borrower (including a merger, the purpose of which is to reorganize the Lead Borrower into a new jurisdiction); provided that the Lead Borrower shall be the continuing or surviving Person; or (ii) one or more other Restricted Subsidiaries of the Lead Borrower (other than the Co-Borrower);

(ii)	[reserved];

(iii)	[reserved];

(iv)	[reserved];

(v)	[reserved];

(vi)	the Lead Borrower and the Restricted Subsidiaries may consummate the Transactions;

(vii)	any Restricted Subsidiary and the Co-Borrower may effect a merger, amalgamation, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, Section 7.06 or any Permitted Investments;

(viii)	[reserved]; and

(ix)	[reserved].

Section 7.05         Dispositions. Neither the Lead Borrower nor any of its Restricted Subsidiaries shall, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition, except:

(i)	(x) Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrowers or any of their Restricted Subsidiaries and (y) Dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(ii)	Dispositions of inventory, goods held for sale in the ordinary course of business and immaterial assets in the ordinary course of business (including allowing any issuances, registrations or any applications for registration of any intellectual property to lapse or become abandoned in the ordinary course of business);

(iii)	Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(102)

(iv)	Dispositions of property to the Lead Borrower or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such Investment must be a Restricted Investment permitted by Section 7.06 or a Permitted Investment;

(v)	Dispositions that are permitted by Section 7.04 (or otherwise constitute a Restricted Payment permitted by Section 7.06 or a Permitted Investment (other than a Permitted Investment pursuant to clause (d) or (y) of the definition thereof) and Liens permitted by Section 7.01 (other than Section 7.01(m));

(vi)	Dispositions of cash and Cash Equivalents;

(vii)	(i) leases, subleases, licenses or sublicenses (including the provision of software or the licensing of other intellectual property rights) and termination thereof, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrowers and the Restricted Subsidiaries taken as a whole, (ii) the Aristech and Altuglas License Agreements and (iii) Dispositions of intellectual property that are not material to the business of the Borrowers and the Restricted Subsidiaries;

(viii)	transfers of property subject to Casualty Events;

(ix)	Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(x)	Lead Borrower and the Restricted Subsidiaries may consummate the Transactions;

(xi)	[reserved];

(xii)	so long as the Lead Borrower or a Restricted Subsidiary receives at least fair market value therefor (taking into account any Securitization Seller’s Retained Interest), any sale, contribution or other transfer of Securitization Assets in connection with a Permitted Securitization;

(xiii)	Dispositions which may not be prohibited pursuant to section 1136 of the German Civil Code;

(xiv)	[reserved];

(xv)	any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Lead Borrower and its Subsidiaries as a whole, as determined in good faith by the management of the Lead Borrower;

(xvi)	[reserved];

(xvii)	the Lead Borrower and the Restricted Subsidiaries may enter into any agreement to make any Disposition so long as consummation of the Disposition contemplated by such agreement is contingent upon either (i) the Required Lenders consenting to such transactions or (ii) the repayment in full of the Obligations (other than indemnities and other contingent liabilities that survive repayment of the Loans);

(103)

(xviii)	the unwinding of any Swap Contracts pursuant to its terms;

(xix)	the dissolution or liquidation of any Subsidiary with no assets;

(xx)	[reserved];

(xxi)	Dispositions in the aggregate pursuant to this clause (xxi) not to exceed $2,500,000, as determined at the time of such Disposition; and

(xxii)	[reserved];

provided that any Disposition of any property pursuant to Section 7.05(x), (xiv) or (xxi) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06         Restricted Payments. The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to ,declare or make, directly or indirectly, any Restricted Payment, other than:

(a)            Each Restricted Subsidiary may make Restricted Payments to the Lead Borrower, and other Restricted Subsidiaries of the Lead Borrower (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Lead Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests); and

(b)            for any taxable period for which any Borrower or any Subsidiary of any Borrower is treated as an entity disregarded as separate from its regarded owner for U.S. federal and/or applicable state or local income tax purposes, the Borrowers and the Borrowers’ Subsidiaries may make distributions, directly or indirectly, to such regarded owner, as applicable, to permit it to pay any income Taxes attributable to the income of such Borrower or Subsidiary; provided that the amount of distributions permitted to be made under this clause (a) for any taxable period shall not exceed the amount of such Taxes that would have been due and payable by the Borrowers and/or the applicable Subsidiaries had the Borrowers and/or such Subsidiaries been a stand-alone corporate taxpayer or tax group, as applicable; and provided further that the amount of distributions permitted to be made under this clause (a) for any taxable period attributable to the income of a Subsidiary that is not a Loan Party shall be limited to the amount of cash distributions or payments made by such Subsidiary to the applicable regarded owner for such purpose.

Section 7.07         Change in Nature of Business. The Lead Borrower shall not, nor shall the Lead Borrower permit any of the Restricted Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Lead Borrower and its Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto (including related, complementary, synergistic or ancillary technologies) or reasonable extensions thereof.

(104)

Section 7.08         Transactions with Affiliates. Neither the Lead Borrower shall, nor shall the Lead Borrower permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Lead Borrower involving aggregate payments or consideration in excess of $5,000,000 for any individual transaction or series of related transactions, whether or not in the ordinary course of business, other than:

(i)	transactions among any Holdco, the Lead Borrower and its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transactions that are not otherwise prohibited under this Agreement;

(ii)	on terms substantially as favorable to the Lead Borrower or such Restricted Subsidiary as would be obtainable by the Lead Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(iii)	the Transactions and the payment of fees and expenses (including Transaction Expenses) as part of or in connection with the Transactions;

(iv)	Restricted Payments permitted under Section 7.06 and Permitted Investments other than Permitted Investments under clauses (a)(ii), (b) and (u) of the definition thereof;

(v)	loans and other transactions by the Lead Borrower and its Restricted Subsidiaries to the extent expressly permitted under this Article VII;

(vi)	employment, consulting, and severance and other service or benefit-related arrangements between the Lead Borrower and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and other equity award and employee benefit plans and arrangements in the ordinary course of business;

(vii)	the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Lead Borrower and its Restricted Subsidiaries (or any Parent) in the ordinary course of business;

(viii)	transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 (to the extent not otherwise permitted by this Agreement) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(ix)	[reserved];

(x)	transactions related to Permitted Securitizations;

(xi)	transactions related to Cash Management Practices;

(xii)	any transaction with any Holdco, a Restricted Subsidiary or joint venture partners, in each case in compliance with the terms of this Agreement that are on terms at least as favorable as might reasonably have been obtained at such time in an arm’s length transaction from an unaffiliated party in the reasonable determination of the board of directors of the Lead Borrower;

(xiii)	transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Lead Borrower and the Restricted Subsidiaries, in the reasonable determination of the board of directors or the senior management of the Lead Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(105)

(xiv)	transactions among Aristech and/or Altuglas, on the one hand, and Holdco, the Lead Borrower and its Restricted Subsidiaries, on the other hand, in the ordinary course of business; and

(xv)	transactions in which the Lead Borrower or any of the Restricted Subsidiaries, as the case may be, deliver to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Lead Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.08.

Section 7.09         Burdensome Agreements. The Lead Borrower shall not, nor shall the Lead Borrower permit any of its Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document, any Prepetition SHC Loan Documents, any Prepetition Loan Documents, or any Prepetition Second Lien Notes Document) that limits the ability of (a) any Restricted Subsidiary of the Lead Borrower to make Restricted Payments to the Lead Borrower or any of its Restricted Subsidiaries or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which:

(i)	(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by preceding clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligations;

(ii)	are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Lead Borrower, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Lead Borrower;

(iii)	represent Indebtedness of a Restricted Subsidiary of the Lead Borrower which is not a Loan Party which is permitted by Section 7.03;

(iv)	arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition;

(v)	are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures constituting Permitted Investments or otherwise permitted under Section 7.06 and applicable solely to such joint venture;

(vi)	are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness;

(106)

(vii)	are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(viii)	comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e) or (g) (in each case to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness);

(ix)	are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Lead Borrower or any Restricted Subsidiaries;

(x)	are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business;

(xi)	are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(xii)	arise in connection with cash or other deposits permitted under Sections 7.01 and the definition of Permitted Investments and limited to such cash or deposit;

(xiii)	comprise restrictions imposed by any agreement evidencing any Indebtedness permitted under Section 7.03 to the extent that such restrictions (taken as a whole) are, in the good faith judgment of the Lead Borrower, no more onerous to Lead Borrower and its Restricted Subsidiaries than customary market terms for Indebtedness of such type and in any event are no more onerous to Lead Borrower and its Restricted Subsidiaries than those restrictions contained in this Agreement and the other Loan Documents; and

(xiv)	any amendments, modifications, restatements or renewals of the agreements, contracts or instruments referred to in clause (a) through (m) above, provided that such amendments, modifications, restatements or renewals, taken as a whole, are not materially more restrictive with respect to such encumbrances or restrictions than those contained in such predecessor agreements, contracts or instruments.

Section 7.10         [Reserved]

Section 7.11         Prepetition Super HoldCo Credit Agreement.

(a)            Subject to the DIP Orders and the Restructuring Support Agreement, the Lead Borrower shall not consent to any amendment to the Prepetition Super Holdco Credit Agreement that would adversely affect the interests of the Secured Parties.

Section 7.12         Accounting Changes. The Lead Borrower shall not make any change in its fiscal year; provided, however, that the Lead Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrowers and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.13         Prepayments, Etc. of Indebtedness. (a)  The Lead Borrower shall not, nor shall the Lead Borrower permit any of its Restricted Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted) (x) any Indebtedness incurred under Section 7.03(g), (s), (t) or (u) that is expressly subordinated to the Obligations in right of payment or security or (y) any other Indebtedness that is required to be expressly subordinated to the Obligations in right of payment or security pursuant to the terms of the Loan Documents (all Indebtedness described under (x) and (y), collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) in connection with the consummation of the Transactions, including in connection with the Roll-Up Term Loans and (ii) the prepayment of Indebtedness of the Lead Borrower owing to the Co-Borrower, or a Foreign Guarantor or the prepayment of Indebtedness of Holdings owing or any Restricted Subsidiary owing to the Lead Borrower or any Restricted Subsidiary to the extent not prohibited by the subordination provisions of any intercompany subordination agreement.

(107)

(b)            The Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation (including documentation evidencing Permitted Refinancings thereof but other than intercompany indebtedness) without the consent of the Administrative Agent (acting at the written direction of the Required Lenders) (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that nothing in this Section 7.13(b) shall prohibit the Lead Borrower and its Restricted Subsidiaries from refinancing, replacing or renewing any such Junior Financing to the extent otherwise permitted by Section 7.13(a).

Section 7.14         Permitted Activities. With respect to each Holdco, each Holdco shall not engage in any material operating or business activity; provided, that the following and any activities incidental thereto shall be permitted in any event: (i) (x) in the case of Holdings, its ownership of the Equity Interests of the Lead Borrower or any Intermediate Holding Company and (y) in the case of any Intermediate Holding Company, its ownership of Equity Interests of the Lead Borrower, and, in each case, activities incidental thereto, including payment of dividends and other amounts in respect of its Equity Interests, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, the Prepetition Senior Notes and any other Indebtedness, (iv) any public offering of its Equity Interests or any other issuance or sale of its Equity Interests, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, providing a performance guaranty in connection with a Permitted Securitization and (x) in the case of Holdings, making contributions to the capital of any Intermediate Holding Company, and guaranteeing the obligations of any Intermediate Holding Company and the Lead Borrower and its Restricted Subsidiaries and (y) in the case of any Intermediate Holding Company, making contributions (including any contribution or transfer made in the form of an intercompany loan provided on an interest-free basis) to the capital of any other Intermediate Holding Company or the Lead Borrower and guaranteeing the obligations of and the Lead Borrower and its Restricted Subsidiaries, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Parent, (vii) holding any cash or property (but not operate any property) including any intercompany receivable to the extent held in accordance with an activity otherwise permitted by this Section 7.14 and the other provisions of the Credit Agreement, (viii) providing indemnification to officers and directors, (ix) in the case of Holdings, the incurrence of Indebtedness under that certain Loan Agreement dated as of September 8, 2023, by and between LuxCo Finance, as lender, and Holdings, as borrower, in an aggregate principal amount equal to $128,865,980, as in effect on December 12, 2024, so long as such Indebtedness (I) is not guaranteed by any Loan Party or Restricted Subsidiary, (II) is unsecured, (III) has a final scheduled maturity date after the Latest Maturity Date, (IV) has a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the 2021 Incremental Term Loans, the 2023 Term Loans or any Extended Term Loans as to which the 2021 Incremental Term Loans or the 2023 Term Loans were the Existing Term Loan Tranche, (V) has no scheduled amortization, payments of interest in cash, payments of principal or any mandatory redemption, repurchase, prepayment or sinking fund obligations, in each case, prior to the Latest Maturity Date and (VI) is subject to a Subordination Agreement, (x) [reserved], (xi) in connection with the consummation of the Transactions, and (xii) in each case, any activities incidental to the foregoing. Notwithstanding anything herein to the contrary, (i) no Intermediate Holding Company shall own any Equity Interests other than those of the Lead Borrower or another Intermediate Holding Company (unless such Equity Interests are promptly contributed to the Lead Borrower) and (ii) Holdings shall not own any Equity Interests other than (A) those of an Intermediate Holding Company or the Lead Borrower (unless such Equity Interests are promptly contributed to the Lead Borrower) or (B) those of Parent in connection with share purchases, provided however, that such share purchases and the payments related thereto are permitted by Section 7.06.

(108)

Section 7.15         New Subsidiaries. The Borrowers shall not (and shall not permit any Subsidiary to), directly or indirectly, acquire, form, incorporate or otherwise organize any Subsidiaries that were not Subsidiaries of the Borrowers as of the Closing Date, without the prior written consent of the Required Lenders, other than in connection with the consummation of the Transactions.

Section 7.16         Permitted Variance; Liquidity.

(a)            The Loan Parties shall not permit the Liquidity, with respect to each Liquidity Report Deadline, as of the last Business Day of the calendar week immediately preceding such Liquidity Report Deadline, to be less than $100,000,000.

(b)            The Loan Parties shall not permit the Disbursements Variance (excluding professional fees) to exceed the Permitted Variance over any Applicable Period (other than in the case of total actual operating disbursements being less than total budgeted operating disbursements).

Section 7.17         Chapter 11 Cases. The Borrower shall not (and shall not permit any Subsidiary to), directly or indirectly:

(i)            except for the Carve-Out, incur, create, assume, suffer to exist or permit, or file any motion seeking, any other superpriority claim which is pari passu with, or senior to, the Obligations (except as set forth in the DIP Orders or expressly permitted by the Loan Documents);

(ii)            incur, create, assume, suffer to exist or permit or file any motion seeking, any Lien which is pari passu with, or senior to, the Liens granted hereunder (except as set forth in the DIP Orders or as explicitly permitted by the Loan Documents);

(iii)            make or permit to be made any amendment, modification, supplement or change to the DIP Orders (other than technical modifications to correct grammatical, ministerial or typographical errors), without the prior written consent of the Required Lenders and any additional consents set forth in the Restructuring Support Agreement;

(iv)            (a) make payments under any management incentive, severance, retention or other bonus or compensation plan or on account of claims or expenses arising under any section of the Bankruptcy Code, except, in each case, (1) as is consistent with the terms and conditions of the Restructuring Support Agreement or (2)  as approved in writing by the Required Lenders, or (b)(1) enter into or make or implement any amendment, waiver, supplement, or other modification to any employment agreement or employee compensation plan, except, in each case, (A) as is consistent with the terms and conditions of the Restructuring Support Agreement or (B)  as approved in writing by the Required Lenders or (2) pay or cause to be paid any amount contemplated by such agreements or plans and which are consistent with the terms and conditions of the Restructuring Support Agreement before the date on which such amount becomes due and payable pursuant to the terms of such agreements or plans, as applicable, in each case;

(109)

(v)            commence any adversary proceeding, contested matter or other action (or otherwise support any party) asserting any claims or defenses or otherwise against (or asserting any surcharge under section 506(c) of the Bankruptcy Code or otherwise against) the Administrative Agent, any Lender, any other Secured Party and any Prepetition OpCo Secured Parties, the other Loan Documents, the transactions contemplated hereby or thereby, the Prepetition Loan Documents, the other documents or agreements executed or delivered in connection therewith or the transactions contemplated thereby;

(vi)            except as provided in the DIP Orders, use any cash collateral, proceeds of the Obligations, or any cash or other amounts to (a) investigate, challenge, object to or contest the extent, validity, enforceability, security, perfection or priority of any of the Liens securing the Loans, the Liens securing the Prepetition OpCo Secured Obligations or the Obligations hereunder, (b) investigate or initiate any claim or cause of action against any of the Administrative Agent, the Collateral Agent or the Lenders or Prepetition OpCo Secured Parties, (c) object to or seek to prevent, hinder or delay or take any action to adversely affect the rights or remedies of the Lenders or the Prepetition OpCo Secured Parties, or (d) seek to approve superpriority claims or grant liens or security interests (other than those expressly permitted under the Loan Documents and the DIP Orders) that are senior to or pari passu with the Liens securing the Prepetition OpCo Secured Obligations, the DIP Superpriority Claims or the adequate protection liens or claims granted under the DIP Orders; or

(vii)            file any motion or application with the Bankruptcy Court with regard to actions taken outside the ordinary course of business of the Loan Parties without consulting with the Lenders and providing the Lenders three (3) Business Days’ (or as soon thereafter as is practicable) notice and the opportunity to review and comment on each such motion.

Article VIII

Events of Default and Remedies

Section 8.01         Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(i)	Non-Payment. (a) Any Loan Party fails to pay in the currency required hereunder (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document (other than professional fees) and (b) within five (5) Business Days after the same becomes due, any professional fees payable hereunder or pursuant to the DIP Orders; or

(ii)	Specific Covenants. Any Borrower or, in the case of Section 7.14, any Holdco, fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a), 6.17, 6.18, 6. 20, 6.21 6.22, 6.23 or 6.24 (solely with respect to a Borrower) or Article VII; or

(iii)	Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for ten (10) Business Days after receipt of written notice thereof by the Lead Borrower from the Administrative Agent; or

(110)

(iv)	Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Holdco, the Lead Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (except to the extent such representation, warranty, certification or statement of fact is qualified by “materiality” or “Material Adverse Effect”, in which case such representation, warranty, certification or statement of fact shall be correct in all respects) when made or deemed made; or

(v)	Cross-Default. Solely to the extent not subject to the automatic stay as a result of the commencement of the Chapter 11 Cases or a forbearance agreement, reasonably acceptable to the Required Lenders (the Restructuring Support Agreement is deemed acceptable), any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of the obligations outstanding under (i) the Prepetition Super HoldCo Credit Agreement, (ii) the Prepetition Second Lien Notes Indenture, (iii) the Prepetition OpCo Loan Documents or (iv) any other Indebtedness (other than Indebtedness arising under the SHC DIP Credit Agreement) having an outstanding aggregate principal amount of not less than the Threshold Amount, other than the SHC DIP Loan Documents (such Indebtedness described in the foregoing clauses (i) through (iv) collectively, the “Covered Indebtedness”), or (B) fails to observe or perform any other agreement or condition relating to any Covered Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any other default thereunder by any Loan Party), the effect of which default or other event is to cause, or to permit the holder or holders of such covered Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such covered Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided, further, that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such covered Indebtedness, if such sale or transfer is permitted under the terms of the documents providing for such Indebtedness; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any acceleration of the Loans pursuant to Section 8.02; or

(vi)	Insolvency Proceedings, Etc. Other than the Chapter 11 Cases and except as otherwise contemplated in the Restructuring Support Agreement, any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, receiver-manager, trustee, statutory manager, custodian, monitor, conservator, liquidator, rehabilitator, controller, administrator, judicial manager, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, receiver-manager, trustee, statutory manager, custodian, monitor, conservator, liquidator, rehabilitator, administrator, judicial manager, administrative receiver or similar officer is appointed without the application or consent of such Person; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person, or an order for relief is entered in any such proceeding; or, in relation to any Luxembourg Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) organized under the laws of Luxembourg, a Luxembourg Insolvency Event has occurred; or, in addition, in relation to any Loan Party or that is a Restricted Subsidiary (other than an Immaterial Subsidiary) organized under the laws of Federal Republic of Germany, a court order for the rejection of insolvency proceedings due to lack of funds (Abweisungsbeschluss mangels Masse) is made, or in relation to any Loan Party organized under the laws of Singapore, such Loan Party is declared by the Minister of Finance of Singapore to be a company to which Part 9 of the Companies Act 1967 of Singapore applies, or in relation to any Loan Party incorporated in Hong Kong, a winding-up order or an order appointing a provisional liquidator is made in respect of such Loan Party under the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong; or

(111)

(vii)	Inability to Pay Debts; Attachment. (i) [reserved], or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties and is not released, vacated or fully bonded within sixty (60) days after its issue or levy, or, in relation to any Loan Party or their Subsidiaries, taken as a whole, or that is a Restricted Subsidiary organized under the laws of Federal Republic of Germany, a German Insolvency Event has occurred; or

(viii)	Judgments. So long as not subject to the automatic stay as a result of the commencement of the Chapter 11 Case, there is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by (i) independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage or (ii) other third party indemnities from financially sound investment grade indemnifying parties (or other parties reasonably acceptable to the Administrative Agent (acting at the written direction of the Required Lenders))) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of thirty (30) consecutive days, without the prior written consent of the Required Lenders; or

(ix)	Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(x)	[Reserved].

(112)

(xi)	[Reserved].

(xii)	[Reserved].

(xiii)	Closing Date. . The Closing Date shall not have occurred within three (3) Business Days of the Petition Date; or

(xiv)	SHC DIP Credit Agreement. Any Event of Default (as defined in the SHC DIP Credit Agreement) has occurred and is continuing; provided that such Event of Default under the SHC DIP Credit Agreement shall only constitute an Event of Default hereunder to the extent that the Required Lenders (as defined in the SHC DIP Credit Agreement) have delivered to the SHC Borrowers a Termination Notice (as defined in the SHC DIP Credit Agreement, an “SHC Termination Notice”) under the SHC DIP Credit Agreement as a result of such Event of Default and such SHC Termination Notice has not been rescinded; or

(xv)	Chapter 11 Cases. There shall have occurred any of the following in the Chapter 11 Cases:

(i)            the bringing of a motion by any OpCo Debtor in the Chapter 11 Cases, or the entry of any order by the Bankruptcy Court in the Chapter 11 Cases: (A) except as provided in this Agreement, the Interim DIP Order or the Final DIP Order, as the case may be, with respect to obtaining additional financing under section 364(c) or (d) of the Bankruptcy Code that are pari passu or senior to the Obligations under this Agreement; (B) granting any Lien that is pari passu or senior to Liens granted to the Lenders hereunder, other than Liens expressly permitted under this Agreement upon or affecting any Collateral; (C) except as provided in this Agreement, the Interim DIP Order or the Final DIP Order, as the case may be, authorizing use of cash collateral of the Administrative Agent under section 363(c) of the Bankruptcy Code without the prior written consent of the Administrative Agent and the Required Lenders; or (D) terminating or modifying the consensual use of prepetition cash collateral, other than as provided in this Agreement and the DIP Orders, and subject to the Carve-Out and Prior Liens;

(ii)          the entry of an order by the Bankruptcy Court authorizing any OpCo Debtor to take any action materially adverse to the rights and remedies of the Administrative Agent or the Lenders hereunder or their interest in the Collateral, unless such order has been stayed, reserved, or vacated within ten (10) calendar days after the entry thereof;

(iii)          [reserved];

(iv)          the entry of an order in the Chapter 11 Cases amending, supplementing, staying, reversing, vacating or otherwise modifying any Loan Document or the DIP Orders or impairing or modifying any of the liens, security interests, claims, rights, remedies, privileges, benefits or protections of the Administrative Agent and the Lenders under the DIP Orders or the Loan Documents, in each case, without the prior written consent of the Required Lenders;

(v)           the payment of, or granting adequate protection (except pursuant to the Adequate Protection Provisions or any DIP Orders), or application by any Loan Party for authority to pay or grant adequate protection (except pursuant to the Adequate Protection Provisions or any DIP Orders), any Prepetition OpCo Secured Obligations or other prepetition claim without the Required Lenders’ prior written consent other than (A) as provided in any “first day order” in form and substance acceptable to the Required Lenders, or (B) to the extent such payment is expressly permitted pursuant to this Agreement or consented to by the Required Lenders;

(113)

(vi)         the entry of an order by the Bankruptcy Court appointing, the filing of an application by any OpCo Debtor, for an order seeking the appointment of, or the appointment otherwise of, in each case, without the prior written consent of the Required Lenders, an interim or permanent trustee in any of the Chapter 11 Cases or the appointment of a responsible officer, receiver or an examiner under section 1104 of the Bankruptcy Code in the Chapter 11 Cases (other than the Debtors acting as debtors in possession under the Bankruptcy Code), with expanded powers (including any powers beyond those set forth in sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code) to operate or manage the financial affairs, the business, or reorganization of the Borrowers or with the power to conduct an investigation of (or compel discovery from) any of the Secured Parties or against any of the Prepetition OpCo Secured Parties; or the sale without the Required Lenders’ consent, of any Loan Party’s assets (including through a sale under section 363 of the Bankruptcy Code), except to the extent expressly permitted hereunder and the DIP Orders;

(vii)        the dismissal of the Chapter 11 Cases, or if any OpCo Debtor shall file a motion or other pleading seeking the dismissal of the Chapter 11 Cases;

(viii)       the conversion of any Chapter 11 Case from a case under chapter 11 of the Bankruptcy Code to a case under chapter 7 of the Bankruptcy Code or into any other bankruptcy proceeding under any Debtor Relief Laws, as applicable, or any OpCo Debtor shall file a motion or other pleading seeking the conversion of the Chapter 11 Cases under section 1112 of the Bankruptcy Code or otherwise, in each case, without the prior written consent of the Required Lenders;

(ix)          the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of section 362 of the Bankruptcy Code (x) to allow any creditor to execute upon or enforce a Lien on any Collateral that has an aggregate value in excess of $2,500,000, or (y) with respect to any Lien of or the granting of any Lien on any Collateral that has an aggregate value in excess of $2,500,000 to any state or local environmental or regulatory agency or authority having priority over the Liens in favor of the Administrative Agent or the Prepetition OpCo Secured Parties;

(x)           the entry of an order in the Chapter 11 Cases, avoiding, recharacterizing, subordinating, disgorging or requiring repayment of any portion of the payments made on account of the Obligations owing under this Agreement or the other Loan Documents;

(xi)          the failure of any OpCo Debtor to comply with or perform any of its material obligations under the Interim DIP Order or the Final DIP Order, or any violation of any of the material terms of the Interim DIP Order or the Final DIP Order, subject to any applicable grace or cure periods;

(xii)         the failure of any Loan Party to satisfy the Milestones;

(xiii)        the entry of an order in any of the Chapter 11 Cases granting any super priority administrative claim or Lien equal or superior to that granted to the Administrative Agent, on behalf of itself and the Lenders without the consent in writing of the Required Lenders, except (A) in respect of the Carve-Out in accordance with the DIP Orders and (B) as expressly provided in the Adequate Protection Provisions;

(xiv)        the filing of a motion by any OpCo Debtor requesting, or the entry of any order granting, any super-priority administrative expense claim which is senior to or pari passu with the Lenders’ claims or with the claims of the Prepetition OpCp Secured Parties without the consent in writing of the Required Lenders, except (A) in respect of the Carve-Out and Prior Liens and (B) as expressly provided in the Adequate Protection Provisions;

(114)

(xv)         the entry of an order precluding any administrative agent or the applicable agent under any Prepetition Loan Documents from having the right to or being permitted to “credit bid” with respect to the assets of the OpCo Debtors;

(xvi)        the OpCo Debtors’ “exclusive period” under Section 1121 of the Bankruptcy Code for the filing and/or solicitation of a chapter 11 plan is terminated or shortened for any reason

(xvii)       (A) any OpCo Debtor shall (i) challenge or contest the validity or enforceability of the DIP Orders or any Loan Document or deny that it has further liability thereunder, (ii) challenge or contest the nature, extent, amount, enforceability, validity, priority or perfection of the Obligations, Liens securing the Obligations, the DIP Superpriority Claims, Loan Documents, Adequate Protection Liens, Adequate Protection Claims, the Prepetition Superpriority Secured Obligations, the Liens securing the Prepetition Superpriority Secured Obligations or the Prepetition Loan Documents, (iii) assert any claim, defense or cause of action that seeks to avoid, recharacterize, subordinate (whether equitable subordination or otherwise), disgorge, disallow, impair or offset all or any portion of the Obligations, Liens securing the Obligations, the DIP Superpriority Claims, Loan Documents, Adequate Protection Liens, Adequate Protection Claims, the Prepetition Superpriority Secured Obligations, the Liens securing the Prepetition Superpriority Secured Obligations or the Prepetition Loan Documents, (iv) investigate, join or file any motion, application or other pleading in support of, or publicly support any other Person that has asserted any of the claims, challenges or other requested relief contemplated in clauses (i) - (iii) above, or fails to timely contest such claims, challenges or other requested relief in good faith; or (B) the entry of a judgment or order in any of the Chapter 11 Cases sustaining any of the claims, challenges, causes of action or other relief contemplated in clauses (i) - (iii) above;

(xviii)      any of the Interim DIP Order or the Final DIP Order (a) at any time ceases to be in full force and effect, or with respect to the Interim DIP Order, subject to the entry of the Final DIP Order or (b) shall be vacated, reversed, stayed, amended, supplemented or modified without the prior written consent of the Required Lenders;

(xix)        the Final DIP Order (and except as otherwise provided in any DIP Order) has not been entered by the Bankruptcy Court within thirty-five (35) calendar days after the Petition Date;

(xx)         subject to entry of the Final DIP Order, the entry of any order in any of the Chapter 11 Cases (a) charging any of the Collateral with respect to the Secured Parties, whether under Section 506(c) of the Bankruptcy Code or otherwise or (b) charging any of the collateral securing the Prepetition Superpriority Secured Obligations, whether under Section 506(c) of the Bankruptcy Code or otherwise;

(xxi)        any OpCo Debtor shall consummate or seek to obtain Bankruptcy Court approval of any sale or other disposition of all or any portion of the Collateral pursuant to Section 363 of the Bankruptcy Code or otherwise (other than in ordinary course of business and that is expressly permitted by the Approved Budget and this Agreement), without the prior written consent of the Required Lenders whether as a part of or outside of a plan of reorganization or liquidation, or any Loan Party proposes, supports or fails to contest in good faith the entry of such an order;

(xxii)       cessation of Liens or super-priority claims granted with respect to this Agreement to be valid, perfected (in the case of any Liens) and enforceable in all respects;

(xxiii)      the confirmation of a plan of reorganization or liquidation that does not provide for treatment of the Obligations consistent with the Restructuring Support Agreement and the Prepetition Superpriority Secured Obligations acceptable to the Required Lenders, or any OpCo Debtor proposes or supports, or fails to contest in good faith, the entry of such a plan of reorganization or liquidation, unless such plan contemplates indefeasibly paying the Obligations and the Prepetition Superpriority Secured Obligations in full in cash on the effective date of such plan;

(115)

(xxiv)      if (a) the Four Party Intercreditor Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrowers, any party thereto or any holder of the liens subordinated thereby, or shall be repudiated by any Loan Party, or be amended, modified or supplemented to cause the liens securing the Prepetition OpCo Credit Agreement Secured Obligations to be senior or pari passu in priority to the liens securing the Prepetition Superpriority Secured Obligations, (b) the Borrowers take any action inconsistent with the terms of the Four Party Intercreditor Agreement (other than in connection with the Plan), or (c) any order of any court of competent jurisdiction is granted which is materially inconsistent with the terms of the Four Party Intercreditor Agreement and would reasonably be expected to be adverse to the interests of the Lenders under the Prepetition Superpriority Credit Agreement;

(xxv)       reversal or modification of the Roll-Up Term Loans provided for hereunder by the Bankruptcy Court without the written consent of the Required Lenders;

(xxvi)      the Bankruptcy Court shall cease to have exclusive jurisdiction with respect to all matters relating to the exercise of rights and remedies under the Loan Documents, the DIP Orders, the Liens granted under the Collateral Documents and the Collateral; provided that, nothing herein shall limit the jurisdiction of any United States District Court or any appellate court having jurisdiction over appeals therefrom with respect to any such matters.

Section 8.02         Remedies Upon Event of Default. Subject to the DIP Orders, if an Event of Default occurs and is continuing, the Administrative Agent may and, acting at the request of the Required Lenders, upon delivery of a Termination Notice (as defined in the DIP Orders, a “Termination Notice”) in accordance with, and to the extent permitted by, the DIP Orders, take any or all of the following actions:

(i)	declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)	declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii)	require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv)	exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

Section 8.03         Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations (whether received as a consequence of the exercise of such remedies or a distribution out of any proceeding in respect of or commenced under any proceeding under any Debtor Relief Law including payments in respect of “adequate protection” for the use of Collateral during such proceeding or under any plan of reorganization or on account of any liquidation of any Loan Party) shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

(116)

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them (irrespective of when such amounts were incurred or accrued or whether any such amounts are allowed in any proceeding under any Debtor Relief Law);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, and any fees and premiums, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Third payable to them (irrespective of when such amounts were incurred or accrued or whether any such amounts are allowed in any proceeding under any Debtor Relief Law);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, or termination ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Fourth held by them (irrespective of when such amounts were incurred or accrued or whether any such amounts are allowed in any proceeding under any Debtor Relief Law);

Fifth, to the payment of all other Obligations of the Borrowers that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Lead Borrower or as otherwise required by Law.

Notwithstanding the foregoing, no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Lead Borrower as applicable.

Article IX

Administrative Agent and Other Agents

Section 9.01         Appointment and Authorization of Agents. (a)  Each Lender hereby irrevocably appoints, designates and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(117)

(b)           Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)           Notwithstanding the provisions of Section 9.15, each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust or as agent for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

(d)           For the purposes of German Security (where “German Security” means any security interest created under the Collateral Documents which are governed by German law) in addition to the provisions set out above, the specific provisions set out in clauses (e) to (i) of this Section 9.01 shall be applicable. In the case of any inconsistency, the provisions set out in clauses (e) to (i) of this Section 9.01 shall prevail. The provisions set out in clauses (e) to (i) of this Section 9.01 shall not constitute a trust pursuant to the laws of the State of New York but a fiduciary relationship (Treuhand) within the meaning of German law.

(e)           With respect to German Security constituted by non–accessory (nicht akzessorische) security interests, the Collateral Agent shall hold, administer and, as the case may be, enforce or release such German Security in its own name, but for the account of the Secured Parties.

(f)            With respect to German Security constituted by accessory (akzessorische) security interests, the Collateral Agent shall administer, and, as the case may be, enforce or release such German Security in the name of and for and on behalf of the Secured Parties and shall hold, administer and, as the case may be, enforce or release that German Security in its own name on the basis of its own rights on the basis of the abstract acknowledgement of indebtedness pursuant to Section 9.15.

(118)

(g)           For the purposes of performing its rights and obligations as Collateral Agent under any accessory (akzessorische) German Security, each Secured Party hereby authorises the Collateral Agent to act as its agent (Stellvertreter), and releases the Collateral Agent from the restrictions imposed by Section 181 German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other law, in each case to the extent legally possible to that Secured Party. At the request of the Collateral Agent, each Secured Party shall provide the Collateral Agent with a separate written power of attorney (Spezialvollmacht) for the purposes of executing any relevant agreements and documents on their behalf. Each Secured Party hereby ratifies and approves all acts previously done by the Collateral Agent on such Secured Party’s behalf.

(h)           The Collateral Agent accepts its appointment as administrator of the German Security on the terms and subject to the conditions set out in this Agreement and the Secured Parties (other than the Collateral Agent), the Collateral Agent and all other parties to this Agreement agree that, in relation to the German Security, no Secured Party (other than the Collateral Agent) shall exercise any independent power to enforce any German Security or take any other action in relation to the enforcement of the German Security, or make or receive any declarations in relation thereto.

(i)            Each Secured Party (other than the Collateral Agent) hereby instructs and authorizes the Collateral Agent (with the right of sub-delegation) to act as its agent (Stellvertreter) to enter into any documents evidencing German Security and to make and accept all declarations and take all actions it considers necessary or useful in connection with any German Security on behalf of such Secured Party. The Collateral Agent shall further be entitled to enforce or release any German Security, to perform any rights and obligations under any documents evidencing German Security and to execute new and different documents evidencing or relating to the German Security.

(j)            With respect to a Swiss Security:

(i)            the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13) shall accept, hold, administer and, as the case may be, enforce or release:

(A)            any Swiss Security of accessory (akzessorische) nature;

(B)            the benefit of this Section; and

(C)            any proceeds of such Swiss Security,

acting in its own name and as representative (direkter Stellvertreter) in the name and for account of each of the other Secured Parties;

(ii)           the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13) shall accept, hold, administer and, as the case may be, enforce or release:

(A)           any Swiss Security of non-accessory (nicht akzessorische) nature;

(B)            with respect to the Parallel Debt only, any Swiss Security of accessory (akzessorische) nature;

(119)

(C)            the benefit of this Section and, as applicable, of the Parallel Debt; and

(D)            any proceeds of such Swiss Security,

as fiduciary (treuhänderisch) in its own name or, with respect to the Parallel Debt, as creditor in its own right and not as a representative of the other Secured Parties, but for the benefit of all Secured Parties;

(iii)          each present and future Secured Party (other than the Collateral Agent) hereby appoints, instructs and authorises the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13) to accept, hold, administer and, as the case may be, enforce or release the Swiss Security, the benefit of sub-paragraphs (i) and (ii) and, as applicable, of the Parallel Debt and any proceeds of such Swiss Security as set out in sub-paragraphs (i) and (ii) and in the respective Collateral Document constituting the Swiss Security, and the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13) hereby accepts such appointment; and

(iv)          each present and future Secured Party (other than the Collateral Agent) hereby instructs and authorises the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13) in its own name and/or in the name of such Secured Party as its representative (direkter Stellvertreter), as the case may be to give effect to this paragraph, to enter into, amend, replace, rescind or terminate any Collateral Document or other document constituting the Swiss Security, to exercise any rights and perform any obligations thereunder and to make and accept all declarations and take all actions it considers necessary or useful in connection with any Swiss Security on behalf of such Secured Party (other than the Collateral Agent).

(k)           With respect to any Irish Transaction Security:

To the extent that any and/or all rights, interests, benefits and other property comprised in the Irish Transaction Security and the proceeds thereof (the “Trust Property”) is not transferred, charged or granted to the Collateral Agent on trust pursuant to the relevant Loan Documents, the Collateral Agent declares itself trustee of the Trust Property to hold the same on trust for the Secured Parties for the purpose of securing the Obligations on the terms and subject to the conditions set out in the relevant Loan Documents provided that it is hereby agreed that, in relation to any jurisdiction the courts of which would not recognize or give effect to the trusts expressed to be created by this Agreement and any other applicable Loan Document, the relationship of the Secured Parties to the Collateral Agent shall be construed as one of principal and agent.

(l)            Any Swedish Security will be granted to the Secured Parties represented by the Collateral Agent as agent of the Secured Parties.

(120)

Section 9.02    Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

Section 9.03    Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04    Reliance by Agents. (a)  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)           For purposes of determining compliance with the conditions specified in Section 4.01 or 4.02 with respect to Credit Extensions on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, unless the Administrative Agent shall have received written notice from a Lender or the Lead Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

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Section 9.06    Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07    Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata (determined as if there were no Defaulting Lenders), and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07 provided, further, that any obligation to indemnify an L/C Issuer pursuant to this Section 9.07 shall be limited to L/C Issuers only. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share (determined as if there were no Defaulting Lenders) of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.

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Section 9.08    Agents in their Individual Capacities. DBNY and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Holdcos, the Borrowers and their respective Affiliates as though DBNY were not the Administrative Agent, the Collateral Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, DBNY or its Affiliates may receive information regarding the Holdcos, the Borrowers or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of the Holdcos, the Borrowers or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them. With respect to its Loans, DBNY and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, the Collateral Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include DBNY in its individual capacity. Any successor to DBNY as the Administrative Agent or the Collateral Agent shall also have the rights attributed to DBNY under this Section 9.08.

Section 9.09    Successor Agents. (a)  Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable, upon thirty (30) days’ notice to Lenders and the Lead Borrower. Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as an L/C Issuer, in which case upon the effectiveness of such resignation in accordance with this Section 9.09 the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as an L/C Issuer with respect to any Letters of Credit issued by it or Swing Line Loans made by it, in each case prior to the effective date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to this Section 9.09.

(b)           If the Administrative Agent or the Collateral Agent resigns under this Agreement, the Required Lenders (i) appoint from among the Lenders a successor agent for the Lenders hereunder and under the other Loan Documents and (ii) use reasonable efforts to arrange for a Person or Persons (which may, but shall not be required to be, the new Administrative Agent) that will agree to become an L/C Issuer hereunder, in each case who shall be a Lender, a commercial bank or a trust company, in each case reasonably acceptable to the Lead Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or 8.01(g) (which consent of the Lead Borrower shall not be unreasonably withheld or delayed).

(c)           If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent or the Collateral Agent, as applicable, (i) the Administrative Agent or the Collateral Agent, as applicable, may appoint, after consulting with the Lenders and the Lead Borrower, a successor agent from among the Lenders and (ii) shall use reasonable efforts to arrange for a Person or Persons (which may, but shall not be required to be, the new Administrative Agent) that will agree to become an L/C Issuer hereunder the extent the Required Lenders have failed to do the same pursuant to Section 9.09(b).

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(d)           Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s, as applicable, appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation hereunder as the Administrative Agent or Collateral Agent, as applicable, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent, as applicable, under this Agreement.

(e)           If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent, as applicable, by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s, as applicable, notice of resignation, the retiring Administrative Agent’s or the retiring Collateral Agent’s, as applicable, resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(f)            Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that Section 6.11 is satisfied, the Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations under the Loan Documents.

(g)           After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent, as applicable and the retiring Administrative Agent and the Collateral Agent, as the case may be, shall remain indemnified to the extent provided in this Agreement and the other Loan Documents.

Section 9.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, judicial management, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on either Borrower or the Collateral Agent) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(i)	to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

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(ii)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, monitor, curator, receiver, receiver-manager, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11    Collateral and Guaranty Matters. Each of the Lenders and each L/C Issuer irrevocably authorize the Administrative Agent and the Collateral Agent:

(i)            to enter into and sign for and on behalf of the Lenders as Secured Parties the Collateral Documents for the benefit of the Lenders and the other Secured Parties;

(ii)            to automatically release any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted) and the expiration or termination or Cash Collateralization of all Letters of Credit (other than Letters of Credit that are Cash Collateralized or back-stopped by a letter of credit in form, amount and substance reasonably satisfactory to the applicable L/C Issuer or a deemed reissuance under another facility as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Loan Party (or, if such transferee is a Loan Party, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (x) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset, (y) the transfer is between parties organized under the laws of different jurisdictions and at least one of such parties is a Foreign Subsidiary and (z) the priority of the new Lien is the same as that of the original Lien), (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below or (v) if such property becomes an Excluded Asset;

(iii)            to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(p) or (r) (in the case of clause (r), to the extent required by the terms of the obligations secured by such Liens); and

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(iv)            to release any Guarantor from its obligations under the Guaranty as provided in Section 11.14.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as the Lead Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12    [Reserved].

Section 9.13    Appointment of Supplemental Agents. (a)  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b)           In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

(c)           Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

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Section 9.14    [Reserved].

Section 9.15    Parallel Debt owed to Collateral Agent. (a)  Without prejudice to the provisions of Section 9.01(k), each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent as creditor in its own right and not as a representative of the other Secured Parties amounts equal to any amounts owing from time to time by that Loan Party to any Secured Party under any Loan Document as and when those amounts are due for payment under the relevant Loan Document.

(b)            Each Loan Party and the Collateral Agent acknowledge that the obligations of each Loan Party under Section 9.15(a) are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Loan Party to any Secured Party under any Loan Document (its “Corresponding Debt”) nor shall the amounts for which each Loan Party is liable under Section 9.15(a) (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt; provided that:

(i)            the Collateral Agent shall not demand payment with regard to the Parallel Debt of each Loan Party to the extent that such Loan Party’s Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(ii)           a Secured Party shall not demand payment with regard to the Corresponding Debt of each Loan Party to the extent that such Loan Party’s Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged.

(c)           The Collateral Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Collateral granted under the Loan Documents to the Collateral Agent to secure the Parallel Debt is granted to the Collateral Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(d)           All monies received or recovered by the Collateral Agent pursuant to this Section 9.15, and all amounts received or recovered by the Collateral Agent from or by the enforcement of any Collateral granted to secure the Parallel Debt, shall be applied in accordance with this Agreement.

(e)           Without limiting or affecting the Collateral Agent’s rights against the Loan Parties (whether under this Section 9.15 or under any other provision of the Loan Documents), each Loan Party acknowledges that:

(i)            nothing in this Section 9.15 shall impose any obligation on the Collateral Agent to advance any sum to any Loan Party or otherwise under any Loan Document, except in its capacity as lender; and

(ii)           for the purpose of any vote taken under any Loan Document, the Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.

Article X

Miscellaneous

Section 10.01   Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than with respect to any amendment or waiver contemplated in Sections 10.01(a) through (i) below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders) (or by the Administrative Agent with the written consent of the Required Lenders) and such Loan Party and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(i)	extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

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(ii)	postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(iii)	reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or extend the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan or L/C Borrowing or to whom such fee or other amount is owed; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(iv)	change any provision of this Section 10.01, the definition of “Required Lenders,” “Required Class Lenders,” or “Pro Rata Share,” Section 2.06, 2.12(a), 2.12(g), 2.13 or 8.03 without the written consent of each Lender directly affected thereby;

(v)	other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(vi)	other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;

(vii)	change the currency in which any Loan is denominated without the written consent of each Lender holding such Loans;

(viii)	[reserved]; or

(ix)	[reserved];

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Request for L/C Issuance relating to any Letter of Credit issued or to be issued by it; provided, however, that this Agreement may be amended to adjust the mechanics related to the issuance of Letters of Credit, including mechanical changes relating to the existence of multiple L/C Issuers, with only the written consent of the Administrative Agent, the applicable L/C Issuer and each Borrower and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; and (iv) Section 10.07(j) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.

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Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent and/or the Collateral Agent, as the case may be, at the request of the Lead Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver (i) is of a technical nature (including curing any ambiguities, omissions, mistakes or defects) and/or is, in the judgment of the Collateral Agent, required by applicable local law on the advice of local counsel, in the interests of the Secured Parties or (in the case of any non-U.S. Collateral Documents) necessary or desirable to preserve, maintain, perfect and/or protect the security interests purported to the granted by the respective non-U.S. Collateral Documents or (ii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents, provided, that any section in a Collateral Document providing for a governing law and/or a jurisdiction different from Section 10.15 shall not be deemed a conflict of this Agreement.

If the Administrative Agent and the Lead Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrowers or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document. Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective.

Section 10.02    Notices and Other Communications; Facsimile Copies.

(a)           General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to any Holdco, any Borrower or the Administrative Agent, the Collateral Agent or an L/C Issuer to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

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(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Lead Borrower and the Administrative Agent, the Collateral Agent and an L/C Issuer.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail to a party in (x) Asia, eight (8) Business Days after deposit in the mails, postage prepaid or (y) any other location, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the Collateral Agent, and an L/C Issuer pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)           Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c)           Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of any Holdco or any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Holdco or either Borrower in the absence of gross negligence or willful misconduct of such Agent-Related Person as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03    No Waiver; Cumulative Remedies. No failure by any Lender, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

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Section 10.04   Attorney Costs and Expenses. Each Holdco and each Borrower jointly and severally agrees (a) to pay or reimburse the Ad Hoc Group’s Advisors, Administrative Agent, the Collateral Agent the Lenders party to this Agreement on the Closing Date for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs of counsel to the Ad Hoc Group, which shall be limited to Paul Hastings LLP and all Attorney Costs of one counsel to the Administrative Agent and Collateral Agent, which shall be limited to White & Case LLP (and one local and specialist counsel in each applicable jurisdiction for each group and, in the event of a conflict of interest, one additional counsel of each type to the affected parties)) and (b) to pay or reimburse the Ad Hoc Group’s Advisors, the Administrative Agent, the Collateral Agent, and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and Collateral Agent, which shall be limited to White & Case LLO and one counsel to the Ad Hoc Group, which shall be limited to Paul Hastings LLP (and one local counsel in each applicable jurisdiction for each group and, in the event of any conflict of interest, one additional counsel of each type to the affected parties)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. Subject to the DIP Orders, all amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Lead Borrower of an invoice relating thereto setting forth such expenses in reasonable detail; provided that, with respect to the Closing Date all amounts due under this Section 10.04 shall be paid on the Closing Date to the extent invoiced to the Lead Borrower within one (1) Business Day of the Closing Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. Notwithstanding anything to the contrary contained herein or in any other Loan Document, none of Holdings, the Borrowers nor any Subsidiary shall be required to reimburse any expenses associated with the pursuit of litigation against the Borrowers or any other Person in connection with or related to the Transactions or the transactions related thereto other than any expenses incurred by the Administrative Agent and the Collateral Agent.

(131)

Section 10.05    Indemnification. Each Holdco and each Borrower shall, jointly and severally, indemnify and hold harmless each Agent-Related Person, each Arranger, each L/C Issuer, each Lender and their respective Affiliates, and directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent (and one local counsel in each applicable jurisdiction for each group and, in the event of any conflict of interest, one additional counsel of each type to the affected parties)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (c) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to any Loan Parties or any Subsidiary, (d) the payment or recovery of an amount in connection with the Loan Documents in a currency other than the currency required under the Loan Document or (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (a “Proceeding”) or whether or not such Proceeding is brought by any Holdco, Borrower or any other Person (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or the Lead Borrower or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of a Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party, or which are included in a third-party claim, and for any reasonable out-of-pocket expenses related thereto). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, any Loan Party’s directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.06    Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

(132)

Section 10.07    Successors and Assigns. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Holdco nor any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding the foregoing, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender, (ii) a natural Person or (iii) [reserved]. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)      (i)      Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)            the Lead Borrower, provided that no consent of the Lead Borrower shall be required for (i) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) an assignment if an Event of Default has occurred and is continuing; provided that the Lead Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)            the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) to an Agent or an Affiliate of an Agent; and

(C)            each L/C Issuer, provided that no consent of an L/C Issuer shall be required for any assignment not related to L/C Commitments.

(ii)           assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $1,000,000 (in the case of a Term Loan), unless each of the Lead Borrower and the Administrative Agent otherwise consents, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(133)

(B)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless such fee is waived by the Administrative Agent); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds;

(C)            the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D)            the Assignee, if not a party to the Restructuring Support Agreement, shall execute a joinder to the Restructuring Support Agreement.

This clause (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Lead Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)            Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the relevant Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(134)

(d)            The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and the amounts due under Section 2.03, to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, an Administrative Questionnaire completed in respect of the Assignee (if applicable and unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.07(b)(ii)(B) above (if applicable) and, if required, the written consent of the Lead Borrower and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register.  No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph. The Register shall be available for inspection by the Borrowers, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)            Any Lender may at any time sell participations to any Person (other than a natural person or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) through (f) of the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person, except that the portion of any Participant Register relating to any Participant or SPC requesting payment from a Borrower or seeking to exercise its rights under Section 10.09 shall be available for inspection by the Lead Borrower upon reasonable request to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or as is otherwise required thereunder.

(f)            A Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.04 and 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent, not to be unreasonably withheld or delayed (it being understood the Lead Borrower shall have a reasonable basis for withholding consent if such Participant would result in materially increased indemnification obligation to the Lead Borrower at such time).

(135)

(g)            Any Lender may, without the consent of the Lead Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over it; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)            The Luxembourg Loan Parties hereby expressly accept and confirm, for the purposes of Article 1278 of the Luxembourg Civil Code that, notwithstanding any assignment, amendment, novation or transfer of any kind permitted under, and made in accordance with, the provisions of this Agreement or any agreement referred to herein to which a Luxembourg Loan Party is a party (including any Security Agreement), any security interest created under such agreement shall continue in full force and effect to the benefit of each new Lender. Each other Luxembourg Loan Party hereby accepts and confirms the above.

(i)            The Loan Parties organized under Belgian law hereby expressly accept and confirm, for the purposes of Article 1278 of the Belgian Civil Code, that, notwithstanding any novation permitted under this Agreement or any agreement referred to herein, any security interest created under such agreement shall continue in full force and effect to the benefit of each new Lender.

(j)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Lead Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement except in the case of Section 3.01, to the extent that the grant to the SPC was made with the prior written consent of the Lead Borrower (not to be unreasonably withheld or delayed; for the avoidance of doubt, the Lead Borrower shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in materially increased indemnification obligation to a Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Lead Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(k)            Notwithstanding anything to the contrary contained herein, without the consent of the Lead Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Notes, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Notes, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

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(l)            [Reserved].

(m)          [Reserved].

(n)           In the case of any Term Loans acquired by, or contributed to, the Borrowers pursuant to this Section 10.07(n), (x) the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of such Term Loans acquired by, or contributed to, the Borrowers and (y) any scheduled principal repayment installments with respect to the Term Loans of such Class occurring pursuant to Section 2.07, prior to the final maturity date for Term Loans of such Class, shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased or contributed (and subsequently cancelled and retired), with such reduction being applied solely to the remaining Term Loans of the Lenders which sold or contributed such Term Loans.

Section 10.08    Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Lead Borrower), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement; (f) with the written consent of the Lead Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, any Arranger, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or its related parties (so long as such source is not known to the Administrative Agent, such Arranger, such Lender, such L/C Issuer or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (j) to the extent such information is independently developed by any Agent or any Arranger or (k) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder. In addition, the Agents, and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents, and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to the Holdcos, the Lead Borrower or any of their Subsidiaries or its business, other than any such information that is publicly available to any Agent, any L/C Issuer or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

(137)

For the avoidance of doubt, nothing in this Section 10.08 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.08 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 10.09    Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to each Borrower, any such notice being waived by each Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor) owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Lead Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have at Law.

Section 10.10    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

(138)

Section 10.11    Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier (or other electronic transmission, e.g., .pdf) of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.12    Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict of this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.14    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In the event of any such illegality, invalidity or unenforceability, the parties shall negotiate in good faith with a view to agreeing on a legal, valid and enforceable replacement provision which, to the extent practicable, is in accordance with the intent and purposes of this Agreement and in its economic effect comes as close as possible to the illegal, invalid or unenforceable provision.

Section 10.15    GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER AND ANY CLAIMS, CONTROVERSIES, DISPUTES OR CAUSES OF ACTIONS (WHETHER ARISING IN CONTRACT OR TORT, IN LAW OR EQUITY OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY COLLATERAL DOCUMENT, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK and, as may be applicable, the Bankruptcy Code.

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(a)           ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY, SHALL BE BROUGHT (X) THE BANKRUPTCY COURT AND (Y) TO THE EXTENT THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM EXERCISING JURISDICTION) THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY LENDER, THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE COLLATERAL DOCUMENTS OR AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY LOAN PARTY IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH LOAN PARTY waives any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process to which you or your properties or assets may be entitled. To the extent that ANY LOAN PARTY has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, SUCH LOAN PARTY irrevocably waives such immunity in respect of its obligations under the Loan Documents.

(b)            EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN BY TELECOPIER OR ELECTRONIC MAIL) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. WITHOUT LIMITING THE OTHER PROVISIONS OF THIS SECTION 10.15 AND IN ADDITION TO THE SERVICE OF PROCESS PROVIDED FOR HEREIN, THE LEAD BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE CO- BORROWER (AND THE CO- BORROWER HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT), AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON THE CO- BORROWER SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE LEAD BORROWER AGREES TO PROMPTLY DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT.

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Section 10.16    WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY; AND EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.17    Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent shall have been notified by each Lender and each L/C Issuer that each such Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 10.18    USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Holdcos and each Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Holdcos and the Borrowers, which information includes the Beneficial Ownership Certification and the name, address and tax identification number of the Holdcos and the Borrowers and other information regarding the Holdcos and the Borrowers that will allow such Lender or the Administrative Agent, as applicable, to identify the Holdcos and the Borrowers in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent.

Section 10.19    No Advisory or Fiduciary Responsibility. (a)  In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their respective Affiliates, on the one hand, and the Agents, and the Lenders, on the other hand, and the Borrowers are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers or any of their respective Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrowers or any of its Affiliates on other matters) and none of the Agents, or the Lenders has any obligation to the Borrowers or any of their respective Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrowers and their respective Affiliates, and none of the Agents, or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.

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(b)           Each Loan Party acknowledges and agrees that each Lender, Arranger and any affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrowers, the Holdcos, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender or any Arranger, Holdco, Borrower or Affiliate of the foregoing. Each Lender, and any affiliate thereof may accept fees and other consideration from the Holdcos, the Borrowers or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender or any Arranger, Holdco, Borrower or Affiliate of the foregoing. Some or all of the Lenders may have directly or indirectly acquired certain equity interests (including warrants) in the Holdcos, the Borrowers or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to the Holdcos, the Borrowers or an Affiliate thereof. Each party hereto, on its behalf and on behalf of its affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, Arranger or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Facilities or otherwise acting as arranger or agent thereunder and such Lender, Arranger or Affiliate thereof directly or indirectly holding equity interests in or subordinated debt issued by the Holdcos, Borrowers or an Affiliate thereof.

Section 10.20    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Loan Parties in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Loan Parties in the Agreement Currency, the Loan Parties agree, jointly and severally, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the respective Loan Party (or to any other Person who may be entitled thereto under applicable law).

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Section 10.21    Certain Undertakings with Respect to any Securitization Subsidiary. (a)  Each Agent and Lender agrees that, prior to the date that is one year and one day after payment in full of all of the obligations of the Securitization Subsidiary in connection with and under a Securitization, (i) such Agent and such Lender shall not be entitled, whether before or after the occurrence of any Event of Default, to (A) institute against, or join any other Person in instituting against, any Securitization Subsidiary any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof, (B) transfer and register the capital stock of any Securitization Subsidiary or any other instrument evidencing any Securitization Seller’s Retained Interest in the name of any Agent or a Secured Party or any designee or nominee thereof, (C) foreclose on any security interest in any Securitization Seller’s Retained Interest regardless of the bankruptcy or insolvency of the Lead Borrower or any Restricted Subsidiary, (D) exercise any voting rights granted or appurtenant to such capital stock of any Securitization Subsidiary or any other instrument evidencing any Securitization Seller’s Retained Interest or (E) enforce any right that the holder of any such capital stock of any Securitization Subsidiary or any other instrument evidencing any Securitization Seller’s Retained Interest might otherwise have to liquidate, consolidate, combine, collapse or disregard the entity status of such Securitization Subsidiary, (ii) such Agent and such Lender hereby waives and releases any right to require (A) that any Securitization Subsidiary be in any manner merged, combined, collapsed or consolidated with or into the Lead Borrower or any Restricted Subsidiary, including by way of substantive consolidation in a bankruptcy case or (B) that the status of any Securitization Subsidiary as a separate entity be in any respect disregarded and (iii) such Agent and such Lender agrees and acknowledges that the agent acting on behalf of the holders of securitization indebtedness of the Securitization Subsidiary is an express third party beneficiary with respect to Sections 10.21(a) and (b) and such agent shall have the right to enforce compliance by the Agents and the Lenders with Sections 10.21(a) and (b).

(b)           Upon the transfer or purported transfer by the Lead Borrower or any Restricted Subsidiary of Securitization Assets to a Securitization Subsidiary (whether directly or through one or more intermediate transferor entities) in a Securitization, any Liens with respect to such Securitization Assets arising under this Agreement or any Collateral Documents related to the Agreement shall automatically be released (and each of the Administrative Agent and the Collateral Agent, as applicable, is hereby authorized to execute and enter into any such releases and other documents as the Lead Borrower may reasonably request in order to give effect thereto).

Section 10.22    Order Control. To the extent that any specific provision hereof is inconsistent with any of the Orders, the Interim DIP Order or Final DIP Order (as applicable) shall control.

Section 10.23    Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Lead Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans or the Commitments,

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(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Lead Borrower or any other Loan Party, that:

(i)            none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)           the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

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(iv)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)           no fee or other compensation is being paid directly to the Administrative Agent or any its respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c)           The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Article XI

Guarantee

Section 11.01    The Guarantee. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrowers, and all other Obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor) from time to time owing to the Secured Parties by any Loan Party (other than such Guarantor with respect to its primary obligations) under any Loan Document strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrowers or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

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Section 11.02    Obligations Unconditional. The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Loan Parties under this Agreement, the Notes, if any, any other Loan Document or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full in cash). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)	at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)	any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)	the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.08, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)	any Lien or security interest granted to, or in favor of or any Lender, an L/C Issuer or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)	the release of any other Guarantor pursuant to Section 11.15.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrowers under this Agreement, the Notes, if any, any other Loan Document or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

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Section 11.03    Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.04    Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 11.05    Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06    Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07    Continuing Guarantee. The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08    General Limitation on Guarantee Obligations. In any action or proceeding involving any state, provincial or federal corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.16) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09    Specific Limitation for Swiss Guarantors. (a)  If and to the extent that (i) a Swiss Guarantor becomes, under Section 11.01 or under any other provision of any Loan Document, liable for Guaranteed Obligations of its Affiliates (other than those of its direct or indirect wholly owned Subsidiaries) or otherwise obliged to grant economic benefits to its Affiliates (other than its direct or indirect wholly owned Subsidiaries), including, for the avoidance of doubt, any restrictions of such Swiss Guarantor’s rights of set-off and/or subrogation or its duties to subordinate or waive claims and (ii) complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Guarantor or would otherwise be restricted under Swiss corporate law then applicable (the “Restricted Obligations”), the aggregate liability of such Swiss Guarantor for Restricted Obligations shall be limited to the amount available for distribution as dividends to the shareholders of such Swiss Guarantor at the time such Swiss Guarantor is required to perform under any Loan Document, provided that this is a requirement under applicable Swiss law at that time and further provided that such limitation shall not discharge such Swiss Guarantor from its obligations in excess thereof, but merely postpone the performance date therefore until such times as performance is again permitted notwithstanding such limitation.

(147)

(b)           In respect of Restricted Obligations, each Swiss Guarantor shall:

(i)            if and to the extent required by applicable law in force at the relevant time use its best efforts to mitigate to the extent possible any Swiss Withholding Tax obligations to be levied on the Restricted Obligations (and cause its parent and other relevant Affiliates to fully cooperate in any mitigating efforts), in particular through the notification procedure, and promptly notify the Administrative Agent thereof or, if such a notification procedure is not applicable:

(A)           deduct Swiss Withholding Tax at the rate of 35% (or such other rate as in force from time to time pursuant to, in particular, any applicable double taxation treaty) from any payment made by it in respect of Restricted Obligations;

(B)            pay any such deduction to the Swiss Federal Tax Administration; and

(C)            notify (and the Lead Borrower shall ensure that such Swiss Guarantor will notify) the Administrative Agent that such a deduction has been made and provide the Administrative Agent with evidence that such a deduction has been paid to the Swiss Federal Tax Administration; and

(ii)           to the extent such a deduction is made, not be obliged to either gross-up payments and/or indemnify the Secured Parties in accordance with Section 3.01 in relation to any such payment made by it in respect of Restricted Obligations unless grossing-up and/or indemnifying is permitted under the laws of Switzerland then in force (it being understood that this shall not in any way limit any obligations of any other Loan Party under any Loan Document to indemnify the Secured Parties in respect of the deduction of the Swiss Withholding Tax). Each Swiss Guarantor shall use its commercially reasonable efforts to ensure that any Person which is, as a result of a deduction of Swiss Withholding Tax, entitled to a full or partial refund of the Swiss Withholding Tax, will, as soon as possible after the deduction of the Swiss Withholding Tax, (i) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (ii) promptly upon receipt, pay to the Administrative Agent (or to any such other Secured Party as directed by the Administrative Agent) any amount so refunded for application as a further payment of such Swiss Guarantor under and pursuant to the relevant Loan Document.

(148)

(c)           If and to the extent requested by the Administrative Agent and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Secured Parties to obtain a maximum benefit under this Article XI, each Swiss Guarantor shall, and any parent company of such Swiss Guarantor being a party to this Agreement shall procure that such Swiss Guarantor will, promptly implement all such measures and/or promptly procure the fulfillment of all prerequisites allowing it to promptly make the (requested) payment(s) hereunder from time to time, including the following:

(i)            preparation of an up-to-date audited balance sheet of such Swiss Guarantor;

(ii)           confirmation of the auditors of such Swiss Guarantor that the relevant amount represents (the maximum of) freely distributable profits and;

(iii)          conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(iv)          revaluation of hidden reserves (to the extent permitted by mandatory Swiss law);

(v)           approval by a shareholders’ meeting of such Swiss Guarantor of the (resulting) profit distribution; and

(vi)          all such other measures necessary or useful to allow such Swiss Guarantor to make the payments agreed hereunder with a minimum of limitations.

Section 11.10    [Reserved]. Specific Limitation for Hong Kong Guarantors. The obligations under this Agreement (including but not limited to, any representation or covenant) of any Guarantor which is incorporated under Hong Kong law shall not include any obligation which if incurred or made would constitute the provision of unlawful financial assistance including within the meaning of Section 275 of the Companies Ordinance (Cap. 622) of Hong Kong until and unless any requirements of the Companies Ordinance (Cap. 622) of Hong Kong have been complied with in relation to the provision of financial assistance constituted by this Agreement with respect to such Guarantor.

Section 11.11    [Reserved].

Section 11.12    Specific Limitation for Luxembourg Guarantors. (a)  For the purpose of this Section 11.13:

(i)            “Luxembourg Guarantor” means a Guarantor incorporated in Luxembourg;

(ii)           a reference to a “Luxembourg Guarantor’s Borrowings” will be construed as a reference to the total amount of all Credit Extensions (including for this purpose any accrued and unpaid interest, costs and fees in respect of such Credit Extensions) made by that Luxembourg Guarantor under this Agreement;

(iii)           a reference to “Subsidiaries’ Borrowings” in respect of a Luxembourg Guarantor will be construed as a reference to all Credit Extensions (including Credit Extensions under any accrued and unpaid interest, costs and fees in respect of those Credit Extensions) made by the direct or indirect Subsidiaries of that Luxembourg Guarantor, including any amounts financed directly or indirectly by a Luxembourg Guarantor’s Borrowings and on-lent to such Subsidiaries; and

(iv)          “Luxembourg Guarantee Demand Date” means the first date upon which a Loan Party makes written demand upon the relevant Luxembourg Guarantor to make payment in respect of any Guaranteed Obligations.

(149)

(b)           Unlawful Financial Assistance. Without limiting any specific exemptions set out below:

(i)            no Guaranteed Obligations will extend to include any obligation or liability; and

(ii)           no security granted by a Luxembourg Guarantor will secure any Guaranteed Obligations,

in each case, if to do so would be unlawful financial assistance in respect of the acquisition of shares in itself under Article 49-6 or would constitute a misuse of corporate assets (abus de biens sociaux) as defined at Article 171-1 of the Luxembourg Act on commercial companies of 10 August 1915, as amended.

(c)           Luxembourg Guarantors. A Luxembourg Guarantor’s obligations is subject to the following guarantee limitation (or, in respect of any future Luxembourg Guarantor, a guarantee limitation, which will be contained in any Guarantor Joinder (if applicable)) to this Agreement, or in any other agreement or deed, under which that Luxembourg Guarantor becomes an additional Guarantor, substantially in the following form:

(i)            Notwithstanding any other provision herein, the maximum amount payable by a Luxembourg Guarantor in respect of its Guaranteed Obligations shall not, at any time, exceed the greater of:

(A)            an amount equal to 95% of that Luxembourg Guarantor’s net assets (capitaux propres), existing as at the date of this Agreement, as shown in its most recently and duly approved financial statements (comptes annuels); and

(B)            an amount equal to 95% of that Luxembourg Guarantor’s net assets (capitaux propres), existing as at the Luxembourg Guarantee Demand Date, as shown in its most recently and duly approved financial statements (comptes annuels).

For this purpose “net assets (capitaux propres)” will be determined in accordance with annex to the grand-ducal regulation dated 18 December 2015 defining the form and content of the presentation of balance sheet and profit and loss account, and enforcing the Luxembourg Act of 19 December 2002 on the Register of Commerce and Companies, on accounting and on annual accounts of the companies.

(ii)           The limit in paragraph (i) above will not apply to any Guaranteed Obligations in respect of any Luxembourg Guarantor’s Borrowings and to Subsidiaries’ Borrowings or any other liabilities of the Subsidiaries of the Luxembourg Guarantor’s under the Loan Documents.

Section 11.13    Specific Limitation for Irish Guarantors. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, the obligations and liabilities of any Guarantor incorporated in Ireland (an “Irish Guarantor”) under Section 11.01 shall not apply to the extent that it would result in any such obligations or liabilities constituting unlawful financial assistance within the meaning of section 82 of the Companies Act 2014 and obligations and liabilities arising from any Guaranty provided by any additional Irish Guarantor pursuant to Section 6.11, shall be subject to the limitations set out in the Guarantor Joinder (as such terms of such joinder agreement are reasonably agreed to by the Collateral Agent and the Administrative Agent) applicable to such additional Irish Guarantor pursuant to Section 6.11.

(150)

Section 11.14    Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (a) all or substantially all of the Equity Interests or property of such Guarantor are sold or otherwise transferred to a person or persons, none of which is a Loan Party or (b) such Guarantor ceases to be a Guarantor as a result of a transaction or designation permitted hereunder (any such Guarantor referred to in clauses (a) or (b), a “Subject Guarantor”), such Subject Guarantor shall, upon the consummation of such sale or transfer or other transaction, be automatically released from its obligations under this Agreement and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Subject Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released. So long as the Lead Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 11.14 in accordance with the relevant provisions of the Collateral Documents.

When all Commitments hereunder have terminated, and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied, and no Letter of Credit remains outstanding (except any Letter of Credit the Outstanding Amount of which the Obligations related thereto has been Cash Collateralized or for which a backstop letter of credit in form and substance, and issued by a financial institution, reasonably satisfactory to the applicable L/C Issuer has been put in place), this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Section 11.15    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.08. The provisions of this Section 11.16 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the L/C Issuers, and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the L/C Issuers and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 11.16    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.16 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.16, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.16 shall remain in full force and effect until the payment in full and discharge of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 11.16 constitute, and this Section 11.16 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 11.17    Certain Dutch Guarantors. The obligations under this Article XI of any Guarantor incorporated in The Netherlands shall not include any obligation which if incurred would constitute the provision of unlawful financial assistance within the meaning of Section 2:98(c) of the Dutch Civil Code.

(151)

Section 11.18    Specific Limitations for Swedish Guarantors. Notwithstanding anything set out to the contrary in this Agreement or any other Loan Document, the obligations and liabilities of any Swedish Guarantor under this Agreement shall be limited, if (and only if) required by an application of the provisions of the Swedish Companies Act, as amended, regulating prohibited loans and guarantees and distribution of assets and also taking into account any other security granted and/or guarantee given by any Swedish Guarantor subject to the corresponding limitation, and it is understood that the obligations of any Swedish Guarantor for such obligations and liabilities under this Agreement shall apply only to the extent permitted by the abovementioned provisions as applied together with other applicable provisions of the Swedish Companies Act, and any guarantee provided by any Swedish Guarantor hereunder shall be limited in accordance herewith.

Section 11.19    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liabilities of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

As used in this Section 11.19, the following terms shall have the meanings set forth below.

(a)           “Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

(b)           “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

(c)           “Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

(d)           “Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

(152)

(e)           “UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

(f)            “UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

(g)            “Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 11.20    Specific Limitations for Finnish Guarantors. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the obligations and liabilities of each Guarantor incorporated under the laws of Finland shall be limited if, and only to the extent, required by the mandatory provisions of the Finnish Companies Act (Fi: osakeyhtiölaki 624/2006, as amended, the “Finnish Companies Act”) regulating (i) unlawful financial assistance, as provided in Chapter 13, Section 10 of the Finnish Companies Act or (ii) distribution of assets, as provided in Chapter 13, Section 1 of the Finnish Companies Act.

(153)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRINSEO LUXCO S.À R.L,

as Holdings

By:	/s/ David Stasse
Name: David Stasse
Title: Manager

[Signature Page to OpCo DIP Credit Agreement]

TRINSEO HOLDING S.À R.L.,
as Lead Borrower

By:	/s/ David Stasse
Name: David Stasse
Title: Manager

[Signature Page to OpCo DIP Credit Agreement]

TRINSEO MATERIALS FINANCE, INC.,
as Co-Borrower

By:	/s/ David Stasse
Name: David Stasse
Title: Executive Vice President and Chief Financial Officer

[Signature Page to OpCo DIP Credit Agreement]

TRINSEO US HOLDING, INC.,
as Guarantor

By:	/s/ David Stasse
Name: David Stasse
Title: Executive Vice President and Chief Financial Officer

[Signature Page to OpCo DIP Credit Agreement]

TRINSEO LLC,
as Guarantor

By:	/s/ David Stasse
Name: David Stasse
Title: Executive Vice President and Chief Financial Officer

[Signature Page to OpCo DIP Credit Agreement]

TRINSEO INTERNATIONAL HOLDING LLC,
as Guarantor

By:	/s/ David Stasse
Name: David Stasse
Title: Executive Vice President and Chief Financial Officer

[Signature Page to OpCo DIP Credit Agreement]

TRINSEO (HONG KONG) LIMITED,
as Guarantor

By:	/s/ David Stasse
Name: David Stasse
Title: Authorized Signatory

[Signature Page to OpCo DIP Credit Agreement]

TRINSEO HOLDINGS ASIA PTE. LTD.,
as Guarantor

By:	/s/ David Stasse
Name: David Stasse
Title: Authorized Signatory

[Signature Page to OpCo DIP Credit Agreement]

TRINSEO IRELAND GLOBAL IHB LIMITED COMPANY,
as Guarantor

By:	/s/ David Stasse
Name: David Stasse
Title: Authorized Signatory

[Signature Page to OpCo DIP Credit Agreement]

TRINSEO SERVICES IRELAND LIMITED,
as Guarantor

By:	/s/ David Stasse
Name: David Stasse
Title: Authorized Signatory

[Signature Page to OpCo DIP Credit Agreement]

TRINSEO NETHERLANDS B.V.,
as Guarantor

By:	/s/ David Stasse
Name: David Stasse
Title: Authorized Signatory

[Signature Page to OpCo DIP Credit Agreement]

TRINSEO HOLDING B.V.,
as Guarantor

By:	/s/ David Stasse
Name: David Stasse
Title: Authorized Signatory

[Signature Page to OpCo DIP Credit Agreement]

HEATHLAND B.V.,
as Guarantor

By:	/s/ David Stasse
Name: David Stasse
Title: Authorized Signatory

[Signature Page to OpCo DIP Credit Agreement]

TRINSEO SUOMI OY,
as Guarantor

By:	/s/ David Stasse
Name: David Stasse
Title: Authorized Signatory

[Signature Page to OpCo DIP Credit Agreement]

TRINSEO SVERIGE AB,
as Guarantor

By:	/s/ David Stasse
Name: David Stasse
Title: Authorized Signatory

[Signature Page to OpCo DIP Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent and Collateral Agent

By:	/s/ Phillip Tancorra
Name: Philip Tancorra
Title: Director

By:	/s/ Philip Saliba
Name: Philip Saliba
Title: Managing Director

[Signature Page to OpCo DIP Credit Agreement]

[Lender Signatures on file with Administrative Agent]